Filed Pursuant to Rule 424(b)(3)
Registration No. 333-284022

PROSPECTUS

7,041,309 shares of Common Stock

This prospectus covers the offer and resale from time to time of up to an aggregate of 7,041,309 shares (the “Resale Shares”) of our common stock, par value $0.0001 per share (the “Common Stock”), of which 3,892,274 are issued and outstanding (the “Shares”) and 3,149,035 shares (the “Warrant Shares”) are issuable upon the exercise of pre-funded warrants to purchase shares of Common Stock by the selling stockholders named herein, together with any additional selling stockholders listed in a prospectus supplement (together with any of such stockholders’ transferees, pledgees, donees or successors).

We are registering the offer and sale of the Resale Shares from time to time by the selling stockholders to satisfy the registration rights they were granted in connection with the issuance of the Resale Shares and pre-funded warrants to purchase Resale Shares (the “Pre-Funded Warrants”) which were sold to the selling stockholders in a private placement (the “Private Placement”) which closed on November 26, 2024 (the “Closing Date”). We are not selling any Resale Shares and will not receive any proceeds from the sale of the Resale Shares by the selling stockholders.

Sales of the Resale Shares by the selling stockholders may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The selling stockholders may sell the Resale Shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the Resale Shares, or both.

We are paying the cost of registering the Resale Shares as well as various related expenses. The selling stockholders are responsible for all selling commissions, transfer taxes and other costs related to the offer and sale of their Resale Shares. See “Plan of Distribution” for more information about how the selling stockholders may sell or dispose of their Resale Shares.

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “CDTX.” On December 30, 2024, the last reported sale price of our Common Stock was $25.25 per share.

Investing in our Common Stock involves a high degree of risk. Before making an investment decision, please read the information under “Risk Factors” on page 4 of this prospectus and under similar headings in any amendment or supplement to this prospectus or in any filing with the Securities and Exchange Commission that is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 31, 2024.

EXPLANATORY NOTE

On April 24, 2024, us and Napp Pharmaceutical Group Limited (“Napp”), an affiliate of Mundipharma Medical Company (“Mundipharma”), entered into an Asset Purchase Agreement (the “Napp Purchase Agreement”) pursuant to which we sold to Napp all of our rezafungin assets and related contracts. We completed all conditions of the sale on April 24, 2024. We determined that the sale of rezafungin represented a strategic shift that will have a major effect on our operations and financial results. Accordingly, the sale of rezafungin is classified as discontinued operations. Due to such determination, we have included in this Registration Statement on Form S-1, recast financial statements for the years ended December 31, 2023 and 2022 as well as for the nine month periods ending September 30, 2024 and 2023 and an updated Management’s Discussion and Analysis of Financial Condition and Result of Operations. In addition, on April 23, 2024, effected the approved 1-for-20 reverse stock split of our shares of common stock (the “Reverse Stock Split”). All references in this Registration Statement on Form S-1 to number of common shares, price per share and weighted average number of shares outstanding have been adjusted to reflect the Reverse Stock Split on a retroactive basis.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”). Under this registration statement, the selling stockholders may sell from time to time in one or more offerings the shares of Common Stock described in this prospectus or otherwise as described under “Plan of Distribution”.

We have not, and the selling stockholders have not, authorized anyone to provide you with information other than the information that we have provided or incorporated by reference in this prospectus and your reliance on any unauthorized information or representation is at your own risk. This prospectus may be used only in jurisdictions where offers and sales of these securities are permitted. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, or any sale of our Common Stock. Our business, financial condition and results of operations may have changed since those dates.

Unless otherwise stated, all references in this prospectus to “we,” “us,” “our,” “Cidara,” the “Company” and similar designations refer to Cidara Therapeutics, Inc. This prospectus contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any applicable prospectus supplement or free writing prospectus, including the documents that we incorporate by reference herein and therein, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions (including their use in the negative) intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. As such, our actual results may differ significantly from those expressed in any forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

We discuss many of these risks in greater detail under the “Risk Factors”, “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in this prospectus and/or incorporated by reference into this prospectus from our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q for the quarterly periods ended subsequent to our filing of such Annual Report on Form 10-K, as well as any amendments thereto reflected in subsequent filings with the SEC.

Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should read this prospectus, any applicable prospectus supplement, together with the documents that we have filed with the SEC that are incorporated by reference and any free writing prospectus we have authorized for use in connection with this offering, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

INDUSTRY, MARKET AND OTHER DATA

Certain industry, market and competitive position data contained in this prospectus supplement and the information incorporated by reference herein relate to or are based on industry studies, research, publications, surveys and other data obtained from third-party sources and our own internal estimates and research. While we believe these third-party studies, research, publications, surveys and other data to be reliable as of the date of this prospectus supplement and based on reasonable assumptions, we have not independently verified, and make no representations as to the adequacy, fairness, accuracy or completeness of, any information obtained from third-party sources, and all such data involve risks and uncertainties and are subject to change based on various factors. Internal estimates are derived from publicly available information released by industry analysts and third-party sources, our internal research and our industry experience, and are based on assumptions made by us based on such data and our knowledge of the industry and market, which we believe to be reasonable.

PROSPECTUS SUMMARY

This summary highlights certain information about us, the Private Placement (as defined below) and selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before making an investment decision. For a more complete understanding of our company, you should read and consider carefully the more detailed information included or incorporated by reference in this prospectus and any applicable prospectus supplement, including the factors described under the heading “Risk Factors” on page 4 of this prospectus, as well as the information incorporated herein by reference, before making an investment decision.

Overview

We are a biotechnology company using our proprietary Cloudbreak® platform to develop drug-Fc conjugate (“DFC”) immunotherapies designed to save lives and improve the standard of care for patients facing serious diseases.

Our lead clinical-stage asset is CD388, a DFC intended for influenza prophylaxis, which we discovered and advanced to the clinic under a partnership with J&J Innovative Medicine, previously Janssen Pharmaceuticals, Inc., one of the Janssen Pharmaceutical Companies of Johnson & Johnson (“Janssen”). To date, we have completed two Phase 1 studies and one Phase 2a study of CD388 under our prior license and collaboration agreement we entered into with Janssen in March 2021 (the “Janssen Collaboration Agreement”). In 2023, as part of a prioritization of its research and development (“R&D”) business, Janssen disclosed its intention to discontinue internal development of multiple product candidates in its infectious disease pipeline, including CD388. Through a competitive process, we reacquired all rights to develop and commercialize CD388 by executing a license and technology transfer agreement with Janssen (the “Janssen License Agreement”), in April 2024. Under the terms of the Janssen License Agreement, we received an exclusive, worldwide, fee-bearing but royalty-free license under certain Janssen-controlled technology to develop, manufacture and commercialize compounds, including CD388.

Our sole R&D focus has now shifted to our proprietary Cloudbreak platform, which enables the development of novel DFCs that inhibit specific disease targets while simultaneously engaging the immune system. With the reacquisition of CD388, it is now our most advanced DFC program. CD388 is a highly potent antiviral designed to deliver universal prevention and treatment of seasonal and pandemic influenza.

Private Placement

On November 20, 2024, we entered into a securities purchase agreement (the “Purchase Agreement”) with the selling stockholders named in this prospectus, pursuant to which we sold and issued to the selling stockholders in a private placement (the “Private Placement”) (i) an aggregate of 3,892,274 shares of Common Stock, at a purchase price of $14.912 per share, and (ii) in lieu of shares of Common Stock to certain selling stockholders, Pre-Funded Warrants to purchase up to an aggregate of 3,149,035 shares of Common Stock at a purchase price of $14.9119 per Pre-Funded Warrant (representing the $14.912 per share purchase price less the exercise price of $0.0001 per Warrant Share). The Pre-Funded Warrants are exercisable at any time after their original issuance and will not expire.

RBC Capital Markets, LLC acted as the sole placement agent for the Private Placement. Guggenheim Securities, LLC acted as our financial advisor.

The Private Placement closed on November 26, 2024 (the “Closing Date”). We received aggregate gross proceeds from the Private Placement of approximately $105.0 million, before deducting estimated offering expenses payable by us.

The Pre-Funded Warrants issued in the Private Placement provide that the holder of the Pre-Funded Warrants will not have the right to exercise any portion of its Pre-Funded Warrants if such holder, together with its affiliates, would beneficially own in excess of 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise (the “Beneficial Ownership Limitation”); provided, however, that the holder may increase or decrease the Beneficial Ownership Limitation by giving 61 days’ notice to us, but not to any percentage in excess of 19.99%.

In connection with the Private Placement, we entered into a registration rights agreement (the “Registration Rights Agreement”) with the selling stockholders named in this prospectus, pursuant to which we agreed to file a registration statement covering the resale of the Shares and the Warrant Shares by no later than December 23, 2024 (the “Filing Deadline”). We agreed to use commercially reasonable efforts to cause such registration statement to become effective as soon as practicable, but in any event no later than the earlier of (i) the 90th calendar day following the Closing Date (or the 120th calendar day following the Closing Date if the SEC notifies us that it will “review” the registration statement) and (ii) the 5th business day after we are notified by the SEC that the registration statement will not be “reviewed” or will not be subject to further review. We also agreed to use commercially reasonable efforts to keep such registration statement effective until the date the Shares and the Warrant Shares covered by such registration statement have been sold or may be resold pursuant to Rule 144 without restriction.

For more information regarding the Private Placement, see our Current Report on Form 8-K filed with the SEC on November 26, 2024 and incorporated herein by reference.

Corporate Information

We were incorporated in Delaware as K2 Therapeutics, Inc. in December 2012. In July 2014, we changed our name to Cidara Therapeutics, Inc. Our principal executive offices are located at 6310 Nancy Ridge Drive, Suite 101, San Diego, California 92121, and our telephone number is (858) 752-6170.

We formed wholly-owned subsidiaries, Cidara Therapeutics UK Limited, in England, and Cidara Therapeutics (Ireland) Limited, in Ireland, in March 2016 and October 2018, respectively, for the purpose of developing our product candidates in Europe. Our corporate website address is www.cidara.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Implications of Being a Smaller Reporting Company

We qualify as a “smaller reporting company” and accordingly may provide less public disclosure than larger public companies, including the inclusion of only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations disclosure. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

The Offering

Common Stock offered by the selling stockholders	7,041,309 shares of Common Stock, consisting of (i) 3,892,274 Shares and (ii) 3,149,035 Warrant Shares issuable upon the exercise of the Pre-Funded Warrants, all of which were issued by us in the Private Placement pursuant to the Purchase Agreement.

Terms of the offering	Each selling stockholder will determine when and how it will sell the Common Stock offered in this prospectus, as described in “Plan of Distribution.”

Use of proceeds	We will not receive any proceeds from the sale of the shares of Common Stock covered by this prospectus.

Risk Factors	See “Risk Factors” on page 4 for a discussion of factors you should carefully consider before deciding to invest in our Common Stock.

Nasdaq Capital Market symbol	CDTX

The selling stockholders named in this prospectus may offer and sell up to 7,041,309 shares of Common Stock. Our Common Stock is currently listed on The Nasdaq Capital Market under the symbol “CDTX.” Shares of our Common Stock that may be offered under this prospectus will be fully paid and non-assessable. We will not receive any of the proceeds of sales by the selling stockholders of any of the Common Stock covered by this prospectus. We will, however, receive the exercise price of $0.0001 per share of the Pre-Funded Warrants exercised for cash. Throughout this prospectus, when we refer to the shares of our Common Stock being registered on behalf of the selling stockholders for offer and resale, we are referring to the Shares and Warrant Shares issuable upon exercise of the Pre-Funded Warrants that were issued to the selling stockholders in the Private Placement as described above. When we refer to the selling stockholders in this prospectus, we are referring to the selling stockholders identified in this prospectus and, as applicable, their permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described in the sections entitled “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the SEC, which are incorporated herein by reference, as well any amendment or updates to our risk factors reflected in subsequent filings with the SEC, including any applicable prospectus supplement. Our business, financial condition, results of operations or prospects could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned elsewhere in this prospectus. For more information, see the section entitled “Where You Can Find More Information.” Please also read carefully the section entitled “Special Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

We will not receive any of the proceeds from the sale or other disposition of shares of our Common Stock held by the selling stockholders pursuant to this prospectus. The selling stockholders will receive all of the proceeds from the sale of shares of Common Stock hereunder. Upon any exercise of the Pre-Funded Warrants for cash, the applicable selling stockholder would pay us the nominal $0.0001 per share exercise price set forth in the Pre-Funded Warrants.

We will bear the out-of-pocket costs, expenses and fees incurred in connection with the registration of shares of our Common Stock to be sold by the selling stockholders pursuant to this prospectus. Other than registration expenses, the selling stockholders will bear underwriting discounts, commissions, placement agent fees or other similar expenses payable with respect to sales of shares of our Common Stock.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. In addition, any future debt instruments may materially restrict our ability to pay dividends on our common stock. Any future determination related to dividend policy will be made at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements, tax considerations, legal or contractual restrictions, business prospects, the requirements of current or then-existing debt instruments, general economic conditions and other factors our board of directors may deem relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our audited consolidated financial statements and unaudited interim condensed consolidated financial statements and related notes included elsewhere in this prospectus. The results of operations for the years ended December 31, 2023 and 2022 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The results of operations for the nine months ended September 30, 2024 and 2023 have been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. In addition to our historical consolidated financial information, this discussion contains forward-looking statements based upon current expectations that involve risks, uncertainties, and assumptions. Our actual results could differ materially from those described in or implied by these forward-looking statements as a result of various factors, including those set forth under the section titled “Risk factors” and elsewhere in this prospectus.

OVERVIEW

We are a biotechnology company using our proprietary Cloudbreak platform to develop DFC immunotherapies designed to save lives and improve the standard of care for patients facing serious diseases.

Our lead clinical-stage asset is CD388, a DFC intended for influenza prophylaxis, which we discovered and advanced to the clinic under a partnership with Janssen. To date, we have completed two Phase 1 studies and one Phase 2a study of CD388 under the Janssen Collaboration Agreement. In 2023, as part of a prioritization of its R&D business, Janssen disclosed its intention to discontinue internal development of multiple product candidates in its infectious disease pipeline, including CD388. Through a competitive process, we reacquired all rights to develop and commercialize CD388 by executing the Janssen License Agreement, in April 2024. Under the terms of the Janssen License Agreement, we received an exclusive, worldwide, fee-bearing but royalty-free license under certain Janssen-controlled technology to develop, manufacture and commercialize compounds, including CD388.

Concurrent with the CD388 reacquisition, we closed a private placement (the “Series A Private Placement”), led by RA Capital Management, with significant participation from Bain Capital Life Sciences, Biotech Value Fund (“BVF”) and Canaan Partners. The Series A Private Placement provided $240.0 million in gross proceeds, of which we used $85.0 million to fund the upfront payment under the Janssen License Agreement. The remainder of the gross proceeds of $155.0 million will be utilized to develop CD388 as a universal preventative against seasonal and pandemic influenza A and B, beginning with the CD388 Phase 2b NAVIGATE study that we initiated in September 2024. We believe the reacquisition of CD388 is transformational for Cidara and potentially for those who could benefit from a long-acting, universal preventative against known forms of influenza.

In addition, in April 2024 we simultaneously divested rezafungin, our sole non-Cloudbreak asset, to enable us to focus our resources on our core technology. We entered into the Napp Purchase Agreement with Napp, an affiliate of Mundipharma, our licensee for the asset in all territories other than the U.S. and Japan, pursuant to which we sold to Napp all of our rezafungin assets, including our right to receive future milestones and royalties under the Melinta License Agreement, and the Mundipharma Collaboration Agreement. We estimate that we will achieve approximately $128.0 million in cost savings over the patent life of rezafungin.

Following these transactions, our sole research and development (“R&D”) focus has now shifted to our proprietary Cloudbreak platform, which enables the development of novel DFCs that inhibit specific disease targets while simultaneously engaging the immune system. With the reacquisition of CD388, it is now our most advanced DFC program. CD388 is a highly potent antiviral designed to deliver universal prevention and treatment of seasonal and pandemic influenza.

Private Placement

On November 20, 2024, we entered into the Purchase Agreement with the selling stockholders named in this prospectus, pursuant to which we sold and issued to the selling stockholders in the Private Placement (i) an aggregate of 3,892,274 shares of Common Stock, at a purchase price of $14.912 per share, and (ii) in lieu of shares of Common Stock to certain selling stockholders, Pre-Funded Warrants to purchase up to an aggregate of 3,149,035 shares of Common Stock at a purchase price of $14.9119 per Pre-Funded Warrant (representing the $14.912 per share purchase price less the exercise price of $0.0001 per Warrant Share). The Pre-Funded Warrants are exercisable at any time after their original issuance and will not expire.

We received aggregate gross proceeds from the Private Placement of approximately $105.0 million, before deducting estimated offering expenses payable by us.

Cloudbreak Platform

We believe our Cloudbreak platform has the potential to offer a fundamentally new approach to treat and prevent serious diseases such as viral infections and solid tumors, by developing product candidates designed to provide potent disease targeting activity and immune system engagement in a single long-acting molecule. Because serious disease often results when a pathogen or cancer cell evades or overcomes the host immune system, our Cloudbreak DFC candidates are designed to counter diseases in two ways: prevention of disease proliferation and immune evasion by directly targeting and, where applicable, by focusing the immune system on a pathogen or infected cell. We believe this is a potentially transformative approach, distinct from current therapies, including antibody drug conjugates (“ADCs”) monoclonal or multi-specific antibodies and vaccines.

In addition, DFCs are designed to have several advantages, including:

•	Multivalent binding which has the potential to increase potency;

•	Ability to engage different targets to serve as a “drug cocktail” in a single molecule, which may improve response to treatment and prevention; and

•	Potential advantages over vaccines irrespective of the immune status of patients.

DFCs are fundamentally different from ADCs: DFCs are biologically stable drug-Fc conjugates designed to engage extracellular targets, while ADCs are designed to enter target cells to deliver and release cytotoxic small molecule drugs. In contrast to ADCs and monoclonal antibodies, DFCs are smaller, providing the potential for better tissue penetration and targeting multiple sites. Unlike small molecules, we believe DFC optimization can be focused primarily on potency.

Our lead Cloudbreak candidate for the prevention of influenza is CD388, a highly potent antiviral designed to deliver universal prevention and treatment of seasonal and pandemic influenza. Our lead oncology DFC is CBO421, a development candidate targeting CD73 for the treatment of solid tumors, which received investigational new drug application (“IND”) clearance in July 2024. We do not plan to initiate clinical trials for any oncology product candidates at this time but continue business development discussions for our oncology DFC programs, including CBO421.

Cloudbreak Influenza Program

We have completed two Phase 1 studies and one Phase 2a study of CD388, our influenza DFC:

•

A randomized, double-blind, dose-escalation Phase 1 study to determine the safety, tolerability and pharmacokinetics of intramuscular and subcutaneous administration of CD388 in healthy subjects (NCT05285137);

•	A separate Phase 1 Japanese bridging study (NCT05619536); and

•	A Phase 2a study (NCT05523089) to evaluate the pre-exposure prophylactic activity of CD388 against influenza.

We initiated the CD388 Phase 2b NAVIGATE study in September 2024.

In December 2022, we received the first U.S. patent for CD388. The patent includes claims directed to the composition of matter of CD388. The patent is projected to expire in 2039 plus any available patent term extension.

In June 2023, the U.S. Food and Drug Administration (“FDA”) granted Fast Track designation to CD388 for the prevention of influenza A and B infection in adults who are at high risk of influenza complications due to underlying immunodeficiency and may not mount an adequate response to influenza vaccine or are at high risk of severe influenza despite influenza vaccination, including those for whom vaccines are contraindicated. Fast Track designation aims to facilitate the development and expedite the review of drugs to treat serious conditions with unmet medical needs. The purpose is to get important new drugs to patients earlier. Companies that are granted this designation are given the opportunity for more frequent interactions with the FDA, and, if relevant criteria are met, eligibility for Priority Review.

Final CD388 Phase 1 and Phase 2a Results

On September 21, 2023, we announced efficacy and safety data from our Phase 1 and Phase 2a studies evaluating the pre-exposure prophylactic activity of CD388 against an H3N2 influenza A virus strain.

CD388 was well-tolerated up to 900 milligrams (“mg”) (maximum dose tested):

In total, 108 subjects were dosed in our Phase 1 and Phase 2a studies, 84 of which were dosed subcutaneously (“SQ”) and 24 were dosed intramuscularly (“IM”).

Percent of SQ CD388 or Placebo Treatment Related Adverse Events in Phase 1 and Phase 2a studies
	First in Human Study (Phase 1)	Japanese Bridging Study (Phase 1)	Human Challenge Study (Phase 2a)
Dose	CD388 N=8/dose; Placebo N=12	CD388 N=7*/dose; Placebo N=6	50mg N=2; 150mg N=28; Placebo N=29
Placebo	33.3	16.7	—
50 mg	62.5	28.6	—
150 mg	12.5	12.5	—
450 mg	—	—	N/A
900 mg	25.0	N/A	N/A

Safety Summary:

•	No treatment-emergent serious adverse events (“SAEs”) and no discontinuation of study drug or withdrawals due to safety findings.

•	No consistent adverse event (“AE”) patterns.

•	No hypersensitivity reactions.

•	Most treatment-emergent adverse events (“TEAEs”) were Grade 1 (90%), few Grade 2, all resolved.

•	Incidence of TEAE not dose-dependent.

•	Few injection site events (pain, IM, route mainly), Grade 1, all resolved spontaneously.

•	No clinically relevant electrocardiogram (“ECG”) vital signs or physical exam abnormalities.

* 150mg N=8

First in Human - single CD388 dose of 150 mg to 450 mg potentially provides seasonal coverage:

Differentiation between doses expected near the end of the flu season

Mean (SD) CD388 Plasma Concentration (µg/mL)
100
10
1
0.1
150 mg
450 mg
Target minimum efficacious concentration (1 µg/mL)
0
4
8
12
16
20
24
Time (Weeks)

Data from First in Human Study (N=8 per arm)

CD388 demonstrated protection in Phase 2a Human Challenge Model:

The Phase 2a prophylactic efficacy results are based on 56 subjects enrolled in the trial, with 28 subjects receiving a single dose of CD388 (150 mg) and 28 subjects receiving a placebo.

	Placebo (n=28)		CD388 150 mg (n=28)		P-value
Quantitative reverse transcriptase polymerase chain reaction (“qRT-PCR”) confirmed influenza infection *	14	(50%)	6	(21%)	0.0248
qRT-PCR confirmed symptomatic influenza infection **	9	(32%)	4	(14%)	0.1023
qRT-PCR confirmed moderately to severe symptomatic influenza infection ***	7	(25%)	3	(11%)	0.1477

*RT-PCR-confirmed influenza infection: two quantifiable (≥ lower limit of quantification (“LLOQ”)) qRT-PCR measurements (reported on two or more independent samples over two days), from Day 1 (pm) up to Day 8 (am).

**RT-PCR-confirmed symptomatic influenza infection: RT-PCR-confirmed influenza infection (two quantifiable (≥LLOQ) qRT-PCR measurements (reported on two or more independent samples over two days)), from Day 1 (pm) up to Day 8 (am), and symptoms ≥2 at a single time point.

***RT-PCR-confirmed moderate to severe symptomatic influenza infection: RT-PCR confirmed influenza infection (two quantifiable (≥LLOQ) qRT-PCR measurements (reported on two or more independent samples over two days)), from Day 1 (pm) up to Day 8 (am), and any symptoms of grade ≥2 at a single time point.

As shown above, despite the small sample size in this analysis, a decrease in viral replication in the upper respiratory tract and influenza infection was observed in participants receiving a single dose of CD388 when compared to placebo. No treatment emergent adverse events leading to study discontinuation or SAEs were reported in the analysis. All participants included in the analysis received either CD388 or placebo and were then challenged with influenza five days later.

Viral culture data from Phase 2a Human Challenge Study confirmed efficacy seen in early analyses:

CD388 Phase 2a and Phase 1 Data Presentations at 34th European Society of Clinical Microbiology and Infectious Diseases (ESCMID) conference:

In April 2024, we presented data from the Phase 2a study of CD388 in various poster presentations at the 34th ESCMID conference. The first presentation showed CD388 was well-tolerated and demonstrated statistically significant antiviral effects when administered as a single subcutaneous dose in healthy volunteers challenged with influenza. The second presentation highlighted data from a Phase 1 single ascending dose study of CD388 which showed the drug has an extended half-life of 6-8 weeks. These data underscore the potential of CD388 to provide patients with seasonal influenza prevention.

CD388 Phase 2a and Phase 1 Data Presentations at the Options XII conference:

In October 2024, we presented data from the Phase 2a study and the two Phase 1 studies. The first presentation was an oral presentation and showed the comprehensive safety data from all completed studies in the CD388 development program, demonstrating that CD388 appears to be well-tolerated at single doses up to 900 mg and repeat doses up to 450 mg. The second presentation was a poster presentation of the Phase 1 Japanese Bridging study that demonstrated that the pharmacokinetics of CD388 were similar between Japanese and Western participants and required no dose changes.

CD388 Phase 2a and Phase 1 Data Presentations at the ID Week conference:

In October 2024, we presented additional data from the Phase 2a study and the Phase 1 First-in-Human study. The first presentation was an oral presentation that showed that among those participants who had serology confirmation of influenza infection in the Phase 2a study that the rates of symptomatic clinical influenza and viral load AUC were significantly lower for CD388 participants versus placebo participants. The second presentation was a poster presentation that showed comprehensive safety and pharmacokinetic data from the First-in-Human Phase 1 study. This poster demonstrated that a single dose of CD388 should be sufficient to last through an entire influenza season and the lack of hypersensitivity or anti-drug antibodies with repeat dosing of CD388.

CD388 Phase 2b NAVIGATE Study Timeline

We initiated the CD388 Phase 2b NAVIGATE study during the current Northern Hemisphere influenza season, with dosing of the first subjects on September 20, 2024. The CD388 Phase 2b NAVIGATE study is a randomized, double-blinded, controlled trial with single doses of CD388 or placebo administered at the beginning of the influenza season with subjects followed for the influenza season to monitor for breakthrough cases of influenza. The primary endpoint of this study will compare the rates of laboratory-confirmed clinical influenza between different single dose levels of CD388 and placebo over an influenza season. The patient population in this study will be healthy adults who have not received an influenza vaccination for the upcoming season. In December 2024, we announced that we had reached full planned enrollment of at least 5,000 subjects across clinical trial sites in the United States and United Kingdom. Topline data is expected in the third quarter of 2025.

Cloudbreak Oncology Programs

We have expanded the Cloudbreak platform beyond infectious diseases, to discover and develop highly potent DFCs that can target single or multiple immune checkpoint pathways for the treatment of solid tumors.

Immune checkpoint antagonists have generated durable responses in cancers with improved side effect profiles compared to conventional chemotherapy. However, improved outcomes from existing therapies have been limited to a small subset of patients. To broaden the response rate to more patients, targeting additional mechanisms of tumor immune evasion will be critical.

Using Cloudbreak, we seek to develop a new generation of immunotherapies targeting the tumor microenvironment. Our lead oncology DFC candidate, CBO421, is a highly differentiated CD73 inhibitor that combines the strengths of small molecules and monoclonal antibodies targeting CD73. CBO421 targets CD73 in the adenosine pathway, which contributes to immune evasion in solid cancers by flooding the tumor microenvironment with adenosine, a potent immune cell suppressor. The CD73 pathway is clinically validated in early/mid-stage clinical studies to reduce tumor growth in combination with PD-1/ PD-L1 inhibitors in disease areas that do not historically respond to checkpoint inhibition alone, such as triple negative breast cancer (“TNBC”) and other solid tumors. As a monotherapy and in combination with PD-1 inhibitors, CBO421 has demonstrated activity and formation of immunologic memory in multiple murine tumor models, along with differentiated activity in T-cell reactivation assays and tumor penetration compared with the most advanced CD73 antibody therapeutics in clinical development. CBO421 received IND clearance in July 2024.

Cloudbreak Oncology Pipeline:

We do not plan to initiate clinical trials for any oncology product candidates at this time but continue business development discussions for our oncology DFC programs, including CBO421.

Compliance with Nasdaq Listing Requirements and Reverse Stock Split

Our common stock is listed on The Nasdaq Capital Market, which has as one of its continued listing requirements a minimum bid price of at least $1.00 per share (the “Minimum Bid Price Requirement”). On November 9, 2023, we received a notification letter (the “Notice”), from the Listing Qualification Staff (the “Staff”), of The Nasdaq Stock Market LLC (“Nasdaq”), advising us that for 30 consecutive trading days preceding November 6, 2023, the bid price of our common stock had closed below the Minimum Bid Price Requirement. As a result of the Nasdaq Hearings Panel (“the Panel”), imposing the previously disclosed Panel Monitor on us until November 9, 2023 pursuant to the February 9, 2023 Hearings Decision of the Panel, we were not eligible for a compliance period and the Staff notified us that this matter served as a basis for delisting our securities from The Nasdaq Capital Market.

On November 16, 2023, we requested a hearing before the Panel, which stayed any delisting action in connection with the Notice and allowed the continued listing of our common stock on The Nasdaq Capital Market until the Panel renders a decision subsequent to the hearing. On January 12, 2024, we submitted a pre-hearing submission in which we presented a plan to regain compliance with the Minimum Bid Price Requirement and request that the Panel allow us additional time within which to regain compliance.

The hearing was conducted on February 1, 2024, and on February 8, 2024, the Panel granted our request for continued listing on The Nasdaq Capital Market, pursuant to an extension, through May 7, 2024, to regain compliance with the Minimum Bid Price Requirement. The extension is subject to certain specified conditions and our submission of certain interim updates to the Panel.

At our special meeting of stockholders held on April 4, 2024, our stockholders approved a proposal to (i) amend our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our outstanding common stock at a ratio in the range of 1-for-10 to 1-for-30, inclusive; and (ii) if and only if the reverse stock split is approved and implemented, a reduction in the number of authorized shares of common stock, at a ratio that is equal to half of the reverse stock split ratio, with such ratio to be determined in the discretion of our board of directors and with such reverse stock split to be effected at such time and date, if at all, as determined by our board of directors in its sole discretion.

On April 12, 2024, our board of directors approved a reverse stock split of all outstanding shares of our common stock at a ratio of 1-for-20 (the “Reverse Stock Split”). Our board of directors also approved a reduction in the number of authorized shares of common stock, at a ratio that is equal to half of the Reverse Stock Split ratio. On April 22, 2024, we filed with the Secretary of State of the State of Delaware a Certificate of Amendment of our Amended and Restated Certificate of Incorporation (the “Charter Amendment”) to effect the Reverse Stock Split. The Charter Amendment became effective at 5:00 p.m. Eastern Time on April 23, 2024. Our common stock began trading on The Nasdaq Capital Market on a split-adjusted basis when the market opened on April 24, 2024 under a new CUSIP number (171757206).

On May 14, 2024, we received a letter from the Staff notifying us that we had regained compliance with Nasdaq’s requirements for continued listing. In addition, the Panel imposed a discretionary Panel monitor until May 14, 2025, such that if we fail to maintain compliance with any continued listing requirement during such period, the Staff will issue a delist determination letter and we will promptly schedule a new hearing before the Panel to address such noncompliance.

Impact of Macroeconomic Conditions

Our business is subject to various trends, events or uncertainties that are reasonably likely to cause our reported financial information not to be necessarily indicative of future operating results or of future financial condition. We may be impacted by broader macroeconomic conditions, including global pandemics, high inflation, bank failures, labor shortages, supply chain disruptions, recession risks, the recent presidential election in the U.S. and potential disruptions from the ongoing Russia-Ukraine conflict and related sanctions and the active conflicts in the Middle East. The stock market, and in particular the market for pharmaceutical and biotechnology company stocks, has recently experienced significant decreases in value. This volatility and valuation decline have affected the market prices of securities issued by many companies, often for reasons unrelated to their operating performance.

Common Stock Equivalents Outstanding

As of September 30, 2024, we had 7,046,633 shares of common stock outstanding, 204,725 shares of Series A Convertible Voting Preferred Stock outstanding, which are convertible into 14,330,750 shares of common stock, and 2,104,472 shares of Series X Convertible Preferred Stock outstanding, which are convertible into 1,052,236 shares of common stock, for a total of 22,429,619 shares of common stock equivalents outstanding.

Liquidity Overview

We have a limited operating history and the sales and income potential of our business and market are unproven. We have experienced net losses and negative cash flows from operating activities since our inception. As of September 30, 2024 and December 31, 2023, we had an accumulated deficit of $559.0 million and $441.4 million, respectively. We expect to continue to incur net losses into the foreseeable future. Successful transition to attaining profitable operations is dependent upon achieving a level of revenues adequate to support our cost structure.

At September 30, 2024, we had cash and cash equivalents of $127.4 million, which we expect, together with the $105.0 million gross proceeds from the Private Placement, will provide sufficient liquidity for a period of at least one year following the date that our audited consolidated financial statements and unaudited interim condensed consolidated financial statements are issued as part of this Registration Statement on Form S-1.

Our ability to execute our current business plan depends on our ability to obtain additional funding through equity offerings, debt financings, other third-party funding, or potential licensing or collaboration arrangements. We may not be able to raise additional funding on terms acceptable to us, or at all, and any failure to raise funds as and when needed will compromise our ability to execute on our business plan.

We plan to continue to fund our losses from operations through cash and cash equivalents on hand, as well as through future equity offerings, debt financings, other third-party funding, or potential licensing or collaboration arrangements. There can be no assurance that additional funds will be available when needed from any source or, if available, will be available on terms that are acceptable to us. Even if we raise additional capital, we may also be required to modify, delay or abandon some of our plans which could have a material adverse effect on our business, operating results and financial condition and our ability to achieve our intended business objectives. Any of these actions could materially harm our business, results of operations and future prospects.

FINANCIAL OPERATIONS OVERVIEW

Revenues

We have generated all of our revenues from our strategic partnership with Janssen. In the future, we may generate revenue from a combination of license fees and other upfront payments, other funded R&D agreements, milestone payments, product sales, government and other third-party funding and royalties in connection with strategic alliances. We expect that any revenue we generate will fluctuate from quarter-to-quarter as a result of the timing of our achievement of nonclinical, clinical, regulatory and commercialization milestones, the timing and amount of payments relating to such milestones and the extent to which our products are approved and successfully commercialized.

If we are unable to fund our development costs or we are unable to develop product candidates in a timely manner or obtain regulatory approval for them, our ability to generate future revenues and our results of operations and financial position would be adversely affected.

Acquired In-process Research and Development Expenses

Acquired in-process research and development (“IPR&D”), expenses include consideration for the purchase of IPR&D through asset acquisitions and license agreements as well as payments made in connection with asset acquisitions and license agreements upon the achievement of development milestones.

We evaluate license agreements for IPR&D projects to determine if it meets the definition of a business and thus should be accounted for as a business combination. If the license agreement for IPR&D does not meet the definition of a business and the assets have not reached technological feasibility and have no alternative future use, we expense payments made under such license agreements as acquired IPR&D expense in our consolidated statements of operations and comprehensive loss. In those cases, payments for milestones achieved and payments for a product license prior to regulatory approval of the product are expensed in the period incurred. Payments made in connection with regulatory and sales-based milestones will be capitalized and amortized to cost of revenue.

Research and development expenses

Our R&D expenses have related primarily to nonclinical development of our Cloudbreak platform. R&D expenses consist of wages, benefits and stock-based compensation for R&D employees, as well as the cost of scientific consultants, facilities and overhead expenses, laboratory supplies, manufacturing expenses in preclinical development and certain manufacturing expenses before FDA approval, and nonclinical and clinical trial costs. We accrue clinical trial expenses based on work performed, which relies on estimates of total costs incurred based on patient enrollment, completion of studies or other activities within studies and other events.

R&D costs are expensed as incurred and costs incurred by third parties are expensed as the contracted work is performed. We accrue for costs incurred as the services are being provided by monitoring the status of the study or project and the invoices received from our external service providers. We adjust our accruals as actual costs become known.

We may receive potential R&D funding through a partnership from the National Institute of Allergy and Infectious Diseases. We have evaluated the terms of the grants to assess our obligations and the classification of funding received. Amounts received for funded R&D are recognized in the consolidated statements of operations and comprehensive loss as a reduction to R&D expenses over the grant period as the related costs are incurred to meet our obligations.

R&D activities are central to our business model. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of development, primarily due to the increased size and duration of later-stage clinical trials. However, it is difficult to determine with certainty the duration, costs and timing to complete our current or future nonclinical programs and clinical trials of our product candidates.

The duration, costs and timing of clinical trials and development of our product candidates will depend on a variety of factors that include, but are not limited to, the following:

•	per patient trial costs;

•	the number of patients that participate in the trials;

•	the number of sites included in the trials;

•	the countries in which the trials are conducted;

•	the length of time required to enroll eligible patients;

•	the number of doses that patients receive;

•	the drop-out or discontinuation rates of patients;

•	potential additional safety monitoring or other studies requested by regulatory authorities;

•	the duration of patient follow-up;

•	the phase of development of the product candidate; and

•	the efficacy and safety profile of the product candidates.

R&D expenses by major program or category for the nine months ended September 30, 2024 and 2023, were as follows (in thousands):

	Nine Months Ended September 30,
	2024	2023
Cloudbreak platform	$13,227	$20,370
Personnel costs	9,758	6,642
Other research and development expenses	2,020	1,741

Total research and development expenses	$25,005	$28,753

R&D expenses by major program or category for the years ended December 31, 2023 and 2022, were as follows (in thousands):

	Year ended December 31,
	2023	2022
		(As Restated)
Cloudbreak platform	25,936	20,271
Personnel costs	8,568	7,675
Other research and development expenses	2,259	2,222

Total research and development expenses	$36,763	$30,168

We typically deploy our employees, consultants and infrastructure resources across our programs. Thus, some of our R&D expenses are not attributable to an individual program but are included in other R&D expenses as shown above.

In addition, the probability of success for each product candidate will depend on numerous factors, including competition, manufacturing capability and commercial viability. We will determine which programs to pursue and how much to fund each program in response to the scientific and clinical success of each product candidate, as well as an assessment of each product candidate’s commercial potential.

Selling, general and administrative expenses

Selling, general and administrative (“SG&A”) expenses relate to selling, finance, human resources, legal and other administrative activities. SG&A expenses consist primarily of salaries and related benefits, including stock-based compensation, related to our executive, finance, legal, business development, commercial planning, and support functions. Other SG&A expenses include facility and overhead costs not otherwise included in R&D expenses, consultant expenses, travel expenses, professional fees for auditing, tax, legal, and other services.

Other income, net

Other income, net consists primarily of interest income and expense, and various income or expense items of a non-recurring nature. We earn interest income from interest-bearing accounts and money market accounts for cash and cash equivalents. Interest expense represents interest paid related to term loans, the amortization of debt issuance costs, and interest on finance lease liabilities.

Discontinued Operations

On April 24, 2024, we entered into the Napp Purchase Agreement with Napp, pursuant to which we sold to Napp all of our rezafungin assets and related contracts. We completed all conditions of the sale on April 24, 2024. We determined that the sale of rezafungin represented a strategic shift that will have a major effect on our operations and financial results. Accordingly, the sale of rezafungin is classified as discontinued operations.

We present discontinued operations when there is a disposal of a component or a group of components that represents a strategic shift that will have a major effect on operations and financial results. The results from discontinued operations of the rezafungin assets prior and subsequent to its sale are presented as net income (loss) from discontinued operations, net of income taxes, in the consolidated statements of operations and comprehensive loss for all periods presented, including the $1.8 million loss on disposal of discontinued operations recognized during the second quarter of 2024. The assets and liabilities for the rezafungin operations related activities prior and subsequent to its sale have been classified as discontinued operations and segregated for all periods presented in the consolidated balance sheets. See Note 11 to the audited consolidated financial statements and Note 9 to the unaudited interim condensed consolidated financial statements, included elsewhere in this prospectus, for additional information.

CRITICAL ACCOUNTING ESTIMATES

Our discussion and analysis of our financial condition and results of operations is based upon financial statements that we have prepared in accordance with accounting principles generally accepted in the U.S. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities as of the date of the financial statements, and the revenues and expenses incurred during the reporting periods. We believe that the estimates, judgments and assumptions are reasonable based upon information available to us at the time that these estimates, judgments and assumptions are made. To the extent there are material differences between these estimates, judgments or assumptions and actual results, our financial statements will be affected. Historically, revisions to our estimates have not resulted in a material change to our financial statements. While our significant accounting policies are more fully described in Note 2 to our consolidated financial statements contained in our Annual Report on Form 10-K, the significant accounting estimates that we believe are important to aid in fully understanding and evaluating our reported financial results include the following:

Revenue Recognition

We recognize revenue in accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers (“ASC 606”), which applies to all contracts with customers, except for elements of certain contracts that are within the scope of other standards, such as leases, insurance, collaboration arrangements and financial instruments. Under ASC 606, an entity recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration that the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the entity performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. We only apply the five-step model to contracts when it is probable that we will collect the consideration we are entitled to in exchange for the goods or service we transfer to a customer. At contract inception, once the contract is determined to be within the scope of ASC 606, we assess the goods or services promised within each contract and identify those that are performance obligations, and assess whether each promised good or service is distinct. We then recognize as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

In a contract with multiple performance obligations, we must develop estimates and assumptions that require judgment to determine the underlying stand-alone selling price for each performance obligation which determines how the transaction price is allocated among the performance obligation. The estimation of the stand-alone selling price(s) may include estimates regarding forecasted revenues or costs, development timelines, discount rates, and probabilities of technical and regulatory success. We evaluate each performance obligation to determine if it can be satisfied at a point in time or over time. Any change made to estimated progress towards completion of a performance obligation and, therefore, revenue recognized will be recorded as a change in estimate. In addition, variable consideration must be evaluated to determine if it is constrained and, therefore, excluded from the transaction price.

Collaboration Revenue

If a license to our intellectual property is determined to be distinct from the other performance obligations identified in a contract, we recognize revenues from the transaction price allocated to the license when the license is transferred to the licensee and the licensee is able to use and benefit from the license. For licenses that are bundled with other promises, we utilize judgment to assess the nature of the combined performance obligation to determine whether the combined performance obligation is satisfied over time or at a point in time and, if over time, the appropriate method of measuring progress for purposes of recognizing revenue from the allocated transaction price. We evaluate the measure of progress at each reporting period and, if necessary, adjust the measure of performance and related revenue or expense recognition as a change in estimate.

At the inception of each arrangement that includes milestone payments, we evaluate whether the milestones are considered probable of being reached. If it is probable that a significant revenue reversal would not occur, the associated milestone value is included in the transaction price. Milestone payments that are not within our or a collaboration partner’s control, such as regulatory approvals, are generally not considered probable of being achieved until those approvals are received. At the end of each reporting period, we re-evaluate the probability of achievement of milestones that are within our or a collaboration partner’s control, such as operational development milestones and any related constraint, and, if necessary, adjust our estimate of the overall transaction price. Any such adjustments are recorded on a cumulative catch-up basis, which will affect collaboration revenues and earnings in the period of adjustment. Revisions to our estimate of the transaction price may also result in negative collaboration revenues and earnings in the period of adjustment.

For arrangements that include sales-based royalties, including commercial milestone payments based on the level of sales, and a license is deemed to be the predominant item to which the royalties relate, we will recognize revenue at the later of (i) when the related sales occur, or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied, or partially satisfied.

See Note 8 and Note 11 to the audited consolidated financial statements and Note 6 and Note 9 to the unaudited interim condensed consolidated financial statements, included elsewhere in this prospectus, for additional information.

Preclinical and Clinical Trial Accruals

We make estimates of our accrued expenses as of each balance sheet date in our financial statements based on the facts and circumstances known at that time. Our accrued expenses for preclinical studies and clinical trials are based on estimates of costs incurred and fees that may be associated with services provided by contract research organizations (“CROs”) clinical trial investigational sites and other clinical trial-related activities. Payments under certain contracts with such parties depend on factors such as successful enrollment of patients, site initiation and the completion of clinical trial milestones. In accruing for these services, we estimate the time period over which services will be performed and the level of effort to be expended in each period. If possible, we obtain information regarding unbilled services directly from these service providers. However, we may be required to estimate these services based on other information available to us. If we underestimate or overestimate the activities or fees associated with a study or service at a given point in time, adjustments to R&D expenses may be necessary in future periods. Historically, our estimated accrued liabilities have approximated actual expense incurred. Subsequent changes in estimates may result in a material change in our accruals.

RESULTS OF OPERATIONS

Comparison of the nine months ended September 30, 2024 and 2023

The following table summarizes our results of operations for the nine months ended September 30, 2024 and 2023 (in thousands):

	Nine Months Ended September 30,		Change
	2024	2023
Collaboration revenue	$1,275	$20,527	$(19,252)
Acquired in-process research and development	84,883	—	84,883
Research and development expenses	25,005	28,753	(3,748)
Selling, general and administrative expenses	13,307	10,133	3,174
Other income, net	3,998	1,468	2,530
Income tax expense	—	(8)	8
Income (loss) from discontinued operations, net of income taxes	402	(2,819)	3,221

Collaboration revenue

Collaboration revenue was $1.3 million for the nine months ended September 30, 2024 and $20.5 million for the nine months ended September 30, 2023. Collaboration revenue for the nine months ended September 30, 2024 and 2023 related to R&D and clinical supply services provided to Janssen under the Janssen Collaboration Agreement. The Janssen Collaboration Agreement was terminated upon the effectiveness of the Janssen License Agreement on April 24, 2024.

Acquired in-process research and development expenses

Acquired IPR&D expenses were $84.9 million for the nine months ended September 30, 2024 and related to an upfront payment of $85.0 million paid to Janssen under the Janssen License Agreement, on April 24, 2024, plus $0.4 million in direct transaction costs, offset by a settlement gain of $0.5 million to settle the preexisting Janssen Collaboration Agreement relationship.

Research and development expenses

R&D expenses were $25.0 million for the nine months ended September 30, 2024 and $28.8 million for the nine months ended September 30, 2023. The decrease in R&D expenses is primarily due to lower nonclinical expenses associated with our Cloudbreak platform, offset by higher expenses associated with our CD388 Phase 2b NAVIGATE study and higher personnel costs, including $1.2 million for severance and employee benefits incurred related to a reduction in force.

Selling, general and administrative expenses

SG&A expenses were $13.3 million for the nine months ended September 30, 2024 and $10.1 million for the nine months ended September 30, 2023. The increase in SG&A expenses is primarily due to higher audit fees, legal costs, and personnel costs.

Other income, net

Other income, net during the nine months ended September 30, 2024 and 2023 related primarily to interest income generated from cash held in interest-bearing accounts, offset by interest expense on finance lease liabilities.

Income tax expense

We estimate an annual effective income tax rate based on projected results for the applicable year and apply the rate to net loss before taxes to calculate income tax expense. When applicable, the income tax provision also includes adjustments for discrete tax items. Any refinements made due to subsequent information that affects the estimated annual effective income tax rate are reflected as adjustments in the current period.

Income (loss) from discontinued operations

On April 24, 2024, we entered into the Napp Purchase Agreement with Napp, pursuant to which we sold to Napp all of our rezafungin assets and related contracts. We completed all conditions of the sale on April 24, 2024. We determined that the sale of rezafungin represented a strategic shift that will have a major effect on our operations and financial results. Accordingly, the sale of rezafungin is classified as discontinued operations.

Income from discontinued operations was $0.4 million for the nine months ended September 30, 2024 and primarily consisted of revenue of $29.3 million related to sale of rezafungin assets, including sale of IP and inventory, product revenue related to shipments of REZZAYO naked vials to Mundipharma, as well as R&D and clinical supply services provided to Mundipharma and Melinta, offset by (i) cost of product revenue of

$9.0 million, (ii) R&D expenses of $10.6 million associated with the rezafungin clinical trial and development costs, (iii) SG&A expenses of $7.5 million primarily associated with rezafungin-related patent costs, accrued interest and penalties for indirect taxes for rezafungin-related shipments and accrued indirect tax penalties on disposal of rezafungin, and (iv) loss on disposal of discontinued operations of $1.8 million.

Loss from discontinued operations was $2.8 million for the nine months ended September 30, 2023 and primarily consisted of revenue of $25.8 million related to the achievement of a milestone and R&D and clinical supply services provided to Mundipharma and Melinta, as well as product revenue related to shipments of REZZAYO naked vials to Mundipharma, offset by (i) cost of product revenue of $0.4 million, (ii) R&D expenses of $25.1 million associated with the rezafungin clinical trial and development costs, (iii) SG&A expenses of $2.8 million primarily associated with rezafungin-related patent costs and accrued interest and penalties for indirect taxes for rezafungin-related shipments, and (iv) income tax expense of $0.4 million.

Comparison of the years ended December 31, 2023 and 2022

The following table summarizes our results of operations for the years ended December 31, 2023 and 2022 (in thousands):

	Year ended December 31,		Change
	2023	2022
		(As Restated)
Collaboration revenue	$23,283	$23,496	$(213)
Research and development	36,763	30,168	6,595
Selling, general and administrative	13,580	15,227	(1,647)
Other income, net	1,995	191	1,804
Income tax expense	(15)	(14)	(1)
Income (loss) from discontinued operations, net of income taxes	2,149	(11,862)	14,011

Collaboration revenue

Collaboration revenue was $23.3 million and $23.5 million for the years ended December 31, 2023 and 2022, respectively, and related to the achievement of milestones and ongoing research and development and clinical supply services provided to Janssen. The Janssen Collaboration Agreement was terminated upon the effectiveness of the Janssen License Agreement on April 24, 2024.

Research and development expenses

Research and development expenses were $36.8 million for the year ended December 31, 2023 compared to $30.2 million for the year ended December 31, 2022. The increase in research and development expenses is primarily due to higher chemistry, manufacturing and controls (“CMC”) expenses associated with our Cloudbreak platform.

Selling, general and administrative expenses

SG&A expenses were $13.6 million for the year ended December 31, 2023 compared to $15.2 million for the year ended December 31, 2022. The decrease in SG&A expenses is primarily due to lower consulting, personnel and legal costs.

Other income, net

Other income, net during the year ended December 31, 2023 related primarily to interest income generated from cash held in interest-bearing accounts, offset by interest expense on finance lease liabilities. Other income, net during the year ended December 31, 2022 related primarily to interest income generated from cash held in interest-bearing accounts, offset by interest expense in connection with our loan from Pacific Western Bank.

Income tax expense

Income tax expense for the years ended December 31, 2023 and 2022 is primarily the result of capitalized Internal Revenue Code (“IRC”) Section 174 research and development expenditures, effective January 1, 2022, creating taxable income which can be offset with net operating losses and credits that are limited in use by IRC Sections 382 and 383. For the years ended December 31, 2023 and 2022 the tax provision for income taxes from continuing operations consisted primarily of state minimum taxes.

Income (loss) from discontinued operations

On April 24, 2024, we entered into the Napp Purchase Agreement with Napp, pursuant to which we sold to Napp all of our rezafungin assets and related contracts. We completed all conditions of the sale on April 24, 2024. We determined that the sale of rezafungin represented a strategic shift that will have a major effect on our operations and financial results. Accordingly, the sale of rezafungin is classified as discontinued operations.

Income from discontinued operations was $2.1 million for the year ended December 31, 2023 and primarily consisted of revenue of $40.6 million related to the achievement of milestones and R&D and clinical supply services provided to Mundipharma and Melinta, as well as product revenue related to shipments of REZZAYO naked vials to Mundipharma and Melinta, offset by (i) cost of product revenue of $1.5 million, (ii) R&D expenses of $31.8 million associated with the rezafungin clinical trial and development costs, (iii) SG&A expenses of $4.8 million primarily associated with amortization of contract costs related to obtaining the Melinta License Agreement, rezafungin-related patent costs and accrued interest and penalties for indirect taxes for rezafungin-related shipments, and (iv) income tax expense of $0.4 million.

Loss from discontinued operations was $11.9 million for the year ended December 31, 2022 and primarily consisted of revenue of $41.0 million related to the achievement of milestones and R&D and clinical supply services provided to Mundipharma and Melinta, offset by (i) R&D expenses of $47.2 million associated with the rezafungin clinical trial and development costs, (ii) SG&A expenses of $5.3 million primarily associated with amortization of contract costs related to obtaining the Melinta License Agreement, rezafungin-related patent costs and accrued interest and penalties for indirect taxes for rezafungin-related shipments, and (iii) income tax expense of $0.3 million.

LIQUIDITY AND CAPITAL RESOURCES

Our primary sources of liquidity are our cash and cash equivalents, as well as equity financings. We have devoted our resources to funding R&D programs, including research, preclinical and clinical development activities.

Our ability to fund future operating needs will depend on a combination of equity, debt or other financing structures, potentially entering into collaborations, strategic alliances or licensing arrangements with third parties or receiving government and/or charitable grants or contracts. Our ability to raise additional capital may also be adversely impacted by potential worsening global economic conditions and the recent disruptions to, and volatility in, financial markets in the U.S. and worldwide from geopolitical and macroeconomic events, including global pandemics, the recent presidential election in the U.S., the ongoing Russia-Ukraine conflict and related sanctions, the active conflicts in the Middle East, and bank failures. As a result of our failure to timely file our

Annual Report on Form 10-K for the year ended December 31, 2023, we lost our Form S-3 eligibility for primary and secondary offerings for at least 12 months following the date our Annual Report on Form 10-K filing was first delinquent, or through April 16, 2025.

On November 8, 2018, we entered into the controlled equity offering sales agreement with Cantor Fitzgerald & Co. (“the Sales Agreement”) pursuant to which we may offer and sell, from time to time at our sole discretion, shares of our common stock having an aggregate offering price of up to $50.0 million. As of September 30, 2024 and December 31, 2023, the remaining capacity under the Sales Agreement was $37.1 million. We have not sold shares of our common stock under the Sales Agreement since July 2023. We will not be able to sell shares of our common stock under the Sales Agreement until April 16, 2025, due to the loss of our Form S-3 eligibility for primary and secondary offerings.

In March 2023, we issued shares of our common stock and Series X Convertible Preferred Stock upon the closing of concurrent but separate public offerings, for gross proceeds of approximately $19.5 million.

On April 23, 2024, we entered into a securities purchase agreement with certain institutional and other accredited investors, pursuant to which we issued and sold, in the Series A Private Placement, 240,000 shares of Series A Convertible Voting Preferred Stock, par value $0.0001 per share, at a purchase price of $1,000 per share. The closing of the Series A Private Placement took place on April 24, 2024, and we received total gross proceeds of $240.0 million. As a condition to the effectiveness of the Janssen License Agreement, we paid Janssen an upfront payment of $85.0 million on April 24, 2024.

On September 9, 2024, our management, as authorized by our board of directors, approved a reduction in our workforce of 20 employees, which represented approximately 30% of our workforce (the “Reduction”). The Reduction was substantially completed by November 1, 2024 and is expected to substantially reduce our capital needs related to recurring personnel costs going forward.

On November 20, 2024, we entered into the Purchase Agreement with the selling stockholders named in this prospectus, pursuant to which we sold and issued to the selling stockholders in the Private Placement (i) an aggregate of 3,892,274 shares of Common Stock, at a purchase price of $14.912 per share, and (ii) in lieu of shares of Common Stock to certain selling stockholders, Pre-Funded Warrants to purchase up to an aggregate of 3,149,035 shares of Common Stock at a purchase price of $14.9119 per Pre-Funded Warrant (representing the $14.912 per share purchase price less the exercise price of $0.0001 per Warrant Share). The Pre-Funded Warrants are exercisable at any time after their original issuance and will not expire. We received aggregate gross proceeds from the Private Placement of approximately $105.0 million, before deducting estimated offering expenses payable by us.

As of September 30, 2024 and December 31, 2023, we have no outstanding loan balances.

Our finance lease for lab equipment expires in January 2027. Total undiscounted finance lease payments are $0.7 million as of September 30, 2024.

Our lease with Nancy Ridge Technology Center, L.P. expires on December 31, 2026 with options for two individual two-year extensions, which have not been exercised, and remain in effect and available to us. As of September 30, 2024, and December 31, 2023, we were not reasonably certain that we would exercise the extension options, and therefore did not include these options in the determination of the total lease term for accounting purposes. Total undiscounted operating lease payments are $3.8 million as of September 30, 2024 and $5.0 million as of December 31, 2023.

We are mindful that conditions in the current macroeconomic environment could affect our ability to achieve our goals. Sustained weakness or further deterioration of the local economies and currencies and adverse effects of the impact of pandemics, sanctions, or other macroeconomic events may pose operational challenges in those countries. We will continue to monitor these conditions and will attempt to adjust our business plans, as appropriate, to mitigate macroeconomic risks.

We enter into contracts in the normal course of business with vendors for R&D activities, manufacturing, and professional services that generally provide for termination either on notice or after a notice period. Our material cash requirements include costs to conduct R&D activities associated with our Cloudbreak platform, as well as personnel and SG&A support costs.

Comparison of cash flows for the nine months ended September 30, 2024 and 2023

The following table shows a summary of our cash flows for the nine months ended September 30, 2024 and 2023 (in thousands):

	Nine Months Ended September 30,
	2024	2023
Net cash (used in) provided by:
Operating activities	$(147,119)	$(9,710)
Investing activities	(129)	(327)
Financing activities	238,856	25,976

Net increase in cash and cash equivalents	91,608	15,939
Cash and cash equivalents at beginning of period	35,778	32,731

Cash and cash equivalents at end of period	$127,386	$48,670

Operating activities

Net cash used in operating activities was $147.1 million for the nine months ended September 30, 2024, compared to net cash used in operating activities of $9.7 million for the nine months ended September 30, 2023. Cash used in operating activities for the nine months ended September 30, 2024 was primarily attributable to (i) a net loss of $117.5 million which included an upfront payment of $85.0 million paid to Janssen under to the Janssen License Agreement, on April 24, 2024, plus $0.4 million in direct transaction costs, and (ii) a $26.8 million increase in prepaid expenses, other current assets, and other assets primarily associated with prepayments and deposits paid to a contract research organization at the start of our CD388 Phase 2b NAVIGATE study, offset by a loss on disposal of discontinued operations of $1.8 million. Cash used in operating activities for the nine months ended September 30, 2023 was primarily attributable to a net loss of $19.7 million which included $20.0 million for a milestone achieved in March 2023 under the Melinta License Agreement, which was received in April 2023.

For all periods presented, the primary use of cash was to fund R&D activities for our product candidates, which activities and uses of cash we expect to continue to increase for the foreseeable future.

Investing activities

Our investing activities during the nine months ended September 30, 2024 and 2023 consisted of purchases of property and equipment.

Financing activities

Net cash provided by financing activities of $238.9 million during the nine months ended September 30, 2024 primarily consisted of net proceeds of $239.1 million, from the sale of 240,000 shares of Series A Convertible Voting Preferred Stock, at a purchase price of $1,000 per share, pursuant to the Series A Private Placement, after deducting expenses payable by us, offset by payment of finance lease liabilities of $0.2 million.

Net cash provided by financing activities of $26.0 million during the nine months ended September 30, 2023 primarily consisted of (i) net proceeds of $17.3 million from the sale of 554,300 shares of common stock and 286,000 shares of Series X Convertible Preferred Stock pursuant to concurrent but separate underwritten public offerings and (ii) net proceeds of $8.7 million from the sale of 310,983 shares of common stock under the Sales Agreement, after deducting placement agent fees.

Discontinued Operations

The cash flows related to discontinued operations have not been segregated and are included in the condensed consolidated statements of cash flows. The total net cash used in operating activities from discontinued operations was $18.1 million and $9.3 million for the nine months ended September 30, 2024 and 2023, respectively. There were no investing or financing activities from discontinued operations for the nine months ended September 30, 2024 and 2023.

The increase in cash used in operating activities from discontinued operations primarily related to lower milestone payments received offset by decreased clinical, development, and manufacturing activities related to the rezafungin program during the nine months ended September 30, 2024 as compared to the nine months ended September 30, 2023.

The absence of cash outflows from discontinued operations is expected to reduce our operating cash outflows from continuing operations given that we no longer have any future obligations related to rezafungin. The expected cash outflows for these obligations to complete the ongoing clinical trials, development activities, and manufacturing activities would have been offset by any near-term future milestones and royalties.

Comparison of cash flows for the years ended December 31, 2023 and 2022

The following table shows a summary of our cash flows for the years ended December 31, 2023 and 2022 (in thousands):

	Year ended December 31,
	2023	2022
Net cash (used in) provided by:
Operating activities	$(22,432)	$(28,473)
Investing activities	(505)	(118)
Financing activities	25,984	(951)

Net increase (decrease) in cash and cash equivalents	3,047	(29,542)
Cash and cash equivalents at beginning of year	32,731	62,273

Cash and cash equivalents at end of year	$35,778	$32,731

Operating activities

Net cash used in operating activities was $22.4 million for the year ended December 31, 2023, compared to $28.5 million for the year ended December 31, 2022. Cash used in operating activities for the year ended December 31, 2023 was primarily attributable to a net loss of $22.9 million, and included $20.0 million for a milestone achieved in March 2023 under the Melinta License Agreement, which was received in April 2023, and $7.0 million for a milestone achieved in September 2023 under the Janssen Collaboration Agreement, which was received in September 2023.

Cash used in operating activities for the year ended December 31, 2022 was primarily attributable to a net loss of $33.6 million, and included $2.8 million for a milestone achieved in December 2021 under the Mundipharma Collaboration Agreement, which was received in January 2022, $3.0 million for a milestone achieved in March 2022 under the Janssen Collaboration Agreement, which was received in May 2022, $11.1 million for a milestone achieved in August 2022 under the Mundipharma Collaboration Agreement, which was received in September 2022, and the $30.0 million upfront payment received in August 2022 pursuant to the Melinta License Agreement.

For all periods presented, the primary use of cash was to fund research and development activities for our product candidates, which activities and uses of cash we expect to continue to increase for the foreseeable future.

Investing activities

Our investing activities during the years ended December 31, 2023 and 2022 consist of purchases of property and equipment.

Financing activities

Net cash provided by financing activities during the year ended December 31, 2023 consisted primarily of (i) net proceeds of $17.3 million from the sale of 554,300 shares of common stock and 286,000 shares of Series X Convertible Preferred Stock pursuant to concurrent but separate underwritten public offerings and (ii) net proceeds of $8.7 million from the sale of 311,583 shares of common stock under the Sales Agreement, after deducting placement agent fees.

Net cash used in financing activities during the year ended December 31, 2022 consisted primarily of net proceeds of $2.4 million, after deducting placement agent fees, from the sale of 170,123 shares of common stock under our Sales Agreement, offset by principal payments of $2.6 million made in connection with our loan from Pacific Western Bank and $0.7 million related to issuance costs for our 2021 underwritten public offering.

Discontinued Operations

The cash flows related to discontinued operations have not been segregated and are included in the consolidated statements of cash flows. The total net cash used in operating activities from discontinued operations was $10.5 million and $3.9 million for the years ended December 31, 2023 and 2022, respectively. There were no investing or financing activities from discontinued operations for the years ended December 31, 2023 and 2022.

The increase in cash used in operating activities from discontinued operations primarily related to lower milestone payments received offset by decreased clinical, development, and manufacturing activities related to the rezafungin program during the year ended December 31, 2023 as compared to the year ended December 31, 2022.

The absence of cash outflows from discontinued operations is expected to reduce our operating cash outflows from continuing operations given that we no longer have any future obligations related to rezafungin. The expected cash outflows for these obligations to complete the ongoing clinical trials, development activities, and manufacturing activities would have been offset by any near-term future milestones and royalties.

Operating Capital Requirements

Our ability to execute our operating plan depends on our ability to obtain additional funding through equity offerings, debt financings, other third-party funding, or potential licensing or collaboration arrangements. We plan to continue to fund our losses from operations through cash and cash equivalents on hand, as well as through future equity offerings, debt financings, other third party funding, or potential licensing or collaboration arrangements. There can be no assurance that additional funds will be available when needed from any source or, if available, will be available on terms that are acceptable to us. Even if we raise additional capital, we may also be required to modify, delay or abandon some of our plans which could have a material adverse effect on our business, operating results and financial condition and our ability to achieve our intended business objectives. Any of these actions could materially harm our business, results of operations and future prospects.

Quantitative and Qualitative Disclosures About Market Risk.

As a smaller reporting company, we are not required to provide information typically disclosed under this item.

BUSINESS

Please see Item 1 in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on April 22, 2024, which is incorporated herein by reference, for a discussion of our business.

Properties

Please see Item 2 in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on April 22, 2024, which is incorporated herein by reference, for a discussion of our properties.

Legal Proceedings

Please see Item 3 in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on April 22, 2024, which is incorporated herein by reference, for a discussion of legal proceedings.

MANAGEMENT

Please see Item 10 in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on April 22, 2024, which is incorporated herein by reference, for a discussion of our management.

EXECUTIVE COMPENSATION

Please see Item 11 in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on April 22, 2024, which is incorporated herein by reference, for a discussion of our executive compensation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Please see Item 13 in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on April 22, 2024, which is incorporated herein by reference, for a discussion of certain relationships and related transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Please see Item 12 in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on April 22, 2024, which is incorporated herein by reference, for a discussion of the security ownership of certain beneficial owners and management and related stockholder matters.

SELLING STOCKHOLDERS

The shares of Common Stock being offered by the selling stockholders are those (i) issued to the selling stockholders in the Private Placement and (ii) issuable to the selling stockholders upon exercise of the Pre-Funded Warrants issued in the Private Placement. For additional information regarding the issuances of those shares of Common Stock and the Pre-Funded Warrants, see “Prospectus Summary—Private Placement” above. We are registering the resale of shares of Common Stock issued to the selling stockholders and issuable upon exercise of the Pre-Funded Warrants in order to permit the selling stockholders to offer the shares for resale from time to time.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our Common Stock. Generally, a person “beneficially owns” shares of our Common Stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the selling stockholders. This information has been obtained from the selling stockholders or in Schedules 13G or 13D and other public documents filed with the SEC. The second column lists the number of shares of Common Stock beneficially owned by each selling stockholder, based on its ownership of the shares of Common Stock and Pre-Funded Warrants, as of December 20, 2024, assuming exercise of the Pre-Funded Warrants held by the selling stockholders on that date, subject to any limitations on exercises. The percentage of shares owned prior to and after the offering in the third and sixth columns are based on 10,945,235 shares of Common Stock outstanding as of December 20, 2024. The fifth and sixth columns assume the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

In accordance with the terms of the Registration Rights Agreement, this prospectus generally covers the resale of the sum of (i) the number of shares of Common Stock issued to the selling stockholders in the Private Placement and (ii) the maximum number of shares of Common Stock issuable upon exercise of the Pre-Funded Warrants issued in the Private Placement. This maximum amount is determined as if the outstanding Pre-Funded Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, subject to adjustment as provided in the Registration Rights Agreement and without regard to any limitations on the exercise of the warrants. Under the terms of the Pre-Funded Warrants, a selling stockholder may not exercise the Pre-Funded Warrants to the extent such exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 9.99% of the number of shares of our Common Stock outstanding following such exercise (for purposes of the denominator, immediately after giving effect to the issuance of shares of Common Stock to be issued upon the applicable exercise of such Pre-Funded Warrant). The number of shares in the second column reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Unless otherwise indicated, the address for the persons and entities listed in the table below is c/o Cidara Therapeutics, Inc., 6310 Nancy Ridge Drive, Suite 101, San Diego, California 92121.

	Before Offering		After Offering
Name of Selling Stockholder	Number of Shares Beneficially Owned	Maximum Number of Shares Offered	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Adage Capital Partners LP (1)	243,935	201,180	42,755	*
Entities Affiliated with BVF Partners L.P.(2)	1,094,382	670,600	1,487,141	9.99%
Checkpoint Capital L.P. (3)	287,408	134,123	153,285	1.09%
RA Capital Healthcare Fund, L.P. (4)	1,093,499	1,676,502	1,486,240	9.99%
Entities Affiliated with Spruce Street (5)	441,670	335,300	106,370	*
TCG Crossover Fund II, LP (6)	1,005,901	1,005,901	0	*
Entities Affiliated with Venrock Healthcare Capital Partners (7)	1,129,800	2,347,103	0	*
Entities Affiliated with Vivo (8)	670,600	670,600	0	*

*	Beneficial ownership is less than 1%.
(1)

Bob Atchinson and Phillip Gross are the managing members of Adage Capital Advisors, L.L.C., which is the managing member of Adage Capital Partners GP, L.L.C., which is the general partner of Adage, and each such person or entity, as the case may be, has shared voting and/or investment power over the securities held by Adage Capital Partners, LP and may be deemed the beneficial owner of such shares, and each such person or entity, as the case may be, disclaims beneficial ownership of such securities except to the extent of their respective pecuniary interest therein. The principal business address of the persons and entities listed above is 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116.

(2)

Consists of (i) 494,471 shares of Common Stock and 9,543 Warrant Shares underlying Pre-Funded Warrants held by Biotechnology Value Fund, L.P. (“BVF”), (ii) 489,056 shares of Common Stock held by Biotechnology Value Fund II, L.P. (“BVF II”), (iii) 63,450 shares of Common Stock held by Biotechnology Value Trading Fund OS LP (“BV Trading Fund”), and (iv) 37,862 shares of Common Stock held by MSI BVF SPV, LLC (“MSI BVF”, and together with BVF, BVF II, and BV Trading Fund, the “BVF Funds”). Due to the Beneficial Ownership Limitation, the beneficial ownership in the “Before Offering” column excludes an aggregate of (i) (a) 116,289 Warrant Shares underlying Pre-Funded Warrants, (b) 1,210,543 shares of our Series X Convertible Preferred Stock, $0.0001 par value per share (“Series X Preferred Stock”) which are convertible into 605,272 shares of Common Stock, and (c) 7,870 shares of our Series A Convertible Voting Preferred Stock, $0.0001 par value per share (“Series A Preferred Stock”) which are convertible into 550,900 shares of Common Stock, each held by BVF, (ii) (a) 120,246 Warrant Shares underlying Pre-Funded Warrants, (b) 773,927 shares of Series X Preferred Stock which are convertible into 386,963 shares of Common Stock, and (c) 6,252 shares of Series A Preferred Stock which are convertible into 437,640 shares of Common Stock, each held by BVF II, (iii) (a) 25,279 Warrant Shares underlying Pre-Funded Warrants, (b) 110,738 shares of Series X Preferred Stock which are convertible into 55,369 shares of Common Stock, and (c) 514 shares of Series A Preferred Stock which are convertible into 35,980 shares of Common Stock, each held by BV Trading Fund and (iv) (a) 9,512 Warrant Shares underlying Pre-Funded Warrants, (b) 9,264 shares of Series X Preferred Stock which are convertible into 4,632 shares of Common Stock, and (c) 221 shares of Series A Preferred Stock which are convertible into 15,470 shares of Common Stock, each held by MSI BVF. Any Pre-Funded Warrants held by the BVF Funds may not be exercised to the extent such exercise would cause the BVF Funds, together with their affiliates, to beneficially own in excess of 9.99% of the number of shares of our Common Stock outstanding immediately after giving effect to such exercise. The number in the column “Maximum Number of Shares Offered” consists of (i) 174,603 shares of Common Stock and 125,832 Warrant Shares underlying Pre-Funded Warrants held by BVF, (ii) 166,852 shares of Common Stock and 120,246 Warrant Shares underlying Pre-Funded Warrants held by BVF II, (iii) 35,077 shares of Common Stock and 25,279 Warrant Shares underlying Pre-Funded Warrants held by BV Trading Fund and (iv) 13,199 shares of Common Stock and 9,512 Warrant Shares underlying Pre-Funded Warrants held by MSI BVF. The number in the column “After Offering” consists of (i) (a) 319,868 shares of Common Stock and (b) 1,210,543 shares of our Series X Preferred Stock which are convertible into 605,272 shares of Common Stock held by BVF, (ii) (a) 322,204 shares of Common Stock and (b) 373,523 shares of our Series X Preferred Stock which are convertible into 186,761 shares of Common Stock held by BVF II, (iii) 28,373 shares of Common Stock held by BV Trading Fund, and (iv) 24,663 shares of Common Stock held by MSI BVF. Due to the beneficial ownership limitations on the exercise of Series X Preferred Stock and Series A Preferred Stock as detailed below in the section titled “Description of Capital Stock”, the beneficial ownership in the “After Offering” column excludes an aggregate of (i) 7,870 shares of our Series A Preferred Stock which are convertible into 550,900 shares of Common Stock held by BVF, (ii) (a) 400,404 shares of Series X Preferred Stock which are convertible into 200,202 shares of Common Stock and (b) 6,252 shares of Series A Preferred Stock which are convertible into 437,640 shares of Common Stock, each held by BVF II, (iii) (a) 110,738 shares of Series X Preferred Stock which are convertible into 55,369 shares of Common Stock and (b) 514 shares of Series A Preferred Stock which are convertible into 35,980 shares of Common Stock, each held by BV Trading Fund and (iv) (a) 9,264 shares of Series X Preferred Stock which are convertible into 4,632 shares of Common Stock and (b) 221 shares of Series A Preferred Stock which are convertible into 15,470 shares of Common Stock, each held by MSI BVF. Based upon a Schedule 13G/A filed with the SEC on November 14, 2024 by Biotechnology Value Fund, L.P., on behalf of itself, BVF I GP LLC, Biotechnology Value Fund II, L.P., BVF II GP LLC, Biotechnology Value Trading Fund OS LP, BVF Partners OS Ltd., BVF GP Holdings, LLC, BVF Partners L.P., BVF Inc., and Mark N. Lampert. Biotechnology Value Fund, L.P., BVF I GP LLC, Biotechnology Value Fund II, L.P., BVF II GP LLC, Biotechnology Value Trading Fund OS LP, BVF Partners OS Ltd., BVF GP Holdings, LLC, BVF Partners L.P., BVF Inc., and Mark N. Lampert have shared voting and investment power over the shares. The address for Biotechnology Value Fund, L.P. and its affiliates is 44 Montgomery Street, 40th Floor, San Francisco, California 94104.
(3)

Consists of 322,499 shares of Common Stock held by Checkpoint Capital L.P. (“Checkpoint”). The number in the column “Maximum Number of Shares Offered” consists of 134,123 shares of Common Stock held by Checkpoint. Kung-Tao Samuel Huang is the control person of Checkpoint and may be deemed to have voting, investment and dispositive power over the shares. Mr. Huang disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The principal business address of Checkpoint and Mr. Huang is 611 Washington Street, San Francisco, California 94111.

(4)

Consists of 1,092,796 shares of Common Stock and 703 Warrant Shares underlying Pre-Funded Warrants held by RA Capital Healthcare Fund (“RACHF”). Due to the Beneficial Ownership Limitation, the beneficial ownership in the “Before Offering” column excludes an aggregate of (i) 1,286,083 Warrant Shares underlying Pre-Funded Warrants and (ii) 89,956 shares of Series A Preferred Stock which are convertible into 6,296,920 shares of Common Stock. Any Pre-Funded Warrants held by RACHF may not be exercised to the extent such exercise would cause RACHF, together with their affiliates, to beneficially own in excess of 9.99% of the number of shares of our Common Stock outstanding immediately after giving effect to such exercise. The number in the column “Maximum Number of Shares Offered” consists of (i) 389,716 shares of Common Stock held by RACHF and (ii) 1,286,786 Warrant Shares underlying Pre-Funded Warrants held by RACHF. The number in the column “After Offering” consists of 703,080 shares of Common Stock and 11,188 shares of Series A Preferred which are convertible into 783,160 shares of Common Stock. Due to the beneficial ownership limitations on the exercise of Series A Preferred Stock as detailed below in the section titled “Description of Capital Stock”, the beneficial ownership in the “After Offering” column excludes an aggregate of 78,768 shares of Series A Preferred Stock which are convertible into 5,513,760 shares of Common Stock. Based upon a Schedule 13D/A filed with the SEC on November 26, 2024, RA Capital Healthcare Fund GP, LLC is the general partner of RACHF. RA Capital Management, L.P. is the investment manager for RACHF. The general partner of RA Capital Management, L.P. is RA Capital Management GP, LLC, of which Peter Kolchinsky and Rajeev Shah are the controlling persons. Each of RA Capital Management, L.P., RA Capital Management GP, LLC, Dr. Kolchinsky and Mr. Shah may be deemed to have voting and investment power over the shares held by RACHF. RA Capital Management, L.P., RA Capital Management GP, LLC, Dr. Kolchinsky and Mr. Shah disclaim beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The principal business address of the persons and entities listed above is 200 Berkeley Street, 18th Floor, Boston, Massachusetts 02116.

(5)

Consists of (i) 83,992 shares of Common Stock held by MAP 852 SP, a segregated portfolio of MAP Institutional SPC (“MAP”), and (ii) 357,678 shares of Common Stock held by Spruce Street Capital Master Fund LP (“Master Fund”, and together with MAP, the “Spruce Funds”). The number in the column “Maximum Number of Shares Offered” consists of (i) 63,717 shares of Common Stock held by MAP and (ii) 271,583 shares of Common Stock held by Master Fund. Alex Ryan Rosen and Simon Basseyn are the controlling persons of the Spruce Funds and may be deemed to share voting, investment and dispositive power over the shares held by the Spruce Funds. Messrs. Rosen and Basseyn disclaim beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The principal business address of the Spruce Funds and Messrs. Rosen and Basseyn is 777 Third Avenue, Suite 1704, New York, New York 10017.

(6)

Consists of 1,005,901 shares of Common Stock held by TCG Crossover Fund II, LP (“TCGX II”). Chen Yu is the sole managing member of TCG Crossover GP II, LLC (“TCGX II GP”), the general partner of TCGX II. Each of Mr. Yu and TCGX II GP may be deemed to have voting, investment, and dispositive power with respect to these securities. Mr. Yu and TCGX II GP disclaim beneficial ownership over the shares held by TCGX II, except to the extent of any pecuniary interest therein. The principal business address of TCGX II is 705 High St. Palo Alto, California 94301.

(7)

Consists of (i) 132,317 shares of Common Stock and 273,262 Warrant Shares underlying Pre-Funded Warrants held by Venrock Healthcare Capital Partners III, L.P. (“VHCP III”), (ii) 13,247 shares of Common Stock and 27,358 Warrant Shares underlying Pre-Funded Warrants held by VHCP Co-Investment Holdings III, LLC (“VHCP Co-Investment”), and (iii) 620,159 shares of Common Stock and 63,457 Warrant Shares underlying Pre-Funded Warrants held by Venrock Healthcare Capital Partners EG, L.P. (“VHCP EG”, and together with VHCP III and VHCP Co-Investment, the “Venrock Funds”). Due to the Beneficial Ownership Limitation, the beneficial ownership in the “Before Offering” columns excludes 1,217,303 Warrant Shares underlying Pre-Funded Warrants held by VHCP EG. Any Pre-Funded Warrants held by the Venrock Funds may not be exercised to the extent such exercise would cause the Venrock Funds, together with their affiliates, to beneficially own in excess of 9.99% of the number of shares of our Common Stock outstanding immediately after giving effect to such exercise. The number in the column “Maximum Number of Shares Offered” consists of (i) 132,317 shares of Common Stock and 273,262 Warrant Shares underlying Pre-Funded Warrants held by VHCP III, (ii) 13,247 shares of Common Stock and 27,358 Warrant Shares underlying Pre-Funded Warrants held by VHCP Co-Investment, and (iii) 620,159 shares of Common Stock and 1,280,760 Warrant Shares underlying Pre-Funded Warrants held by VHCP EG. Based on a Schedule 13G filed with the SEC on November 26, 2024 by the Venrock Funds, VHCP Management III, LLC is the general partner of VHCP III and the manager of VHCP Co-Investment. VHCP Management EG, LLC is the general partner of VHCP EG. Nimish Shah and Bong Koh are the voting members of VHCP Management III, LLC and VHCP Management EG, LLC. Each of VHCP Management III, LLC, VHCP Management EG, LLC and Messrs. Shah and Koh may be deemed to share voting, investment and dispositive power over the shares held by the Venrock Funds. The principal business address of the above entities and persons is 7 Bryant Park, 23rd Floor, New York, New York 10018.

(8)

Consists of (i) 600,157 shares of Common Stock held by Vivo Opportunity Fund Holdings, L.P. (“VOFH”) and (ii) 70,443 shares of Common Stock held by Vivo Asia Opportunity Fund Holdings, L.P (“VAOFH” and, together with VOFH, the “Vivo Funds”). The number in the column “Maximum Number of Shares Offered” consists of (i) 600,157 shares of Common Stock held by VOFH and (ii) 70,443 shares of Common Stock held by VAOFH. Based on a Schedule 13G filed with the SEC on December 9, 2024, Vivo Opportunity, LLC is the general partner of VOFH and Vivo Opportunity Cayman, LLC is the general partner of VAOFH. The voting members of Vivo Opportunity Cayman, LLC are Kevin Dai, Gaurav Aggarwal, Frank Kung and Shan Fu. Each of Mr. Dai, Mr. Aggarwal, Mr. Kung, Mr. Fu, Vivo Opportunity, LLC and Vivo Opportunity Cayman, LLC may be deemed to share voting, investment and dispositive power over the shares held by the Vivo Funds. Each of Mr. Dai, Mr. Aggarwal, Mr. Kung, Mr. Fu, disclaim beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The principal business address of the Vivo Funds, Vivo Opportunity, LLC and Vivo Opportunity Cayman, LLC is 192 Lytton Avenue, Palo Alto, California 94301.

Relationships with Selling Stockholders

Board of Directors and Executive Officers

RA Capital Healthcare Fund, L.P. is an affiliate of Laura Tadvalkar, Ph.D., a member of our board of directors since April 2024.

Private Placement

The description set forth above under “Prospectus Summary—Private Placement” is incorporated herein by reference.

PLAN OF DISTRIBUTION

We are registering the Resale Shares issued to the selling stockholders to permit the sale, transfer or other disposition of these shares by the selling stockholders or their donees, pledgees, transferees or other successors-in-interest from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the Resale Shares. We will bear all fees and expenses incident to our obligation to register such shares of Common Stock.

The term “selling securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on the principal trading market for our Common Stock or any other stock exchange, market or trading facility on which our Common Stock is traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling such securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	by pledge to secured debts and other obligations;

•	delayed delivery arrangements;

•	to or through underwriters or broker-dealers;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in options transactions;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell the securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

In addition, a selling securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is our affiliate (or to the extent otherwise required by law), we may, at our option, file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution. Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority (“FINRA”) Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to use commercially reasonable efforts to keep this prospectus effective until the date the Resale Shares have been sold or may be resold pursuant to Rule 144 without restriction, subject to our right to suspend pursuant to Section 2(d) of the Registration Rights Agreement. The securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the securities covered hereby may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF CAPITAL STOCK

General

The following summary description of our capital stock is based on the material provisions of our amended and restated certificate of incorporation, as amended, and amended and restated bylaws, and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”). This information may not be complete in all respects and is qualified entirely by reference to the provisions of our certificate of incorporation and bylaws, and the DGCL. For information on how to obtain copies of our certificate of incorporation, bylaws and such agreements, which are exhibits to the registration statement of which this prospectus is a part, see the section entitled “Where You Can Find More Information.”

As of the date of this registration statement, our authorized capital stock consists of 50,000,000 shares of Common Stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share (“Preferred Stock”), of which 204,725 shares have been designated as Series A Convertible Voting Preferred Stock, $0.0001 par value per share, and 4,947,759 shares have been designated as Series X Convertible Preferred Stock, $0.0001 par value per share.

As of December 20, 2024, there were 10,945,235 shares of our Common Stock outstanding, 204,725 shares of Series A Convertible Voting Preferred Stock outstanding, which are convertible into 14,330,750 shares of Common Stock, and 2,104,472 shares of Series X Convertible Preferred Stock outstanding, which are convertible into 1,052,236 shares of Common Stock.

Common Stock

Voting Rights. Our Common Stock is entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and does not have cumulative voting rights. Accordingly, the holders of a majority of the shares of our Common Stock entitled to vote in any election of directors can elect all of the directors standing for election. For most other matters, the approval of a majority of the shares voting at an annual or special meeting of stockholders will be required. Exceptions to this include removing directors for cause and amending our certificate of incorporation and bylaws, each of which will require the approval of the holders of at least 66 2/3% of the voting power of all of our then outstanding Common Stock.

Dividends and Distributions. Subject to preferences that may be applicable to any then outstanding Preferred Stock, the holders of outstanding shares of Common Stock may receive dividends, if any, as may be declared from time to time by the Board of Directors out of legally available funds. We have never issued a dividend on shares of our Common Stock and have no intention to do so in the future.

Liquidation, Dissolution or Winding Up. In the event of our liquidation, dissolution or winding up, the assets legally available for distribution shall be distributed ratably to the holders of shares of Common Stock and Preferred Stock, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of Preferred Stock.

Other Rights and Preferences. Holders of Common Stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock that our board of directors may designate and issue in the future.

Preferred Stock

General Description

Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue up to 10,000,000 shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions. Our board of directors can also increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the Common Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, discouraging or preventing a change in control of us and may adversely affect the market price of our Common Stock and the voting and other rights of the holders of Common Stock.

Series X Convertible Preferred Stock

Pursuant to our Certificate of Designation of Preferences, Rights and Limitations of Series X Convertible Preferred Stock (the “Series X Certificate of Designation”), we designated 4,947,759 shares of our authorized and unissued Preferred Stock as Series X Convertible Preferred Stock (the “Series X Preferred Stock”), and established the rights, preferences and privileges of the Series X Preferred Stock, which are summarized below.

Conversion. Each share of Series X Preferred Stock is convertible at the option of the holder into 0.5 shares of Common Stock; provided that holders are not permitted to convert Series X Preferred Stock into Common Stock if, after conversion, the holder, its affiliates, and any other person whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) or Section 16 of the Exchange Act, would beneficially own more than 9.99% of the number of shares of Common Stock outstanding immediately after the conversion.

Dividends and Distributions. Holders of Series X Preferred Stock are not entitled to receive any dividends except to the extent that dividends are paid on our Common Stock. If dividends are paid on shares of Common Stock, holders of Series X Preferred Stock are entitled to participate in such dividends on an as-converted basis.

Liquidation, Dissolution or Winding Up. Upon the liquidation, dissolution, or winding up of us, each holder of Series X Preferred Stock will participate pari passu with any distribution of proceeds to holders of Common Stock.

Voting Rights. Shares of Series X Preferred Stock will generally have no voting rights, except as required by law and except that the consent of the holders of a majority of the outstanding Series X Preferred Stock will be required to amend the terms of the Series X Preferred Stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series X Preferred Stock, or to increase or decrease (other than by conversion) the number of authorized shares of Series X Preferred Stock.

The Series X Certificate of Designation and our certificate of incorporation do not provide for the repurchase or redemption of shares by us.

Series A Convertible Voting Preferred Stock

Pursuant to our Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “Series A Certificate of Designation”), we currently have designated 204,725 shares of our authorized and unissued Preferred Stock as Series A Convertible Voting Preferred Stock (the “Series A Preferred

Stock”), and established the rights, preferences and privileges of the Series A Preferred Stock, which are summarized below.

Conversion. Each share of Series A Preferred Stock is convertible at the option of the holder into 70 shares of Common Stock; provided that holders are not permitted to convert Series A Preferred Stock into Common Stock if, after conversion, the holder, its affiliates, and any other person whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) or Section 16 of the Exchange Act, would beneficially own more than 9.99% of the number of shares of Common Stock outstanding immediately after the conversion.

Dividends and Distributions. Holders of Series A Preferred Stock are not entitled to receive any dividends except to the extent that dividends are paid on our Common Stock. If dividends are paid on shares of Common Stock, holders of Series A Preferred Stock are entitled to participate in such dividends on an as-if-converted basis.

Liquidation, Dissolution or Winding Up. Upon the liquidation, dissolution, or winding up of us, each holder of Series A Preferred Stock will participate pari passu with any distribution of proceeds to holders of Series X Preferred Stock and Common Stock.

Voting Rights. Holders of the Series A Convertible Preferred Stock are entitled to vote together with the holders of Common Stock on an as-if-converted basis on all matters submitted to a vote of stockholders.

The Series A Certificate of Designation and our certificate of incorporation do not provide for the repurchase or redemption of shares by us.

Anti-takeover effects of provisions of our certificate of incorporation and bylaws and Delaware law

Certificate of Incorporation and Bylaws

Provisions of our amended and restated certificate of incorporation, as amended, and amended and restated bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our Common Stock. Among other things, our amended and restated certificate of incorporation and amended and restated bylaws:

•	permit our board of directors to issue up to 10,000,000 shares of Preferred Stock, with any rights, preferences and privileges as they may designate;

•	provide that the authorized number of directors may be changed only by resolution adopted by a majority of the board of directors;

•

provide that the board of directors or any individual director may only be removed with cause and the affirmative vote of the holders of at least 66 2/3% of the voting power of all of our then outstanding Common Stock;

•

provide that all vacancies, including newly created directorships, may, except as otherwise required by law or subject to the rights of holders of Preferred Stock as designated from time to time, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	divide our board of directors into three classes;

•	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent or electronic transmission;

•

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner and also specify requirements as to the form and content of a stockholder’s notice;

•

do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of Common Stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);

•

provide that special meetings of our stockholders may be called only by the chairman of the board, our Chief Executive Officer or by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exists any vacancies); and

•

provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to us or our stockholders, (iii) any action asserting a claim against the us arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws, or (iv) any action asserting a claim against us governed by the internal affairs doctrine.

Delaware Anti-Takeover Law

We are subject to Section 203 of the Delaware General Corporation Law (“Section 203”). Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

the interested stockholder owned at least 85% of the voting stock of the corporation outstanding upon consummation of the transaction, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to the consummation of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•

subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company, LLC). The transfer agent and registrar’s address is 55 Challenger Road, Ridgefield Park, New Jersey 07660.

Listing on the Nasdaq Global Market

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “CDTX”.

LEGAL MATTERS

Certain legal matters, including the validity of the shares of Common Stock offered pursuant to this registration statement, will be passed upon for us by Cooley LLP, San Diego, California.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements at December 31, 2023 and 2022, and for each of the two years in the period ended December 31, 2023, as set forth in their report (which contains an explanatory paragraph describing the 2022 consolidated financial statements have been restated to correct misstatements as described in Note 1 to the consolidated financial statements). We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Neither we nor any agent, underwriter or dealer has authorized any person to provide you with information that is different from that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities offered by this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us. The address of the SEC website is www.sec.gov.

We maintain a website at www.cidara.com. Information contained in or accessible through our website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-36912), including portions that are furnished and not filed or otherwise not incorporated into registration statements pursuant to SEC rules:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on April 22, 2024;

•	our Definitive Proxy Statements on Schedule 14A, filed with the SEC on March 4, 2024 and June 3, 2024;

•

our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2024, June 30, 2024 and September 30, 2024, filed with the SEC on May  15, 2024, August  13, 2024 and November 7, 2024, respectively; and

•

our Current Reports on Form 8-K filed with the SEC on February 9, 2024, April  5, 2024, April  16, 2024, April  22, 2024, April  24, 2024, April 24, 2024, as amended by the Form 8-K/A filed with the SEC on April  29, 2024, May  3, 2024, May  20, 2024, July  18, 2024, September  12, 2024, September  23, 2024 and November 26, 2024 (other than the portions thereof which are furnished and not filed).

In addition, all documents subsequently filed by us (excluding any information furnished rather than filed) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus.

We will furnish without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference. Requests should be addressed to 6310 Nancy Ridge Drive, Suite 101, San Diego, California 92121, Attn: Corporate Secretary or may be made telephonically at (858) 752-6170.

You also may access these filings on our website at www.cidara.com. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus).

In accordance with Rule 412 of the Securities Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

CIDARA THERAPEUTICS, INC.

INDEX TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of Cidara Therapeutics, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Cidara Therapeutics, Inc. (the Company) as of December 31, 2023 and 2022, the related consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ equity (deficit) and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with U.S. generally accepted accounting principles.

Restatement of 2022 Financial Statements

As discussed in Note 1 to the consolidated financial statements, the 2022 consolidated financial statements have been restated to correct misstatements.

The Company’s Ability to Continue as a Going Concern

Since the date of completion of our audit of the accompanying consolidated financial statements and initial issuance of our report thereon dated April 22, 2024, which report contained an explanatory paragraph regarding the Company’s ability to continue as a going concern, the Company, as discussed in Note 1, has completed a private placement of preferred shares resulting in gross proceeds of $240 million and a private placement of common and prefunded warrants resulting in gross proceeds of $105 million. Therefore, the conditions that raised substantial doubt about whether the Company will continue as a going concern no longer exist.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical audit matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Estimated total costs expected to be incurred under the Mundipharma and Melinta Collaboration and License Agreements

Description of the Matter	As more fully described in Note 11 to the consolidated financial statements, the Company entered into collaboration and license agreements with Mundipharma Medical Company (“Mundipharma”) and Melinta Therapeutics, LLC (“Melinta”) for strategic collaborations to develop and commercialize rezafungin. For the collaboration and license agreements, the Company determined the license and intellectual property, research and development services, and clinical supply services represent the distinct performance obligations. Revenue related to research and development services and clinical supply services are recognized over the estimated period of time to conduct the research and development services and clinical supply services based on actual costs incurred compared to the estimated total costs expected to be incurred. Collaboration revenue was significant to our audit because the revenue recognition assessment process involved inherent uncertainty, uses subjective assumptions, and the amounts involved are material to the financial statements taken as a whole. The subjective assumption relates to the estimated total costs expected to be incurred under the collaboration and license agreements.

How We Addressed the Matter in Our Audit	To test revenue recognized we performed audit procedures that included, among others, testing the assumption and underlying data used by the Company in its computation of the total estimated research and development services and clinical supply services budget expenses and testing the accuracy of the computations. We inspected evidence supporting the amount of actual costs incurred and assessed whether they were appropriate costs according to the terms of the contract by category. We performed corroborative inquiries of individuals outside of the finance department and inspected updated budget and change in estimated costs as approved by management. We assessed the reasonableness of the estimated costs to be incurred as of the reporting date based on current factors.

Accrued indirect tax liabilities

Description of the Matter	As discussed in Notes 1 and 2 to the consolidated financial statements, the Company’s purchases of clinical drug supplies and raw materials, inventory transfers, and sales of commercial drug product are subject to accrued indirect tax liabilities in various jurisdictions outside of the United States. The Company evaluated the indirect taxation consequences upon the first commercial sale of REZZAYO in 2023 and determined that it has a liability for indirect taxation in various tax jurisdictions outside of the United States based on its supply chain activities in 2023 and prior years. As of December 31, 2023, the Company recorded $18.0 million of accrued indirect tax liabilities.

Auditing the Company’s accrued indirect tax liabilities was challenging because the indirect tax liabilities was dependent upon an accumulation of a high volume of historical information related to the Company’s supply chain and clinical supply activities and the application of various international indirect tax laws and regulations, which varied between countries.

How We Addressed the Matter in Our Audit	To test the accrued indirect tax liabilities, we performed audit procedures to test the completeness of the Company’s accrued indirect tax liabilities that included, among other procedures, inspecting evidence of supply chain activities for clinical and commercial drug supplies. With the assistance of our indirect tax specialists, we also performed testing of management’s determination of transactions subject to indirect taxes and the indirect tax rates applied to those transactions. In addition, we performed testing of the mathematical accuracy of the underlying computation of accrued indirect tax liabilities.

We have served as the Company’s auditor since 2014.

San Diego, California

April 22, 2024

except for the effects of presenting discontinued operations discussed in Note 1 and 11, the effects of the reverse stock split discussed in Note 1, and the subsequent events discussed in Note 13, as to which the date is

December 23, 2024

Consolidated Balance Sheets

	December 31, 2023	December 31, 2022
(In thousands, except share and per share data)		(As Restated)
ASSETS
Current assets:
Cash and cash equivalents	$35,778	$32,731
Accounts receivable	14,075	5,718
Prepaid expenses and other current assets	1,712	5,577
Current assets from discontinued operations	9,290	1,068

Total current assets	60,855	45,094
Property and equipment, net	557	222
Finance lease right-of-use asset, net	782	—
Operating lease right-of-use asset	3,788	1,099
Other assets	114	114
Noncurrent assets from discontinued operations	934	958

Total assets	$67,030	$47,487

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$3,772	$1,447
Accrued liabilities	14,177	7,672
Accrued indirect tax liabilities	18,040	11,534
Accrued compensation and benefits	5,034	4,922
Current contract liabilities	430	1,004
Current portion of finance lease liability	218	—
Current portion of operating lease liability	1,082	1,211
Current liabilities from discontinued operations	24,665	13,610

Total current liabilities	67,418	41,400
Long-term finance lease liability	575	—
Long-term operating lease liability	3,002	—
Noncurrent liabilities from discontinued operations	4,245	20,525

Total liabilities	75,240	61,925
Commitments and contingencies
Stockholders’ deficit:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized at December 31, 2023 and December 31, 2022:
Series X Convertible Preferred stock, $0.0001 par value; 4,947,759 shares authorized at December 31, 2023 and 2022; 2,156,713 shares issued and 2,104,472 shares outstanding at December 31, 2023 and 1,870,713 shares issued and 1,818,472 shares outstanding at December 31, 2022	—	—
Common stock, $0.0001 par value; 20,000,000 shares authorized at December 31, 2023 and 2022; 4,530,113 shares issued and outstanding at December 31, 2023; 3,623,591 shares issued and outstanding at December 31, 2022	1	1
Additional paid-in capital	433,220	404,061
Accumulated deficit	(441,431)	(418,500)

Total stockholders’ deficit	(8,210)	(14,438)

Total liabilities and stockholders’ deficit	$67,030	$47,487

See accompanying notes.

Consolidated Statements of Operations and Comprehensive Loss

	Years ended December 31,
(In thousands, except share and per share data)	2023	2022
		(As Restated)
Revenues:
Collaboration revenue	$23,283	$23,496

Total revenues	23,283	23,496

Operating expenses:
Research and development	36,763	30,168
Selling, general and administrative	13,580	15,227

Total operating expenses	50,343	45,395

Loss from operations	(27,060)	(21,899)
Other income, net:
Interest income, net	1,995	191

Total other income, net	1,995	191

Net loss from continuing operations before income tax expense	(25,065)	(21,708)
Income tax expense	(15)	(14)

Net loss from continuing operations	(25,080)	(21,722)
Income (loss) from discontinued operations, net of income taxes	2,149	(11,862)

Net loss and comprehensive loss	$(22,931)	$(33,584)

Basic and diluted net loss per common share from continuing operations	$(5.74)	$(6.22)
Basic and diluted net earnings (loss) per common share from discontinued operations	0.49	(3.39)

Basic and diluted net loss per common share	$(5.25)	$(9.61)

Shares used to compute basic and diluted net earnings (loss) per common share	4,371,375	3,492,925

See accompanying notes.

Consolidated Statements of Convertible Preferred Stock and Stockholders’ Equity (Deficit)

	Series X Convertible Preferred Stock		Common Stock		Additional Paid-In Capital (As Restated)	Accumulated Deficit (As Restated)	Total Stockholders’ Equity (Deficit) (As Restated)
(In thousands, except share data)	Shares	Amount	Shares	Amount
Balance, December 31, 2021 (As Restated)	1,818,472	$—	3,393,320	$1	$398,019	$(384,916)	$13,104
Public offering of common stock, net of issuance costs	—	—	170,723	—	2,370	—	2,370
Issuance of common stock for restricted share units vested	—	—	41,380	—	—	—	—
Issuance of common stock under Employee Stock Purchase Plan	—	—	18,168	—	140	—	140
Stock-based compensation	—	—	—	—	3,532	—	3,532
Issuance costs for underwritten public offering (As Restated)	—	—	—	—	—	—	—
Net loss (As Restated)	—	—	—	—	—	(33,584)	(33,584)

Balance, December 31, 2022 (As Restated)	1,818,472	—	3,623,591	1	404,061	(418,500)	(14,438)
Underwritten public offering, net of issuance costs	286,000	—	554,300	—	17,256	—	17,256
Public offering of common stock, net of issuance costs	—	—	310,983	—	8,699	—	8,699
Issuance of common stock for exercise of stock options	—	—	1,287	—	21	—	21
Issuance of common stock for restricted share units vested	—	—	24,487	—	—	—	—
Issuance of common stock under Employee Stock Purchase Plan	—	—	15,465	—	122	—	122
Stock-based compensation	—	—	—	—	3,061	—	3,061
Net loss	—	—	—	—	—	(22,931)	(22,931)

Balance, December 31, 2023	2,104,472	$—	4,530,113	$1	$433,220	$(441,431)	$(8,210)

See accompanying notes.

CIDARA THERAPEUTICS, INC.

Consolidated Statements of Cash Flows

	Years ended December 31,
(In thousands)	2023	2022
		(As Restated)
Operating activities:
Net loss	$(22,931)	$(33,584)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	3,061	3,532
Non-cash operating lease expense	1,158	981
Depreciation and amortization	112	143
Amortization of costs to obtain a contract with a customer	77	—
Amortization of finance lease right-of-use asset	6	—
Non-cash interest expense	5	1
Changes in assets and liabilities:
Accounts receivable	(10,413)	(477)
Inventory	(6,097)	—
Prepaid expenses, other current assets, and other assets	3,735	(2,440)
Accounts payable and accrued liabilities	8,886	(2,371)
Accrued indirect tax liabilities	6,506	3,945
Accrued compensation and benefits	235	203
Contract liabilities	(5,799)	2,646
Operating lease liabilities	(973)	(1,052)

Net cash used in operating activities	(22,432)	(28,473)

Investing activities:
Purchases of property and equipment	(505)	(118)

Net cash used in investing activities	(505)	(118)

Financing activities:
Proceeds from underwritten public offering, net of issuance costs	17,256	—
Proceeds from public offering of common stock, net of issuance costs	8,707	2,362
Proceeds from exercise of stock options	21	—
Issuance costs for underwritten public offering	—	(720)
Principal repayments of Term Loan	—	(2,593)

Net cash provided by (used in) financing activities	25,984	(951)

Net increase (decrease) in cash and cash equivalents	3,047	(29,542)
Cash and cash equivalents at beginning of year	32,731	62,273

Cash and cash equivalents at end of year	$35,778	$32,731

Supplemental disclosure of cash flows:
Interest paid	$—	$40
Income taxes paid	$797	$—
Non-cash investing activity:
Purchases of property and equipment, included in accounts payable and accrued liabilities	$11	$69
Finance lease right-of-use asset obtained in exchange for lease liability	$788	$—
Operating lease right-of-use asset obtained in exchange for lease liability	$3,847	$—
Non-cash financing activities:
Purchase of shares pursuant to Employee Stock Purchase Plan	$122	$140
Proceeds from public offering of common stock, net of issuance costs, included in prepaid expenses, other current assets, and other assets	$—	$8

See accompanying notes.

CIDARA THERAPEUTICS, INC.

Notes to Consolidated Financial Statements

1. THE COMPANY AND BASIS OF PRESENTATION

Description of Business

Cidara Therapeutics, Inc., or the Company, was originally incorporated in Delaware in December 2012 as K2 Therapeutics, Inc., and its name was changed to Cidara Therapeutics, Inc. in July 2014. The Company is a biotechnology company focused on developing targeted therapies designed to save lives and improve the standard of care for patients facing serious diseases.

The Company’s most advanced DFC program is CD388, a highly potent antiviral designed to deliver universal prevention and treatment of seasonal and pandemic influenza, which has completed Phase 1 and Phase 2a clinical trials under a partnership with J&J Innovative Medicine, previously Janssen Pharmaceuticals, Inc., one of the Janssen Pharmaceutical Companies of Johnson & Johnson, or Janssen. On April 23, 2024, the Company and Janssen entered into a license and technology transfer agreement, or the Janssen License Agreement, under which the Company reacquired all rights for CD388 from Janssen to develop and commercialize CD388. The Company’s first commercially approved product in the United States, or U.S., was REZZAYO® (rezafungin for injection) which is indicated for the treatment of candidemia and invasive candidiasis in adults with limited or no alternative treatment options.

The Company formed wholly-owned subsidiaries, Cidara Therapeutics UK Limited, in England, and Cidara Therapeutics (Ireland) Limited, in Ireland, in March 2016 and October 2018, respectively, for the purpose of developing its product candidates in Europe.

Sale of Rezafungin

On April 24, 2024, the Company and Napp Pharmaceutical Group Limited, or Napp, an affiliate of Mundipharma Medical Company, or Mundipharma, entered into an Asset Purchase Agreement, or the Napp Purchase Agreement, pursuant to which the Company sold to Napp all of the Company’s rezafungin assets and related contracts. The Company completed all conditions of the sale on April 24, 2024. The Company determined that the sale of rezafungin represented a strategic shift that will have a major effect on the Company’s operations and financial results. Accordingly, the sale of rezafungin is classified as discontinued operations.

The results from discontinued operations of the rezafungin assets prior and subsequent to its sale are presented as income (loss) from discontinued operations in the consolidated statements of operations and comprehensive loss for all periods presented, including any gain or loss recognized on closing. The assets and liabilities for the rezafungin operations related activities prior and subsequent to its sale have been classified as discontinued operations and segregated for all periods presented in the consolidated balance sheets. See Note 11 for additional information.

Reverse Stock Split

On April 23, 2024, the Company effected the approved 1-for-20 reverse stock split of its shares of common stock, or the Reverse Stock Split. All references in this Registration Statement on Form S-1 to number of common shares, price per share and weighted average number of shares outstanding have been adjusted to reflect the Reverse Stock Split on a retroactive basis. As a result of the Reverse Stock Split, an immaterial amount was reclassified from common stock to additional paid-in capital.

Basis of Presentation

The Company has a limited operating history and the sales and income potential of the Company’s business and market are unproven. The Company has experienced net losses and negative cash flows from operating activities since its inception. At December 31, 2023, the Company had an accumulated deficit of $441.4 million.

CIDARA THERAPEUTICS, INC.

Notes to Consolidated Financial Statements — Continued

The Company expects to continue to incur net losses into the foreseeable future. Successful transition to attaining profitable operations is dependent upon achieving a level of revenues adequate to support the Company’s cost structure.

At December 31, 2023, the Company had cash and cash equivalents of $35.8 million. Based on the Company’s business plan at the time of filing its Annual Report on Form 10-K on April 22, 2024, management believed that existing cash and cash equivalents were not sufficient to fund the Company’s obligations for twelve months from April 22, 2024, which raised substantial doubt about its ability to continue as a going concern for a period of one year following April 22, 2024.

In April 2024 the Company received total gross proceeds of $240.0 million in the Series A Private Placement and in November 2024 the Company received total gross proceeds of $105.0 million in the Private Placement (see Note 13), which has alleviated substantial doubt about the Company’s ability to continue as a going concern and provides sufficient liquidity for a period of at least one year following the date that these consolidated financial statements are issued as part of this Registration Statement on Form S-1.

The Company’s ability to execute its current business plan beyond this date depends on its ability to obtain additional funding through equity offerings, debt financings, other third-party funding, or potential licensing or collaboration arrangements. The Company may not be able to raise additional funding on terms acceptable to the Company, or at all, and any failure to raise funds as and when needed will compromise the Company’s ability to execute on its business plan.

The Company plans to continue to fund its losses from operations through cash and cash equivalents on hand, as well as through future equity offerings, debt financings, other third-party funding, or potential licensing or collaboration arrangements. There can be no assurance that additional funds will be available when needed from any source or, if available, will be available on terms that are acceptable to the Company. Even if the Company raises additional capital, the Company may also be required to modify, delay or abandon some of its plans which could have a material adverse effect on the Company’s business, operating results and financial condition and the Company’s ability to achieve its intended business objectives. Any of these actions could materially harm the Company’s business, results of operations and future prospects.

Basis of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles, or GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of expenses during the reporting period. The Company evaluates its estimates and assumptions on an ongoing basis. The most significant estimates in the Company’s consolidated financial statements relate to estimated collaboration expenses related to the Company’s collaboration and license agreements, certain accruals, including those related to nonclinical and clinical activities, and the stand-alone selling price of performance obligations associated with the Company’s collaboration and license agreements. Although the estimates are based on the Company’s knowledge of current events, comparable companies, and actions it may undertake in the future, actual results may ultimately materially differ from these estimates and assumptions.

CIDARA THERAPEUTICS, INC.

Notes to Consolidated Financial Statements — Continued

Segment Information

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, the Chief Executive Officer, in making decisions regarding resource allocation and assessing performance. The Company views its operations and manages its business as one operating segment.

Restatement of Consolidated Financial Statements

The Company evaluated the indirect taxation consequences upon the first commercial sale of REZZAYO in 2023 and determined that it had a liability for indirect taxation in various tax jurisdictions outside of the U.S. based on its supply chain activities in 2023 and prior years. As a result, it was concluded that in prior years the Company did not appropriately account for indirect taxes which led to understatements of accrued liabilities and operating expenses during the impacted periods. The Company recorded an accrued liability for indirect taxes, and the related interest and penalties, of $11.5 million, an increase in operating expenses of $3.9 million, and an increase in beginning accumulated deficit of $7.6 million, for 2022. The Company recorded an accrued liability for indirect taxes, and the related interest and penalties, of $7.6 million, an increase in operating expenses of $3.7 million, and an increase in beginning accumulated deficit of $3.9 million, for 2021.

The consolidated financial statements (as restated) also include adjustments to correct certain other previously identified misstatements relating to fiscal year 2022 and the quarters within 2023 that the Company had determined to be immaterial, both individually and in the aggregate.

Impact of Restatement

See below for reconciliation from the previously reported amounts to the restated amounts in the consolidated balance sheet, consolidated statement of operations and comprehensive loss, consolidated statement of convertible preferred stock and stockholders’ equity (deficit), and consolidated statement of cash flows as of and for the year ended December 31, 2022. The previously reported amounts were derived from the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 23, 2023, and recast for the discontinued operations and reverse stock split as described above. These amounts are labeled as “As Previously Reported” in the tables below. The amounts labeled “Restatement Adjustment” represent the effects of this restatement described above.

The following presents a reconciliation of the impacted financial statement line items as previously reported to the restated amounts as of and for the year ended December 31, 2022 (in thousands, except share and per share data):

	Year Ended December 31, 2022
Corrected Consolidated Balance Sheet	As Previously Reported	Restatement Adjustment	As Restated
Operating lease right-of-use asset	$1,205	$(106)	$1,099
Total assets	47,593	(106)	47,487
Accrued indirect tax liabilities	—	11,534	11,534
Current portion of operating lease liability	1,317	(106)	1,211
Total current liabilities	29,972	11,428	41,400
Total liabilities	50,497	11,428	61,925
Accumulated deficit	(406,966)	(11,534)	(418,500)
Total stockholders’ deficit	(2,904)	(11,534)	(14,438)
Total liabilities and stockholders’ deficit	47,593	(106)	47,487

CIDARA THERAPEUTICS, INC.

Notes to Consolidated Financial Statements — Continued

	Year Ended December 31, 2022
Corrected Consolidated Statement of Operations and Comprehensive Loss	As Previously Reported	Restatement Adjustment	As Restated
Revenues:
Collaboration revenue	$23,336	$160	$23,496
Total revenues	23,336	160	23,496
Loss from operations	(22,059)	160	(21,899)
Net loss from continuing operations before income tax expense	(21,868)	160	(21,708)
Net loss from continuing operations	(21,882)	160	(21,722)
Loss from discontinued operations	(7,917)	(3,945)	(11,862)
Net loss and comprehensive loss	(29,799)	(3,785)	(33,584)
Basic and diluted net loss per common share from continuing operations	(6.26)		(6.22)
Basic and diluted net loss per common share from discontinued operations	(2.27)		(3.39)
Basic and diluted net loss per common share	(8.53)		(9.61)
Shares used to compute basic and diluted net loss per common share	3,492,925		3,492,925

	Additional Paid-In Capital
Corrected Consolidated Statement of Convertible Preferred Stock and Stockholders’ Equity (Deficit)	As Previously Reported	Restatement Adjustment	As Restated
Balance, December 31, 2021	$398,739	$(720)	$398,019
Issuance costs for underwritten public offering	(720)	720	—
Balance, December 31, 2022	404,061	—	404,061

	Accumulated Deficit
	As Previously Reported	Restatement Adjustment	As Restated
Balance, December 31, 2021	$(377,167)	$(7,749)	$(384,916)
Net loss	(29,799)	(3,785)	(33,584)
Balance, December 31, 2022	(406,966)	(11,534)	(418,500)

	Total Stockholders’ Equity (Deficit)
	As Previously Reported	Restatement Adjustment	As Restated
Balance, December 31, 2021	$21,573	$(8,469)	$13,104
Issuance costs for underwritten public offering	(720)	720	—
Net loss	(29,799)	(3,785)	(33,584)
Balance, December 31, 2022	(2,904)	(11,534)	(14,438)

CIDARA THERAPEUTICS, INC.

Notes to Consolidated Financial Statements — Continued

	Year Ended December 31, 2022
Corrected Consolidated Statement of Cash Flows	As Previously Reported	Restatement Adjustment	As Restated
Operating activities:
Net loss	$(29,799)	$(3,785)	$(33,584)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash operating lease expense	1,082	(101)	981
Changes in assets and liabilities:
Accrued indirect tax liabilities	—	3,945	3,945
Contract liabilities	2,806	(160)	2,646
Operating lease liabilities	(1,153)	101	(1,052)

The remainder of the notes to the Company’s consolidated financial statements have been updated and restated, as applicable, to reflect the impacts from the restatement discussed above.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Company considers all short-term investments purchased with a maturity of three months or less when acquired to be cash equivalents.

Accounts Receivable

Accounts receivable is stated at the original invoice amount and consists of amounts due from customers related to milestones achieved, certain research and development, or R&D, and clinical supply costs subject to reimbursement under the collaboration and license agreements, royalties earned, product sales, and the associated indirect taxes collectible from customers. The Company records accounts receivable net of any allowances for doubtful accounts for potential credit losses. An allowance for doubtful accounts is determined based on the financial condition and creditworthiness of customers and the Company considers economic factors and events or trends expected to affect future collections experience. Any allowance would reduce the net receivables to the amount that is expected to be collected. The payment history of the Company’s customers will be considered in future assessments of collectability as these patterns are established over a longer period of time. The Company did not record any credit losses as of December 31, 2023 or 2022.

Inventory

The Company began capitalizing inventory for REZZAYO, which received approval by the U.S. Food and Drug Administration, or FDA, in March 2023. REZZAYO (rezafungin for injection) is approved for the treatment of candidemia and invasive candidiasis in adults with limited or no alternative treatment options. Prior to regulatory approval, all direct and indirect manufacturing costs were charged to R&D expense in the period incurred.

Inventory is comprised of raw materials and work-in-process, and includes costs related to materials, third-party contract manufacturing, freight-in and overhead. Inventory is stated at the lower of cost or net realizable value with cost based on the first-in-first-out method. The Company performs an assessment of recoverability of capitalized inventory during each reporting period based on an analysis of forecasted demand compared to quantities on hand and any firm purchase orders, as well as product shelf life, and writes down any excess, obsolete or unsaleable inventory to its estimated realizable value in the period which the required reserve is first identified. Such write downs, should they occur, are charged to cost of product revenue in the consolidated statements of operations and comprehensive loss. As a result of the sale of rezafungin, all inventory has been reclassified to discontinued operations. See Note 11 for additional information.

CIDARA THERAPEUTICS, INC.

Notes to Consolidated Financial Statements — Continued

Property and Equipment

The Company records property and equipment at cost, which consists of laboratory equipment, computer equipment and software, office equipment, furniture and fixtures and leasehold improvements. Property and equipment is depreciated using the straight-line method over the estimated useful lives (generally three to seven years). Leasehold improvements are amortized over the lesser of their useful life or the remaining lease term, including any renewal periods that are deemed to be reasonably assured. Repair and maintenance costs are expensed as incurred.

Finance Lease

In accordance with Accounting Standards Codification, or ASC, 842, Leases, or ASC 842, the Company determines if a contract contains a lease at inception and recognizes finance lease right-of-use assets and finance lease liabilities based on the present value of the future minimum lease payments at the commencement date. The implicit rate within the Company’s finance lease was determinable and therefore used in determining the present value of future payments at the commencement date. Lease agreements that have lease and non-lease components are accounted for as a single lease component.

The Company recognizes amortization of the right-of-use assets and interest on the lease liabilities for its finance lease. Finance lease right-of-use assets are amortized on a straight-line basis from the commencement date to the earlier of the end of the useful life of the right-of-use asset or the end of the lease term. However, if the lease transfers ownership of the underlying asset to the lessee or the lessee is reasonably certain to exercise an option to purchase the underlying asset, the right-of-use assets are amortized to the end of the useful life of the underlying asset.

Operating Lease

In accordance with ASC 842 the Company determines if a contract contains a lease at inception and recognizes operating lease right-of-use assets and operating lease liabilities based on the present value of the future minimum lease payments at the commencement date. As the Company’s operating leases do not provide an implicit rate, management develops incremental borrowing rates based on the information available at the commencement date in determining the present value of future payments. Lease agreements that have lease and non-lease components are accounted for as a single lease component. Lease expense is recognized on a straight-line basis over the lease term.

Concentration of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains deposits in government insured financial institutions in excess of government insured limits. The Company invests its cash balances in financial institutions that it believes have high credit quality, has not experienced any losses on such accounts and does not believe it is exposed to significant credit risk.

Patent Costs

The Company expenses all costs as incurred in connection with patent applications (including direct application fees, and the legal and consulting expenses related to making such applications) and such costs are included in selling, general and administrative, or SG&A, expenses in the accompanying statements of operations and comprehensive loss.

CIDARA THERAPEUTICS, INC.

Notes to Consolidated Financial Statements — Continued

Income Taxes

The Company reports deferred income taxes in accordance with ASC 740, Income Taxes, or ASC 740. ASC 740 requires a company to recognize deferred tax assets and liabilities for expected future income tax consequences of events that have been recognized in the Company’s consolidated financial statements. Under this method, deferred tax assets and liabilities are determined based on temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities using enacted tax rates in the years in which the temporary differences are expected to reverse. Valuation allowances are provided if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company accounts for uncertain tax positions pursuant to ASC 740, which prescribes a recognition threshold and measurement process for financial statement recognition of uncertain tax positions taken or expected to be taken in a tax return. If the tax position meets this threshold, the benefit to be recognized is measured as the tax benefit having the highest likelihood of being realized upon ultimate settlement with the taxing authority. The Company recognizes interest accrued related to unrecognized tax benefits and penalties in the provision for income taxes.

Indirect Taxes

The Company’s purchases of clinical drug supplies and raw materials, inventory transfers, and sales of commercial drug product are subject to indirect taxation in various jurisdictions outside of the U.S. Indirect tax payable is included in accrued indirect tax liabilities, the related expense is included in R&D expenses within discontinued operations, and the related interest and penalties are included in SG&A expenses within discontinued operations. Subsequent to the sale of rezafungin, the Company retained the liability as part of its continuing operations and continued interest expense is included in SG&A in continuing operations. The accrual is for the indirect tax incurred in various tax jurisdictions outside of the U.S. as a consequence of the Company’s supply chain activities or in connection with commercial sales of REZZAYO. To the extent that any accrued indirect taxes are determined to not be due and payable, then any associated liabilities and operating expenses will be reversed at that time. Indirect tax amounts on commercial sales (product revenue) and asset disposals that can be billed to and recovered from our customers are included in accounts receivables. Indirect tax amounts related to inventory purchases and manufacturing are included in inventory within discontinued operations.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers, or ASC 606, which applies to all contracts with customers, except for elements of certain contracts that are within the scope of other standards, such as leases, insurance, collaboration arrangements and financial instruments. Under ASC 606, an entity recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration that the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the entity performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations, and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

CIDARA THERAPEUTICS, INC.

Notes to Consolidated Financial Statements — Continued

In a contract with multiple performance obligations, the Company must develop estimates and assumptions that require judgment to determine the underlying stand-alone selling price for each performance obligation, which determines how the transaction price is allocated among the performance obligations. The estimation of the stand-alone selling price(s) may include estimates regarding forecasted revenues or costs, development timelines, discount rates, and probabilities of technical and regulatory success. The Company evaluates each performance obligation to determine if it can be satisfied at a point in time or over time. Any change made to estimated progress towards completion of a performance obligation and, therefore, revenue recognized will be recorded as a change in estimate. In addition, variable consideration must be evaluated to determine if it is constrained and, therefore, excluded from the transaction price.

Collaboration Revenue

If a license to the Company’s intellectual property is determined to be distinct from the other performance obligations identified in a contract, the Company recognizes revenues from the transaction price allocated to the license when the license is transferred to the licensee and the licensee is able to use and benefit from the license. For licenses that are bundled with other promises, the Company utilizes judgment to assess the nature of the combined performance obligation to determine whether the combined performance obligation is satisfied over time or at a point in time and, if over time, the appropriate method of measuring progress for purposes of recognizing revenue from the allocated transaction price. The Company evaluates the measure of progress at each reporting period and, if necessary, adjusts the measure of performance and related revenue or expense recognition as a change in estimate.

At the inception of each arrangement that includes milestone payments, the Company evaluates whether the milestones are considered probable of being reached. If it is probable that a significant revenue reversal would not occur, the associated milestone value is included in the transaction price. Milestone payments that are not within the Company’s or a collaboration partner’s control, such as regulatory approvals, are generally not considered probable of being achieved until those approvals are received. At the end of each reporting period, the Company re-evaluates the probability of achievement of milestones that are within its or a collaboration partner’s control, such as operational development milestones and any related constraint, and, if necessary, adjusts its estimate of the overall transaction price. Any such adjustments are recorded on a cumulative catch-up basis, which will affect collaboration revenues and earnings in the period of adjustment. Revisions to the Company’s estimate of the transaction price may also result in negative collaboration revenues and earnings in the period of adjustment.

For arrangements that include sales-based royalties, including commercial milestone payments based on the level of sales, and a license is deemed to be the predominant item to which the royalties relate, the Company recognizes revenue at the later of (i) when the related sales occur, or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied, or partially satisfied.

In March 2021, the Company entered into an exclusive worldwide license and collaboration agreement, or the Janssen Collaboration Agreement, with Janssen Pharmaceuticals, Inc., or Janssen, one of the Janssen Pharmaceutical Companies of Johnson & Johnson. The Company concluded that there were three performance obligations under the Janssen Collaboration Agreement: the license, the research and development services, and the clinical supply services, and that the obligations are distinct from each other.

Revenue from research and development services for the Janssen Collaboration Agreement is recognized based on actual amounts billed as the underlying services are provided and billed at market rates. The transaction prices to be recognized as revenue under the Janssen Collaboration Agreement consist of upfront payments, estimated reimbursable research and development and clinical supply costs, and milestones achieved to date.

CIDARA THERAPEUTICS, INC.

Notes to Consolidated Financial Statements — Continued

Potential future payments for variable consideration, such as regulatory or commercial milestones, will be recognized when it is probable that, if recorded, a significant reversal will not take place. Potential future royalty payments will be recorded as revenue when the associated sales occur.

In September 2019, the Company entered into a Collaboration and License Agreement, or the Mundipharma Collaboration Agreement, with Mundipharma. The Company concluded that there were three performance obligations under the Mundipharma Collaboration Agreement: the license, the research and development services, and the clinical supply services, and that the obligations are distinct from each other.

In July 2022, the Company entered into a License Agreement with Melinta Therapeutics, LLC, or Melinta, or the Melinta License Agreement. The Company concluded that there were three performance obligations under the Melinta License Agreement: the license, the research and development services, and the clinical supply services, and that the obligations are distinct from each other.

The Mundipharma Collaboration Agreement and the Melinta License Agreement were terminated upon the effectiveness of the assignment to Napp on April 24, 2024, and the related revenue amounts have been reclassified to discontinued operations.

See Note 8 and Note 11 for additional information.

Product Revenue

In December 2022 and January 2023, the Company entered into separate Commercial Supply Agreements with Mundipharma and Melinta, respectively, for the batch supply of REZZAYO naked vials for commercial use. Under the Commercial Supply Agreements, Mundipharma and Melinta were required to submit purchase orders to the Company for batches of REZZAYO naked vials. The Company concluded that the delivery of each batch of REZZAYO naked vials and the related quality assessment certification represented a distinct performance obligation. The Commercial Supply Agreements were terminated upon the effectiveness of the assignment to Napp on April 24, 2024 (see Note 11 for additional information).

The transaction price recognized as revenue for each performance obligation under the Commercial Supply Agreements consisted of variable consideration which was determined based on the estimated per vial costs, plus the contractually stated margin rate. The amounts recognized as revenue were adjusted, as needed, each reporting period based on actual costs incurred for each batch. Variable consideration was included in the transaction price only to the extent that it was considered probable that a significant reversal in the amount of cumulative revenue recognized would not occur when the uncertainty associated with the variable consideration was subsequently resolved. The Company has made an accounting policy election to exclude from the transaction price any indirect taxes collected from customers. As a result, any such collections were recorded as indirect tax liabilities. The transaction price was fully allocated to the single performance obligation.

The Company concluded that the performance obligation was satisfied and product revenue was recognized when the customer obtained control of the product, which occurred at a point in time, typically upon the later of (i) completion of a positive quality assessment, or (ii) shipment of the Company’s product to the customer.

Shipping and handling activities that were performed after a customer obtained control of the product were treated as activities to fulfill the promise to a customer and any amounts billed to a customer represented revenues for the product provided. Costs related to such shipping and handling were classified as cost of product revenue.

CIDARA THERAPEUTICS, INC.

Notes to Consolidated Financial Statements — Continued

Cost of Product Revenue

Cost of product revenue consists primarily of costs related to materials, third-party contract manufacturing, freight-in and overhead. Prior to regulatory approval, all direct and indirect manufacturing costs were charged to R&D expense in the period incurred.

Research and Development Costs

R&D expenses consist of wages, benefits and stock-based compensation charges for R&D employees, scientific consultant fees, facilities and overhead expenses, laboratory supplies, manufacturing expenses in preclinical development and certain manufacturing expenses before FDA approval, nonclinical and clinical trial costs, and indirect taxes on clinical supplies and development materials. The Company accrues nonclinical and clinical trial expenses based on work performed, which relies on estimates of total costs incurred based on patient enrollment, completion of studies, and other events.

Costs incurred in purchasing technology assets and intellectual property are charged to research and development expense if the technology has not been conclusively proven to be feasible and has no alternative future use.

Selling, General and Administrative Expenses

SG&A expenses relate to selling, finance, human resources, legal and other administrative activities. SG&A expenses consist primarily of salaries and related benefits, including stock-based compensation, related to our executive, finance, legal, business development, commercial planning and support functions. Other SG&A expenses include facility and overhead costs not otherwise included in cost of product revenue or R&D expenses, consultant expenses, travel expenses, professional fees for auditing, tax, legal, and other services, the branded prescription drug fee, and any accrued interest and penalties on accrued indirect tax liabilities.

Preclinical and Clinical Trial Accruals

The Company makes estimates of its accrued expenses as of each balance sheet date in the financial statements based on the facts and circumstances known at that time. Accrued expenses for preclinical studies and clinical trials are based on estimates of costs incurred and fees that may be associated with services provided by contract research organizations, or CROs, clinical trial investigational sites and other clinical trial-related activities. Payments under certain contracts with such parties depend on factors such as successful enrollment of patients, site initiation and the completion of clinical trial milestones. In accruing for these services, the Company estimates the time period over which services will be performed and the level of effort to be expended in each period. If possible, the Company obtains information regarding unbilled services directly from these service providers. However, the Company may be required to estimate these services based on other available information. If the Company underestimates or overestimates the activities or fees associated with a study or service at a given point in time, adjustments to R&D expenses may be necessary in future periods. Historically, estimated accrued liabilities have approximated actual expense incurred. Subsequent changes in estimates may result in a material change in accruals.

Stock-Based Compensation

The Company accounts for stock-based compensation expense related to stock options, restricted stock units, or RSUs, performance-based RSUs, or PRSUs, and 2015 Employee Stock Purchase Plan, or ESPP, rights by estimating the fair value on the date of grant. The Company estimates the fair value of stock options granted

CIDARA THERAPEUTICS, INC.

Notes to Consolidated Financial Statements — Continued

to employees and non-employees using the Black-Scholes option pricing model. The fair value of RSUs and PRSUs granted to employees is estimated based on the closing price of the Company’s common stock on the date of grant.

The assumptions included in the Black-Scholes option pricing model include (a) the risk-free interest rate, (b) the expected volatility of the Company’s stock, (c) the expected term of the award, and (d) the expected dividend yield. The Company computed the expected volatility data using the daily close prices for the Company’s common stock during the equivalent period of the calculated expected term of the Company’s stock-based awards. The Company estimated the expected life of employee stock options using the “simplified” method, whereby the expected life equals the average of the vesting term and the original contractual term of the option. The risk-free interest rates for periods within the expected life of the option are based on the yields of zero-coupon U.S. treasury securities. The expected dividend yield of zero reflects that the Company has not paid cash dividends since inception and does not intend to pay cash dividends in the foreseeable future.

For awards subject to time-based vesting conditions, including those with a graded vesting schedule, stock-based compensation expense is recognized using the straight-line method. For performance-based awards to employees, (i) the fair value of the award is determined on the grant date, (ii) the Company assesses the probability of the individual performance milestones under the award being achieved and (iii) the fair value of the shares subject to the milestone is expensed over the implicit service period commencing once management believes the performance criteria is probable of being met.

The Company recognizes forfeitures related to stock-based compensation as they occur and any compensation cost previously recognized for awards for which the requisite service has not been completed is reversed in the period that the award is forfeited.

Net Earnings (Loss) Per Share

The Company follows the guidance in ASC 260, Earnings Per Share, or ASC 260, which establishes standards regarding the computation of earnings per share, or EPS, by companies that have issued securities other than common stock that contractually entitle the holder to participate in dividends and earnings of a company. The guidance requires earnings to be hypothetically allocated between the common, preferred, and other participating stockholders based on their respective rights to receive non-forfeitable dividends, whether or not declared. Participating securities include Series X Convertible Preferred Stock, see Note 6 for additional information. Basic net EPS is then calculated by dividing the net income attributable to common stockholders (after the reduction for any preferred stock and assuming current income for the period had been distributed) by the weighted-average number of common shares outstanding for the period. The Company calculates diluted net EPS by using the more dilutive of the (1) treasury stock method, reverse treasury stock method or if-converted method, as applicable, or (2) the two-class method. Dilutive common stock equivalents are comprised of warrants, Series X Convertible Preferred Stock, RSUs, PRSUs and options outstanding under the Company’s stock option plans and ESPP, on an as converted basis.

Basic net loss per share is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period, without consideration for potentially dilutive securities. Diluted net loss per share is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of common shares and dilutive stock equivalents outstanding for the period determined using the treasury stock method or if-converted method. Under the two-class method, the net loss attributable to common stockholders is not allocated to the Series X Convertible Preferred Stock as the preferred stockholders do not have a contractual obligation to share in the Company’s losses. In loss periods, basic and diluted net loss per share are identical because the otherwise dilutive potential common shares become anti-dilutive and are therefore excluded.

CIDARA THERAPEUTICS, INC.

Notes to Consolidated Financial Statements — Continued

In accordance with ASC 260, if a company had a discontinued operation, the company uses income (loss) from continuing operations as its control number to determine whether potential common shares are dilutive or anti-dilutive for purposes of reporting basic and diluted net earnings (loss) per common share from discontinued operations.

The following table sets forth the outstanding potentially dilutive securities that have been excluded in the calculation of basic and diluted net loss per share because doing so would be anti-dilutive (in common stock equivalent shares):

	December 31,
	2023	2022
Common stock warrants	866	625,859
Series X Convertible Preferred Stock	1,052,236	909,236
Common stock options, RSUs and PRSUs issued and outstanding	638,037	465,965

Total	1,691,139	2,001,060

Fair Value of Financial Instruments

The Company follows ASC 820-10, Fair Value Measurements and Disclosures, or ASC 820-10, with respect to fair value reporting for financial assets and liabilities. The guidance defines fair value, provides guidance for measuring fair value and requires certain disclosures. The guidance does not apply to measurements related to share-based payments. The guidance discusses valuation techniques such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels.

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, accrued compensation and benefits, and lease liabilities. The carrying amount of these financial instruments are generally considered to be representative of their respective fair values because of their short-term nature.

Recently Issued and Recently Adopted Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board, or FASB, or other standard setting bodies that are adopted by the Company as of the specified effective date.

In December 2023, the FASB issued Accounting Standards Update 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires public entities to disclose disaggregated information about their effective tax rate reconciliation as well as expanded information on income taxes paid by jurisdiction. The disclosure requirements will be applied on a prospective basis, with the option to apply them retrospectively. The standard is effective for annual periods beginning after December 15, 2024, with early adoption permitted. The Company plans to adopt this guidance for the fiscal year ending December 31, 2025 and believes, based on its preliminary assessment, that this new guidance will not have a material impact on the Company’s consolidated financial statements or related disclosures.

The Company believes, based on its preliminary assessment, that any other recently issued, but not yet adopted, accounting pronouncements will not have a material impact on the Company’s consolidated financial statements or related disclosures, or do not apply to the Company.

CIDARA THERAPEUTICS, INC.

Notes to Consolidated Financial Statements — Continued

3. FAIR VALUE MEASUREMENTS

The Company follows ASC 820-10, which among other things, defines fair value, establishes a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement determined based on assumptions that market participants would use in pricing an asset or liability.

As a basis for considering such assumptions, a three-tier fair value hierarchy has been established, which prioritizes the inputs used in measuring fair value as follows:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2: Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3: Unobservable inputs for which there is little or no market data, which require the reporting entity to develop its own assumptions, which reflect those that a market participant would use.

The Company classifies investments in money market accounts within Level 1 as the prices are available from quoted prices in active markets.

None of the Company’s non-financial assets or liabilities are recorded at fair value on a non-recurring basis. No transfers between levels have occurred during the periods presented.

The following tables summarize the Company’s financial instruments measured at fair value on a recurring basis (in thousands):

	TOTAL	LEVEL 1	LEVEL 2	LEVEL 3
December 31, 2023
Assets:
Cash and money market accounts	$35,778	$35,778	$—	$—
Total assets at fair value	$35,778	$35,778	$—	$—

December 31, 2022
Assets:
Cash and money market accounts	$32,731	$32,731	$—	$—
Total assets at fair value	$32,731	$32,731	$—	$—

CIDARA THERAPEUTICS, INC.

Notes to Consolidated Financial Statements — Continued

4. PROPERTY AND EQUIPMENT

Property and equipment consists of the following (in thousands):

	December 31,
	2023	2022
Laboratory equipment	$2,817	$2,415
Leasehold improvements	425	425
Computer hardware and software	327	305
Office equipment	36	93

Furniture and fixtures	142	142
	3,747	3,380
Less accumulated depreciation and amortization	(3,190)	(3,158)

Total	$557	$222

Depreciation and amortization of property and equipment of $0.1 million and $0.1 million were recorded for the years ended December 31, 2023 and 2022, respectively.

5. DEBT

Term Loan

On October 3, 2016, the Company entered into a loan and security agreement, or the Loan Agreement, with Pacific Western Bank, as the collateral agent and a lender, or the Lender, pursuant to which the Company has borrowed $10.0 million from the Lender, or the Term A Loan. The Term A Loan bore interest at a variable annual rate equal to the greater of (i) 4.50% or (ii) the Lender’s prime interest rate plus 0.75%, and matured on July 3, 2022. The Term A Loan had an interest-only period through April 3, 2020, which was followed by equal monthly principal payments and was paid in full on July 5, 2022.

6. STOCKHOLDERS’ EQUITY

Reverse Stock Split

On April 23, 2024, the Company effected the Reverse Stock Split of its shares of common stock and decreased its authorized number of shares of common stock from 200,000,000 shares to 20,000,000 shares.

All references in this Registration Statement on Form S-1 to number of common shares, price per share and weighted average number of shares outstanding have been adjusted to reflect the Reverse Stock Split on a retroactive basis.

Controlled Equity Sales Agreement

In September 2019, the Company began to sell shares of common stock under a controlled equity sales agreement, or the Sales Agreement, entered into on November 8, 2018 with Cantor Fitzgerald & Co, or Cantor. During the years ended December 31, 2023 and 2022, the Company sold 310,983 and 170,723 shares of common stock for net proceeds of approximately $8.7 million and $2.4 million, respectively, after deducting placement agent fees. As of December 31, 2023, the remaining capacity under the Sales Agreement is $37.1 million.

CIDARA THERAPEUTICS, INC.

Notes to Consolidated Financial Statements — Continued

2023 Underwritten Public Offering

On March 7, 2023, the Company completed concurrent but separate underwritten public offerings with Cantor, the underwriter, to issue and sell 554,300 shares of its common stock, including the exercise in full by Cantor of their option to purchase an additional 72,300 shares of common stock, and 286,000 shares of the Company’s Series X Convertible Preferred Stock. Cantor agreed to purchase the shares of common stock at a price of $25.34 per share and the shares of Series X Convertible Preferred Stock at a price of $12.67 per share. The total gross proceeds from the offerings, including the full exercise by Cantor of its option to purchase additional shares of common stock, were approximately $19.5 million, before deducting underwriting discounts and commissions and offering expenses. The Company received total net proceeds of approximately $17.3 million, after deducting underwriting discounts, commissions, and other expenses payable by the Company.

Preferred Stock

Under the amended and restated certificate of incorporation, the Company’s board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding. The Company had 10,000,000 shares of preferred stock authorized at December 31, 2023.

In May 2018, the Company designated 5,000,000 shares of preferred stock as Series X Convertible Preferred Stock with a par value of $0.0001 per share.

On August 12, 2020, at the request of certain holders, 52,241 shares of the Company’s Series X Convertible Preferred Stock were converted to an aggregate of 26,120 shares of the Company’s common stock. As of December 31, 2023 and 2022 shares of preferred stock designated as Series X Convertible Preferred Stock totaled 4,947,759.

The specific terms of the Series X Convertible Preferred Stock are as follows:

Conversion: Each share of Series X Convertible Preferred Stock is convertible at the option of the holder into 0.5 shares of common stock. Holders are not permitted to convert Series X Convertible Preferred Stock into common stock if, after conversion, the holder, its affiliates, and any other person whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) or Section 16 of the Exchange Act, would beneficially own more than 9.99% of the number of shares of common stock outstanding immediately after the conversion.

Dividends: Holders of Series X Convertible Preferred Stock are not entitled to receive any dividends except to the extent that dividends are paid on the Company’s common stock. If dividends are paid on shares of common stock, holders of Series X Convertible Preferred Stock are entitled to participate in such dividends on an as-converted basis.

Liquidation: Upon the liquidation, dissolution, or winding up of the Company, each holder of Series X Convertible Preferred Stock will participate pari passu with any distribution of proceeds to holders of common stock.

Voting: Shares of Series X Convertible Preferred Stock will generally have no voting rights, except as required by law and except that the consent of the holders of a majority of the outstanding Series X Convertible Preferred Stock will be required to amend the terms of the Series X Convertible Preferred Stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or

CIDARA THERAPEUTICS, INC.

Notes to Consolidated Financial Statements — Continued

restrictions provided for the benefit of the Series X Convertible Preferred Stock, or to increase or decrease (other than by conversion) the number of authorized shares of Series X Convertible Preferred Stock.

The Company evaluated the Series X Convertible Preferred Stock for liability or equity classification under ASC 480, Distinguishing Liabilities from Equity, and determined that equity treatment was appropriate because the Series X Convertible Preferred Stock did not meet the definition of liability instruments defined thereunder as convertible instruments. Additionally, the Series X Convertible Preferred Stock is not redeemable for cash or other assets (i) on a fixed or determinable date, (ii) at the option of the holder, and (iii) upon the occurrence of an event that is not solely within control of the Company. As such, the Series X Convertible Preferred Stock is recorded as permanent equity.

Common Stock

The Company had 20,000,000 shares of common stock authorized as of December 31, 2023. Holders of outstanding shares of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the holders of common stock. Subject to the rights of the holders of any class of the Company’s capital stock having any preference or priority over common stock, the holders of common stock are entitled to receive dividends that are declared by the Company’s board of directors out of legally available funds. In the event of a liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in the net assets remaining after payment of liabilities, subject to prior rights of preferred stock, if any, then outstanding. The common stock has no preemptive rights, conversion rights, redemption rights or sinking fund provisions, and there are no dividends in arrears or default. All shares of common stock have equal distribution, liquidation and voting rights, and have no preferences or exchange rights.

Common Stock Warrants

As of December 31, 2023, warrants to purchase 866 shares of the Company’s common stock were outstanding with a weighted average exercise price of $230.95 per share. During the year ended December 31, 2023, 624,993 common stock warrants expired unexercised.

As of December 31, 2022, warrants to purchase 625,859 shares of the Company’s common stock were outstanding with a weighted average exercise price of $136.33 per share.

The warrants had no intrinsic value at December 31, 2023 and 2022. The intrinsic value of a common stock warrant is the difference between the market price of the common stock at the measurement date and the exercise price of the warrant.

Common Stock Reserved for Future Issuance

Common stock reserved for future issuance is as follows (in common stock equivalent shares):

	December 31,
	2023	2022
Common stock warrants	866	625,859
Series X Convertible Preferred Stock	1,052,236	909,236
Common stock options, RSUs and PRSUs issued and outstanding	638,037	465,965
Authorized for future stock awards	170,783	223,713
Awards available under the ESPP	49,623	40,572

Total	1,911,545	2,265,345

CIDARA THERAPEUTICS, INC.

Notes to Consolidated Financial Statements — Continued

7. EQUITY INCENTIVE PLANS

2020 Inducement Incentive Plan and 2015 Equity Incentive Plan

In December 2020, the Company’s board of directors approved and adopted the 2020 Inducement Incentive Plan, or 2020 IIP. Under the 2020 IIP, the Company may grant stock options, stock appreciation rights, restricted stock, RSUs, and other awards to individuals who were not previously employees or directors of the Company, or who are returning to employment following a bona fide period of non-employment with the Company, as an inducement material to such persons entering into employment with the Company.

In March 2015, the Company’s board of directors and stockholders approved and adopted the 2015 Equity Incentive Plan, or 2015 EIP. Under the 2015 EIP, the Company may grant stock options, stock appreciation rights, restricted stock, RSUs, and other awards to individuals who are employees, officers, directors or consultants of the Company. The number of shares of stock available for issuance under the 2015 EIP is automatically increased each January 1 by 4% of the outstanding number of shares of the Company’s common stock on the immediately preceding December 31 or such lesser number as determined by the Company’s board of directors.

Terms of stock award agreements, including vesting requirements, are determined by the board of directors, subject to the provisions of the 2020 IIP and 2015 EIP. Stock options granted by the Company generally vest over a three- or four-year period. Certain stock options are subject to acceleration of vesting in the event of certain change of control transactions. The stock options may be granted for a term of up to 10 years from the date of grant. The exercise price for stock options granted under the 2020 IIP and 2015 EIP must be at a price no less than 100% of the fair value of the shares on the date of grant, provided that for an incentive stock option granted to an employee who at the time of grant owns stock representing more than 10% of the voting power of all classes of stock of the Company, the exercise price shall be no less than 110% of the value on the date of grant.

2015 Employee Stock Purchase Plan

In March 2015, the Company’s board of directors and stockholders approved and adopted the 2015 Employee Stock Purchase Plan, or the ESPP. The number of shares of stock available for issuance under the ESPP will be automatically increased each January 1 by the lesser of (i) 1% of the outstanding number of shares of the Company’s common stock on the immediately preceding December 31, (ii) 24,516 shares, or (iii) such lesser number as determined by the Company’s board of directors.

The ESPP allows substantially all employees to purchase the Company’s common stock through a payroll deduction at a price equal to 85% of the lower of the fair market value of the stock as of the beginning or the end of each purchase period. An employee’s payroll deductions under the ESPP are limited to 15% of the employee’s eligible compensation. During the years ended December 31, 2023 and 2022, 15,465 and 18,168 shares, respectively, were issued pursuant to the ESPP.

As of December 31, 2023, total unrecognized compensation expense related to the ESPP was immaterial and is expected to be recognized over approximately 0.4 years.

CIDARA THERAPEUTICS, INC.

Notes to Consolidated Financial Statements — Continued

Restricted Stock Units

The following table summarizes RSU and PRSU activity during the year ended December 31, 2023:

	Number of RSUs and PRSUs	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2022	61,149	$29.36
RSUs and PRSUs granted	75,778	20.04
RSUs and PRSUs vested	(24,487)	29.64
RSUs and PRSUs canceled	(7,554)	25.76

Outstanding at December 31, 2023	104,886	$22.83

The weighted-average grant date fair value of RSUs and PRSUs granted by the Company during the year ended December 31, 2022 was $16.64 per share. The total fair value of RSUs and PRSUs vested during the years ended December 31, 2023 and 2022 was approximately $0.7 million and $1.6 million, respectively.

At December 31, 2023, estimated unrecognized compensation expense related to RSUs and PRSUs granted was approximately $1.7 million. This unrecognized compensation cost is expected to be recognized over a weighted-average period of approximately 2 years.

Stock Options

The following table summarizes stock option activity during the year ended December 31, 2023:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life in Years	Total Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2022	404,816	$55.60	6.65	$48
Options granted	161,666	20.40
Options exercised	(1,287)	16.65
Options canceled	(32,044)	62.40

Outstanding at December 31, 2023	533,151	$44.61	6.72	$57

Vested and expected to vest at December 31, 2023	533,151	$44.61	6.72	$57

Exercisable at December 31, 2023	361,644	$55.04	5.71	$54

The intrinsic value of a stock option is the difference between the market price of the common stock at the measurement date and the exercise price of the option.

The weighted-average grant date fair value of stock options granted by the Company during the years ended December 31, 2023 and 2022 was $14.45 and $10.14, respectively, per share.

As of December 31, 2023, total unrecognized share-based compensation expense related to unvested stock options was approximately $2.4 million. This unrecognized compensation cost is expected to be recognized over a weighted-average period of approximately 1.9 years.

CIDARA THERAPEUTICS, INC.

Notes to Consolidated Financial Statements — Continued

The following table summarizes the Black-Scholes option pricing model assumptions used to estimate the fair value of stock options granted to employees under the 2015 EIP and 2020 IIP and the shares purchasable under the 2015 ESPP during the periods presented:

	For the years ended December 31,
	2023	2022
2015 EIP and 2020 IIP
Risk-free interest rate	3.58% - 4.61%	1.39% - 4.02%
Expected dividend yield	0%	0%
Expected volatility	82% - 83%	70% - 75%
Expected term (years)	5.50 - 6.08	5.50 - 6.08
2015 ESPP
Risk-free interest rate	4.29% - 5.43%	1.57% - 2.65%
Expected dividend yield	0%	0%
Expected volatility	64% - 147%	75% - 98%
Expected term (years)	0.50 - 2.00	0.50 - 2.00

Stock-based compensation expense recognized for RSUs, PRSUs, stock options, and the ESPP has been reported in the consolidated statements of operations and comprehensive loss as follows (in thousands):

	Years ended December 31,
	2023	2022
Stock compensation expense:
Research and development	$839	$809
Selling, general and administrative	1,469	1,945

Stock compensation expense recorded in continuing operations	2,308	2,754
Stock compensation expense recorded in discontinued operations	753	951

Total stock compensation expense	$3,061	$3,705

8. SIGNIFICANT AGREEMENTS AND CONTRACTS

Janssen Collaboration Agreement

On March 31, 2021, the Company and Janssen entered into the Janssen Collaboration Agreement to develop and commercialize one or more DFCs based on the Company’s Cloudbreak platform, for the prevention and treatment of influenza, including CD388 and CD377, or the Products. The effectiveness of the Janssen Collaboration Agreement, including the effectiveness of the terms and conditions described below, was subject to the expiration or earlier termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or HSR. HSR clearance was obtained on May 12, 2021 and the Janssen Collaboration Agreement became effective on the same date.

Collaboration. The Company and Janssen collaborated in the research, preclinical development and early clinical development of CD388 or another mutually-agreed influenza DFC development candidate, or, in each case, the Development Candidate, under a mutually-agreed research and development plan, or the Research Plan, with the objective of advancing such Development Candidate through the completion of mutually-agreed Phase 1 clinical trials and the first Phase 2 clinical trial, or Phase 2 Study. Unless otherwise agreed by the parties, the Company was responsible for performing, or having performed, all investigational new drug application, or IND, -enabling studies and clinical trials under the Research Plan, and the Company is the IND holder for the Research

CIDARA THERAPEUTICS, INC.

Notes to Consolidated Financial Statements — Continued

Plan clinical trials. Both parties were responsible for conducting certain specified chemistry, manufacturing and controls, or CMC, development activities under the Research Plan. Janssen was solely responsible, and reimbursed the Company, for internal full-time equivalent and out-of-pocket costs incurred by the Company in performing Research Plan activities in accordance with a mutually-agreed budget.

In September 2023 Janssen delivered its Election to Proceed Notice for CD388 whereby Janssen assumed the future development, manufacturing and commercialization activities of CD388 under the Janssen Collaboration Agreement. The Company continued to work in collaboration with Janssen to complete the Phase 1 and Phase 2a clinical trials and was reimbursed for all ongoing development activities by Janssen as per the Janssen Collaboration Agreement.

Following Janssen’s Election to Proceed Notice, Janssen, was obligated at its sole expense to diligently continue development and commercialization.

Licenses. Upon the effectiveness of the Janssen Collaboration Agreement, the Company granted Janssen an exclusive, worldwide, royalty-bearing license to develop, register and commercialize Products, subject to the Company’s retained right to conduct Research Plan activities as described above. In addition, the Company granted Janssen an exclusive right of first negotiation until December 31, 2021, to negotiate and enter into a separate definitive agreement pursuant to which the parties would collaborate in the research and development of DFCs for the treatment or prevention of respiratory syncytial virus. This right of first negotiation expired on December 31, 2021.

Non-Compete Covenant. The Company will covenant that, except for the performance of Research Plan activities, from the effectiveness of the Janssen Collaboration Agreement until the fifth anniversary of the completion of all Research Plan activities and the Company’s delivery to Janssen of all Research Plan deliverables, the Company and its affiliates will not directly or indirectly (including through any third-party contractor or through or in collaboration with any third-party licensee) develop, file any IND or application for marketing approval for, or commercialize any DFC that binds influenza or influenza viral proteins at therapeutic levels, except that the Company has the right to conduct limited internal research of such DFCs for the purposes of generating data to support patent filings and improving and further developing the Company’s DFC technology more broadly. The Company’s non-compete covenant described above will not apply to any DFC that demonstrates high specificity for a virus other than the influenza virus and does not possess significant activity against the influenza virus.

Financial Terms. Upon the effectiveness of the Janssen Collaboration Agreement, Janssen paid the Company an upfront payment of $27.0 million. As of the execution of the Janssen Collaboration Agreement, the Company was eligible for reimbursement by Janssen of up to $58.2 million in research and development costs incurred in conducting Research Plan activities. The Company was also eligible to receive up to $695.0 million in development, regulatory and commercial milestone payments, as well as royalties on tiers of annual net sales at rates from the mid-single digits to the high-single digits.

Termination. The Janssen Collaboration Agreement was terminated upon the effectiveness of the Janssen License Agreement on April 24, 2024, and all potential future milestone payments and royalties were forfeited by the Company.

Revenue Recognition

As of December 31, 2023, the Company determined the transaction price is equal to the up-front fee of $27.0 million, plus the research and development funding of $49.8 million, plus milestones achieved of

CIDARA THERAPEUTICS, INC.

Notes to Consolidated Financial Statements — Continued

$10.0 million. The transaction price includes the total estimated costs related to research and development and clinical supply services, which can increase or decrease as costs to continue the research and development efforts become known. No revenue was reversed due to the change in transaction price as revenue is recognized based on actual amounts billed. The transaction price was allocated to the performance obligations on the basis of the relative stand-alone selling price estimated for each performance obligation. In estimating the stand-alone selling price for each performance obligation, the Company utilized discounted cash flows and developed assumptions that required judgment and included forecasted revenues, expected development timelines, discount rates, probabilities of technical and regulatory success, costs to continue the research and development efforts and costs for manufacturing clinical supplies. A description of the distinct performance obligations identified under the Janssen Collaboration Agreement, as well as the amount of revenue allocated to each distinct performance obligation, is as follows:

Licenses of Intellectual Property. The license to the Company’s intellectual property, bundled with the associated know-how, represents a distinct performance obligation. The license and associated know-how was transferred to Janssen in May 2021, therefore the Company recognized the revenue related to this performance obligation in the amount of $26.8 million, as restated, in May 2021 as collaboration revenue in its consolidated statements of operations and comprehensive loss.

Research and Development Services. The research and development services to be performed represents a distinct performance obligation. The Company recognizes revenue based on actual amounts incurred as the underlying services are provided and billed at fair value.

Clinical Supply Services. The Company’s initial obligation to supply drug supply for ongoing development represents a distinct performance obligation. The Company recognizes revenue based on actual amounts incurred as the underlying services are provided and billed at fair value.

Milestone Payments. In March 2022 and September 2023, the Company achieved milestones of $3.0 million and $7.0 million, respectively, under the Janssen Collaboration Agreement that the Company deems to be tied to all the performance obligations identified in the original agreement. Revenue associated with these milestones has been allocated proportionately to the original transaction price which was allocated to the performance obligations on the basis of the relative stand-alone selling price estimated for each performance obligation. In conjunction with the performance obligations already delivered, revenue is recognized based on the progress of these performance obligations, the unrecognized portion is recorded as contract liabilities at the reporting period end and will be recognized as revenue over the remaining progress of these performance obligations. The Company received payment for these milestones in May 2022 and September 2023, respectively. The Company determined that as of December 31, 2023, all remaining potential milestone payments are probable of significant revenue reversal as their achievement is highly dependent on factors outside the Company’s control or are otherwise constrained under the variable consideration guidance. Therefore, these milestone payments have been fully constrained and are not included in the transaction price. At the end of each subsequent reporting period, the Company will re-evaluate the probability of achievement of each milestone and any related constraint.

Royalties. As the license is deemed to be the predominant item to which sales-based royalties relate, the Company will recognize royalty revenue when the related sales occur. No royalty revenue was recognized during the years ended December 31, 2023 and 2022.

CIDARA THERAPEUTICS, INC.

Notes to Consolidated Financial Statements — Continued

Contract Liabilities

The following table presents a summary of the activity in the Company’s contract liabilities pertaining to the Janssen Collaboration Agreement during the year ended December 31, 2023 (in thousands):

Opening balance, December 31, 2022	$1,004
Payments received in advance	292
Revenue from performance obligations satisfied during reporting period	(866)
Closing balance, December 31, 2023	$430
Current portion of contract liabilities	$430
Long-term portion of contract liabilities	—
Total contract liabilities, December 31, 2023	$430

As of December 31, 2023, the aggregate transaction price allocated to performance obligations that are unsatisfied is $3.8 million under the Janssen Collaboration Agreement. These amounts are expected to be recognized over 0.5 years which represent the remaining research periods under the Janssen Collaboration Agreement.

As of December 31, 2023 and December 31, 2022, the Company recorded $1.9 million and $5.6 million, respectively, in accounts receivable associated with the Janssen Collaboration Agreement.

The following table presents collaboration revenue under the Janssen Collaboration Agreement (in thousands):

	Year Ended December 31, 2023	Year Ended December 31, 2022
		(As Restated)
Revenue from Janssen Collaboration Agreement:
Point in Time:
License of Intellectual Property - upon milestones achieved	$2,347	$976
Over Time:
Research and Development Services	19,011	18,814
Clinical Supply Services	1,925	3,706

Total Revenue from Janssen Collaboration Agreement	$23,283	$23,496

9. INCOME TAXES

The tax provision for income taxes from continuing operations consisted of the following (in thousands):

	December 31,
	2023	2022
Current tax (benefit) provision:
Federal	$(1)	$—
State	16	14

Total current tax provision	15	14
Deferred tax provision:
Federal	—	—
State	—	—

Total deferred tax provision	—	—

Total tax provision	$15	$14

CIDARA THERAPEUTICS, INC.

Notes to Consolidated Financial Statements — Continued

The Company accounts for income taxes under ASC 740. Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

The following table provides a reconciliation between income taxes from continuing operations computed at the federal statutory rate and the provision for income taxes (in thousands):

	Years Ended December 31,
	2023	2022
		(As Restated)
Federal income taxes at 21% for 2023 and 2022	$(5,264)	$(4,559)
State income tax, net of federal benefit	(241)	(158)
Nondeductible expenses	234	365
Tax credits	(1,096)	(1,092)
Rate change	(54)	491
Change in valuation allowance	5,861	(22,218)
Reserve for uncertain tax positions	273	(10,346)
162m deferred tax asset limitation	128	82
382 NOL and tax credit limitation	—	37,513
Expired stock awards	174	1,052
Other	—	(1,116)

Income tax expense	$15	$14

Current year tax expense is primarily the result of capitalized Internal Revenue Code, or IRC, Section 174 research and development expenditures, effective January 1, 2022, creating taxable income which can be offset with net operating losses and credits that are limited in use by IRC Sections 382 and 383.

The income tax expense from discontinued operations for the years ended December 31, 2023 and 2022 of $0.4 million and $0.3 million, respectively, are not included in the above income tax provision from continuing operations.

CIDARA THERAPEUTICS, INC.

Notes to Consolidated Financial Statements — Continued

Significant components of the Company’s net deferred tax assets are as follows (in thousands):

	December 31,
	2023	2022
		(As Restated)
Deferred tax assets:
Net operating losses	$35,506	$42,043
Tax credits	9,747	9,327
Intangibles	136	160
Capitalized R&D	25,871	14,706
Stock compensation	1,424	1,385
Lease liabilities	1,112	275
Deferred revenue	5,951	5,620
Accrued indirect tax liabilities	4,114	2,617
Other	725	1,018

Total deferred tax assets	84,586	77,151
Less valuation allowance	(83,086)	(76,713)

Deferred tax assets, net of valuation allowance	1,500	438
Deferred tax liabilities:
Prepaid expenses	(214)	(189)
Capitalized inventory costs	(244)	—
Right-of-use assets	(1,042)	(249)

Total deferred tax liabilities	(1,500)	(438)

Net deferred tax assets	$—	$—

The deferred income tax assets and liabilities associated with discontinued operations remain in the Company’s consolidated balance sheets rather than being included in the assets and liabilities for discontinued operations, as the sale of rezafungin is structured as a sale of assets. These deferred income tax assets and liabilities associated with discontinued operations will be realized upon the sale of the assets.

At December 31, 2023, the Company had federal and state tax net operating loss carryforwards of approximately $153.8 million and $131.2 million, respectively. The federal and state net operating loss carryforwards begin to expire in 2035 and 2029, respectively, unless previously utilized. The Company also has federal research and development credit and orphan drug credit carryforwards totaling $9.5 million and state research and development credit carryforwards totaling $5.3 million. The federal research and development credit and orphan drug credit carryforwards begin to expire in 2035, unless previously utilized. The state research and development credit carryforwards begin to expire in 2029, with the exception of $5.3 million which have no expiration date.

Management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. Based on the weight of all evidence, including a history of operating losses, management has determined that it is more likely than not that the net deferred tax assets will not be realized. The valuation allowance increased by $6.4 million in 2023 and decreased by $19.7 million in 2022.

Future utilization of the Company’s net operating loss and tax credit carryforwards to offset future taxable income may be subject to an annual limitation, pursuant to IRC Sections 382 and 383, as a result of ownership changes that may have occurred or that could occur in the future. An ownership change occurs when a cumulative change in ownership of more than 50% occurs within a three-year period. The Company has completed an IRC Section 382/383 analysis regarding the limitation of net operating loss and research and development credit carryforwards through 2023 and has adjusted the attributes for their estimated limitation.

CIDARA THERAPEUTICS, INC.

Notes to Consolidated Financial Statements — Continued

The Company recognizes a tax benefit from an uncertain tax position when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more likely than not recognition at the effective date to be recognized. At December 31, 2023 and 2022, the unrecognized tax benefits recorded were approximately $11.5 million and $11.0 million, respectively. Approximately $9.7 million of the unrecognized tax benefits would reduce the Company’s annual effective tax rates, if recognized, subject to the valuation allowance. The Company adjusted the uncertain tax position in the current year on certain attributes related to the IRC Section 382/383 analysis performed in the current year. The Company does not anticipate a significant change in the unrecognized tax benefits within the next 12 months.

A reconciliation of the beginning and ending amount of gross unrecognized tax benefits for 2023 and 2022 is as follows (in thousands):

	Years Ended December 31,
	2023	2022
		(As Restated)
Balance as of the beginning of the year	$11,015	$23,990
Increases related to current year tax positions	552	497
Decreases related to prior year tax positions	(47)	(13,472)

Balance as of the end of the year	$11,520	$11,015

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by the U.S. and state jurisdictions where applicable. There are currently no pending income tax examinations. The Company’s tax years from inception in 2013 are subject to examination by the federal and state tax authorities due to the carryforward of unutilized net operating losses and research and development credits. The Company’s practice is to recognize interest and penalties related to income tax matters in income tax expense. The Company has not recognized interest or penalties since inception.

10. COMMITMENTS AND CONTINGENCIES

Litigation

From time to time, the Company may be involved in various lawsuits, legal proceedings, or claims that arise in the ordinary course of business. Management believes there are no claims or actions pending against the Company at December 31, 2023 which will have, individually or in the aggregate, a material adverse effect on its business, liquidity, financial position or results of operations. Litigation, however, is subject to inherent uncertainties, and an adverse result in such matters may arise from time to time that may harm the Company’s business.

Finance Lease Obligations

The Company has a finance lease for lab equipment which was entered into in November 2023. The finance lease has a term of 36 months, monthly lease payments of $25,009, and an option to purchase the lab equipment for $1 at the end of the finance lease term. As of December 31, 2023, the Company was reasonably certain that it would exercise the option to purchase the lab equipment at the end of the finance lease term. The useful life of the lab equipment is estimated to be 10 years. The rate implicit to the finance lease used in measuring the Company’s finance lease liability was 8.0%.

CIDARA THERAPEUTICS, INC.

Notes to Consolidated Financial Statements — Continued

The following table presents information about the amount, timing and uncertainty of cash flows arising from the Company’s finance lease as of December 31, 2023 (in thousands):

2024	$275
2025	300
2026	300
2027	25

Total undiscounted finance lease payments	900
Less: Imputed interest	(107)

Present value of finance lease payments	$793

The balance sheet classification of the Company’s finance lease is as follows (in thousands):

Balance Sheet Classification:
Finance lease right-of-use asset	$788
Accumulated amortization	(6)

Net finance lease right-of-use asset	$782

Current portion of finance lease liability	$218
Long-term finance lease liability	575

Total finance lease liabilities	$793

As of December 31, 2023, the weighted average remaining finance lease term was 3.1 years.

Cash paid for amounts included in the measurement of finance lease liabilities was zero for the year ended December 31, 2023.

Finance lease costs were immaterial for the year ended December 31, 2023.

Operating Lease Obligations

The Company has an operating lease for laboratory and office space in San Diego, California which was entered into in June 2014. Amendments for additional space were entered into in February 2015, March 2015 and August 2015. On April 20, 2023, the Company entered into a seventh amendment to its operating lease with Nancy Ridge Technology Center, L.P. which extended the term of the operating lease by an additional 36 months and increases the base rent to $133,371 per month effective January 1, 2024, subject to 4% increases every January. The operating lease expires on December 31, 2026 with options for two individual two-year extensions, as described in the original lease agreement, which have not been exercised, and remain in effect and available to the Company. As of December 31, 2023, the Company was not reasonably certain that it would exercise the extension options, and therefore did not include these options in the determination of the total operating lease term for accounting purposes. The incremental borrowing rate used in measuring the Company’s operating lease liability was 12.0%.

CIDARA THERAPEUTICS, INC.

Notes to Consolidated Financial Statements — Continued

The following table presents information about the amount, timing and uncertainty of cash flows arising from the Company’s operating lease as of December 31, 2023 (in thousands):

2024	$1,600
2025	1,665
2026	1,731

Total undiscounted operating lease payments	4,996
Less: Imputed interest	(912)

Present value of operating lease payments	$4,084

The balance sheet classification of the Company’s operating lease is as follows (in thousands):

Balance Sheet Classification:
Operating lease right-of-use asset	$3,788
Current portion of operating lease liability	$1,082
Long-term operating lease liability	3,002

Total operating lease liabilities	$4,084

As of December 31, 2023, the weighted average remaining operating lease term was 3 years.

Cash paid for amounts included in the measurement of operating lease liabilities was $1.3 million and $1.2 million for the years ended December 31, 2023 and 2022, respectively.

Operating lease costs were $1.6 million and $1.3 million for the years ended December 31, 2023 and 2022, respectively. These costs are primarily related to the Company’s operating lease, but also include immaterial amounts for variable leases and short-term leases with terms greater than 30 days.

Contractual Obligations

The Company enters into contracts in the normal course of business with vendors for research and development activities, manufacturing, and professional services. These contracts generally provide for termination either on notice or after a notice period.

11. DISCONTINUED OPERATIONS

On April 24, 2024, the Company and Napp, entered into the Napp Purchase Agreement, pursuant to which the Company sold to Napp, effective as of April 24, 2024, the following:

•	all of the Company’s rezafungin assets, including all of the Company’s right to receive future milestones and royalties under the Melinta License Agreement and the Mundipharma Collaboration Agreement,

•	all rezafungin intellectual property rights, including patents and know-how, all product data, regulatory approvals and documentation,

•	rezafungin and comparator inventory,

•

specified prepaid assets and specified contracts, in exchange for Napp’s assumption of certain liabilities of the rezafungin business, including the ongoing costs of the ReSPECT Phase 3 clinical trial and the ReSTORE Phase 3 clinical trial in China and the Company’s obligations from and after closing under the Melinta License Agreement,

CIDARA THERAPEUTICS, INC.

Notes to Consolidated Financial Statements — Continued

•	the Commercial Supply Agreement dated January 23, 2023 between the Company and Melinta, and

•	the Commercial Supply Agreement, dated December 12, 2022 between the Company and Mundipharma, or the Mundipharma Commercial Supply Agreement.

No Company employees were transferred to Napp.

The Company, Napp and Mundipharma also entered into an Assignment and Novation Agreement to transfer the Mundipharma Collaboration Agreement and Mundipharma Commercial Supply Agreement from the Company to Napp, or the Novation Agreement. In the Novation Agreement, Mundipharma agreed to forgive the Company’s obligation to refund a $11.1 million development milestone advance due as of December 31, 2024, net of royalties, to Mundipharma under the Mundipharma Collaboration Agreement, provided that (a) the Company performs its obligation to provide carryover services under a Transition Services Agreement with Napp, or the TSA, for a period of 45 days following the closing, (b) the Company delivers all of the purchased assets, including product know-how and product-data, in accordance with the Napp Purchase Agreement and a know-how transfer plan delivered in connection with the Napp Purchase Agreement and (c) the Company performs its obligation to provide other services in accordance with the TSA for 75 days following the closing. If such conditions are not met, the Company will be obligated to refund the development milestone advance, net of royalties, within 10 business days of the date on which it is determined that the conditions for forgiveness were not satisfied. On July 18, 2024, the Company received a notice of satisfaction from Mundipharma that it had completed the required performance obligations under the TSA and, accordingly, the $11.1 million development milestone advance previously made to the Company, and reimbursable to Mundipharma, was forgiven by Mundipharma.

In connection with the Napp Purchase Agreement and as a condition to entering into the Napp Purchase Agreement, the Company entered into an amendment, dated April 23, 2024, to the Melinta License Agreement that, among other changes, modified the future regulatory milestones payable upon receipt of marketing approval of the current rezafungin acetate product. The Melinta License Agreement, as amended, was assigned and novated to Napp at the closing of the asset sale.

The action to divest rezafungin was taken because of the Company’s strategy to streamline its portfolio and focus on the Cloudbreak platform and other financial considerations.

The Company has determined that the sale of rezafungin represents a strategic shift that had a major effect on its result of operations. Rezafungin met the criteria to be reported as discontinued operations at the time of the sale. The Company has separately reported the financial results of rezafungin as discontinued operations in the consolidated statements of operations and comprehensive loss for all periods presented.

CIDARA THERAPEUTICS, INC.

Notes to Consolidated Financial Statements — Continued

Assets and liabilities classified as discontinued operations in the condensed consolidated balance sheets as of December 31, 2023 and 2022 consist of the following:

	December 31, 2023	December 31, 2022
(In thousands)		(As Restated)
Carrying amount of major assets included as part of discontinued operations:
Current assets:
Accounts receivable	$2,171	$116
Inventory	6,097	—
Prepaid expenses and other current assets	1,022	952

Current assets from discontinued operations	9,290	1,068
Noncurrent assets:
Other assets	934	958

Noncurrent assets from discontinued operations	934	958

Total assets from discontinued operations	$10,224	$2,026

Carrying amount of major liabilities included as part of discontinued operations:
Current liabilities:
Current contract liabilities	$24,665	$13,610
Current liabilities from discontinued operations	24,665	13,610

Noncurrent liabilities:		—
Long-term contract liabilities	4,245	20,525

Noncurrent liabilities from discontinued operations	4,245	20,525

Total liabilities from discontinued operations	$28,910	$34,135

Inventory consisted of the following (in thousands):

	December 31,
	2023	2022
Raw materials	$2,691	$—
Work-in-process	3,406	—

Total inventory	$6,097	$—

The Company’s capitalized inventory consisted of costs incurred subsequent to FDA approval of REZZAYO in March 2023. Prior to regulatory approval, all direct and indirect manufacturing costs were charged to R&D expense in the period incurred. There were no inventory write downs during the year ended December 31, 2023.

CIDARA THERAPEUTICS, INC.

Notes to Consolidated Financial Statements — Continued

The results of operations from discontinued operations during the years ended December 31, 2023 and 2022 have been reflected as income (loss) from discontinued operations, net of income taxes in the consolidated statements of operations and comprehensive loss and consist of the following:

	Years ended December 31,
(In thousands)	2023	2022
		(As Restated)
Major line items constituting pretax income (loss) of discontinued operations
Revenues:
Total revenues	$40,622	$40,952

Operating expenses:
Cost of product revenue	1,523	—
Research and development	31,769	47,237
Selling, general and administrative	4,753	5,319

Total operating expenses	38,045	52,556

Income (loss) from discontinued operations before income tax expense	2,577	(11,604)
Income tax expense	(428)	(258)

Income (loss) from discontinued operations, net of income taxes	$2,149	$(11,862)

The cash flows related to discontinued operations have not been segregated and are included in the condensed consolidated statements of cash flows. The total net cash used in operating activities from discontinued operations was $10.5 million and $3.9 million for the years ended December 31, 2023 and 2022, respectively. There were no investing or financing activities from discontinued operations for the years ended December 31, 2023 and 2022.

Mundipharma Collaboration Agreement

On September 3, 2019, the Company entered into the Mundipharma Collaboration Agreement with Mundipharma, a related party, for a strategic collaboration to develop and commercialize rezafungin in an intravenous formulation, or the Mundipharma Licensed Product, for the treatment and prevention of invasive fungal infections.

Collaboration. Under the Mundipharma Collaboration Agreement, the Company was responsible for leading the conduct of an agreed global development plan, or the Global Development Plan, that included the Phase 3 pivotal clinical trial of the Mundipharma Licensed Product for the treatment of candidemia and/or invasive candidiasis, or the ReSTORE Trial, and the Phase 3 pivotal clinical trial of the Mundipharma Licensed Product for the prophylaxis of invasive fungal infections in adult allogeneic blood and marrow transplant recipients, or the ReSPECT Trial, as well as specified GLP-compliant non-clinical studies and CMC development activities for the Mundipharma Licensed Product. Mundipharma was responsible for performing all development activities, other than Global Development Plan activities, which were necessary to obtain and maintain regulatory approvals for the Mundipharma Licensed Product outside of the U.S. and Japan, or the Mundipharma Territory, at Mundipharma’s sole cost.

Licenses. Pursuant to the Mundipharma Collaboration Agreement, the Company granted Mundipharma an exclusive, royalty-bearing license to develop, register and commercialize the Mundipharma Licensed Product in

CIDARA THERAPEUTICS, INC.

Notes to Consolidated Financial Statements — Continued

the Mundipharma Territory, subject to the Company’s retained right in Japan before the Mundipharma Collaboration Agreement was terminated.

The Company also granted Mundipharma an option to obtain exclusive licenses to develop, register and commercialize rezafungin in a formulation for subcutaneous administration, or Subcutaneous Product, and in formulations for other modes of administration, or Other Products, in the Mundipharma Territory, subject to similar retained rights of the Company to conduct mutually agreed global development activities for such products. In addition, the Company granted Mundipharma a co-exclusive, worldwide license to manufacture the Mundipharma Licensed Product and rezafungin.

Until the seventh anniversary of the first commercial sale of the Mundipharma Licensed Product in the Mundipharma Territory, each party granted the other party an exclusive, time-limited right of first negotiation to obtain a license to any anti-fungal product (other than Mundipharma Licensed Product, Subcutaneous Product and Other Products) that such party proposes to out-license in the other party’s territory.

Financial Terms. As of the execution of the Mundipharma Collaboration Agreement, the parties agreed to share equally (50/50) the costs of Global Development Plan activities, or Global Development Costs, subject to a cap on Mundipharma’s Global Development Cost share of $31.2 million. The total potential transaction value was $568.4 million, including an equity investment, an up-front payment, global development funding, and certain development, regulatory, and commercial milestones. The Company was also eligible to receive double-digit royalties in the teens on tiers of annual net sales.

Termination. The Mundipharma Collaboration Agreement was terminated upon the effectiveness of the assignment to Napp on April 24, 2024.

Revenue Recognition

Prior to the Mundipharma Collaboration Agreement termination on April 24, 2024, the Company determined the transaction price was equal to the up-front fee of $30.0 million, plus the R&D funding of $31.2 million, plus milestones achieved of $27.9 million. The common stock issued pursuant to the Mundipharma Stock Purchase Agreement was determined to be issued at fair market value after applying a lack of marketability discount as Mundipharma received restricted shares. Therefore, no additional premium or discount was allocated to the transaction price of the Mundipharma Collaboration Agreement for the share issuance. The transaction price was allocated to the performance obligations on the basis of the relative stand-alone selling price estimated for each performance obligation. In estimating the stand-alone selling price for each performance obligation, the Company utilized discounted cash flows and developed assumptions that required judgment and included forecasted revenues, expected development timelines, discount rates, probabilities of technical and regulatory success and costs for manufacturing clinical supplies. A description of the distinct performance obligations identified under the Mundipharma Collaboration Agreement, as well as the amount of revenue allocated to each distinct performance obligation, was as follows:

Licenses of Intellectual Property. The license to the Company’s intellectual property, bundled with the associated know-how, represented a distinct performance obligation. The license and associated know-how were transferred to Mundipharma during September 2019, therefore the Company recognized the revenue related to this performance obligation in the amount of $17.9 million in September 2019 as collaboration revenue in its consolidated statements of operations and comprehensive loss.

Research and Development Services. The Company and Mundipharma shared equally in the costs of ongoing rezafungin clinical development in the Mundipharma Territory up to the specified cap, which represented a distinct performance obligation. The Company recorded these cost-sharing payments due from

CIDARA THERAPEUTICS, INC.

Notes to Consolidated Financial Statements — Continued

Mundipharma as collaboration revenue. The Company concluded that progress towards completion of the performance obligation related to the R&D services was best measured in an amount proportional to the R&D expenses incurred and the total estimated R&D expenses.

Clinical Supply Services. The Company’s initial obligation to supply rezafungin for ongoing clinical development in the Mundipharma Territory represented a distinct performance obligation. The Company concluded that progress towards completion of the performance obligations related to the clinical supply services was best measured in an amount proportional to the clinical supply services expenses incurred and the total estimated clinical supply services.

Milestone Payments. In November 2020, the Company achieved a $11.1 million milestone under the Mundipharma Collaboration Agreement, which was previously recorded as current contract liabilities as of December 31, 2023 because the rights to consideration were expected to be satisfied within one year. The Company received payment for this milestone in January 2021. Mundipharma was entitled to credit the full amount of this milestone payment toward future royalties payable to the Company, subject to a limit on the amount by which royalty payments to the Company may be reduced in any quarter. If Mundipharma had not fully credited the amount of such milestone payment toward royalties payable to the Company before the earlier of (i) December 31, 2024 and (ii) termination of the Mundipharma Collaboration Agreement by Mundipharma, the Company would have been obligated to refund the uncredited portion of such milestone payment to Mundipharma on the earlier of such dates. The full amount was forgiven in July 2024 as part of the rezafungin asset sale and the Company included $11.1 million in the transaction price of the Napp Purchase Agreement. In December 2021, August 2022, December 2023, and January 2024, the Company achieved milestones of $2.8 million, $11.1 million, $11.1 million, and $2.8 million, respectively, under the Mundipharma Collaboration Agreement that the Company deemed to be tied to all the performance obligations identified in the original agreement. Revenue associated with these milestones has been allocated proportionately to the original transaction price which was allocated to the performance obligations on the basis of the relative stand-alone selling price estimated for each performance obligation. In conjunction with the performance obligations already delivered, revenue was recognized based on the progress of these performance obligations, the unrecognized portion was recorded as contract liabilities at the reporting period end and was recognized as revenue over the remaining progress of these performance obligations. The Company received payment for these milestones in January 2022, September 2022, February 2024, and April 2024, respectively.

Royalties. As the license was deemed to be the predominant item to which sales-based royalties related, the Company recognized royalty revenue when the related sales occurred. No royalty revenue was recognized during the years ended December 31, 2023 and 2022.

Melinta License Agreement

On July 26, 2022, the Company entered into the Melinta License Agreement with Melinta under which the Company granted Melinta an exclusive license to develop and commercialize products that contained or incorporated rezafungin, or the Melinta Licensed Product, in the U.S., or the Melinta Territory.

Licenses. Pursuant to the Melinta License Agreement, the Company granted Melinta an exclusive, royalty-bearing license (including the right to sublicense through multiple tiers), to develop, register and commercialize the Melinta Licensed Product for all uses in humans and non-human animals in the Melinta Territory, subject to the Company’s retained right, as described below.

Non-Compete Covenant. Until the fifth anniversary of the first commercial sale of the first Melinta Licensed Product in the Melinta Territory, neither the Company nor Melinta, nor any of their respective majority-owned subsidiaries could, directly or indirectly, itself or in collaboration with any third party, developed, manufactured

CIDARA THERAPEUTICS, INC.

Notes to Consolidated Financial Statements — Continued

for development or commercialization, or commercialized any product in the echinocandin class of drugs in the Melinta Territory without the other party’s prior written consent, subject to certain provisions in connection with a change of control of a party.

Commercialization. Melinta was solely responsible for the commercialization of rezafungin in the Melinta Territory, at its sole expense.

Continued Development and Regulatory Activities. The Company was responsible, at its sole expense, for conducting an agreed upon development plan, or the Melinta Development Plan, that included, among other activities, (a) completion of the ReSPECT Phase 3 pivotal clinical trial for the prophylaxis of invasive fungal infections in adult allogeneic blood and marrow transplant recipients, or the Prophylaxis Indication, (b) preparation and submission to the FDA of a supplemental new drug application, or sNDA, for the Melinta Licensed Product in the Prophylaxis Indication, (c) site close-out activity worldwide (outside of China) for the ReSTORE Phase 3 pivotal clinical trial for the treatment of candidemia and invasive candidiasis, or the Treatment Indication, (d) certain nonclinical studies and other nonclinical activities, (e) certain CMC activities for the Melinta Licensed Product, and (f) all other development activities that were required by the FDA to obtain marketing approval of the Melinta Licensed Product in the Treatment Indication and the Prophylaxis Indication in the Melinta Territory.

The Company remained the holder of the rezafungin IND and new drug application, or NDA, before the Melinta License Agreement was assigned. Both regulatory applications were to transfer to Melinta on a transfer date determined based on the status of the ReSPECT trial and the associated sNDA for the Prophylaxis Indication, after which Melinta would have been responsible for performing all activities that may have been necessary to maintain NDA approvals for the Melinta Licensed Product in the Treatment Indication and the Prophylaxis Indication in the Melinta Territory, at Melinta’s sole expense, subject to Melinta’s right to deduct from royalties payable to the Company the internal expenses (not to exceed a specified dollar amount per calendar year) and certain out-of-pocket expenses incurred by Melinta.

Supply and Transfer of CMC activities. Until Melinta assumed responsibility for the manufacture and supply of the Melinta Licensed Product for development and commercialization in the Melinta Territory, which it may do by direct purchase from the Company’s contract manufacturing organizations for the Melinta Licensed Product or by having a manufacturing technology transfer to Melinta or its designee performed at Melinta’s sole expense, which, in either case, will be no later than December 31, 2026, the Company was responsible for the manufacture and supply of the Melinta Licensed Product for development and commercialization by Melinta in the Melinta Territory, and during such period, supplied Melinta Licensed Product to Melinta pursuant to the terms of a supply agreement negotiated by the parties.

Financial Terms. Upon execution of the Melinta License Agreement, the total potential transaction value was $460.0 million, including a $30.0 million upfront payment and up to $430.0 million in regulatory and commercial milestone payments. In addition, the Company was eligible to receive tiered royalties on U.S. sales in the low double digits to mid-teens.

Termination. The Melinta License Agreement was terminated upon the effectiveness of the assignment to Napp on April 24, 2024.

Revenue Recognition

Prior to the Melinta License Agreement termination on April 24, 2024, the Company determined the transaction price was equal to the up-front fee of $30.0 million, plus a milestone achieved of $20.0 million. The

CIDARA THERAPEUTICS, INC.

Notes to Consolidated Financial Statements — Continued

transaction price was allocated to the performance obligations on the basis of the relative stand-alone selling price estimated for each performance obligation. In estimating the stand-alone selling price for each performance obligation, the Company utilized discounted cash flows and developed assumptions that required judgment and included forecasted revenues, expected development timelines, discount rates, probabilities of technical and regulatory success, costs to continue the R&D efforts and costs for manufacturing clinical supplies. A description of the distinct performance obligations identified under the Melinta License Agreement, as well as the amount of revenue allocated to each distinct performance obligation, was as follows:

Licenses of Intellectual Property. The license to the Company’s intellectual property, bundled with the associated know-how, represented a distinct performance obligation. The license and associated know-how were transferred to Melinta in August 2022, therefore the Company recognized the revenue related to this performance obligation in the amount of $25.9 million in August 2022 as collaboration revenue in its consolidated statements of operations and comprehensive loss.

Research and Development Services. The Company was required to provide R&D services, at its sole expense, as described under the Melinta Development Plan, which represented a distinct performance obligation. The Company concluded that progress towards completion of the performance obligation related to the R&D services was best measured in an amount proportional to the R&D expenses incurred and the total estimated R&D expenses.

Clinical Supply Services. The Company’s obligation to supply rezafungin for ongoing clinical development in the Melinta Territory represented a distinct performance obligation. The Company concluded that progress towards completion of the performance obligations related to the clinical supply services was best measured in an amount proportional to the clinical supply services expenses incurred and the total estimated clinical supply services. Revenue related to the clinical supply services performance obligation recognized during the year ended December 31, 2023 was immaterial.

Milestone Payments. In March 2023, the Company achieved a $20.0 million milestone under the Melinta License Agreement that the Company deemed to be tied to all the performance obligations identified in the original agreement. Revenue associated with the milestone has been allocated proportionately to the original transaction price which was allocated to the performance obligations on the basis of the relative stand-alone selling price estimated for each performance obligation. In conjunction with the performance obligations already delivered, revenue was recognized based on the progress of these performance obligations, the unrecognized portion was recorded as contract liabilities at the reporting period end and was recognized as revenue over the remaining progress of these performance obligations. The Company received payment for this milestone in April 2023.

Royalties. As the license was deemed to be the predominant item to which sales-based royalties related, the Company recognized royalty revenue when the related sales occurred. The Company recognized $0.2 million in royalty revenue during the year ended December 31, 2023 following the commercial launch of REZZAYO by Melinta in the U.S. on July 31, 2023. No royalty revenue was recognized during the year ended December 31, 2022.

Costs to Obtain a Contract with a Customer

The Company incurred costs to a third party to obtain the Melinta License Agreement and capitalized $2.0 million upon execution of the Melinta License Agreement, and capitalized an additional $0.5 million upon achievement of a milestone, in accordance with ASC 340, Other Assets and Deferred Costs. The Company incurred these costs in connection with all the performance obligations identified in the Melinta License Agreement and allocated the capitalized contract costs to performance obligations on a relative basis (i.e., in proportion to the transaction price allocated to each performance obligation) to determine the period of amortization. The expense recognized during the years ended December 31, 2023 and 2022 of $0.5 million and

CIDARA THERAPEUTICS, INC.

Notes to Consolidated Financial Statements — Continued

$1.8 million, respectively, and is included within the results of operations from discontinued operations. As of December 31, 2023, the remaining balance of the asset recognized from costs to obtain the Melinta License Agreement was $0.2 million.

Contract Liabilities

The following table presents a summary of the activity in the Company’s contract liabilities pertaining to the Mundipharma Collaboration Agreement and Melinta License Agreement during the year ended December 31, 2023 (in thousands):

Opening balance, December 31, 2022	$34,135
Payments received in advance	1,463
Payments receivable	1,488
Revenue from performance obligations satisfied during reporting period	(8,176)

Closing balance, December 31, 2023	$28,910

Current portion of contract liabilities	$24,665
Long-term portion of contract liabilities	4,245

Total contract liabilities, December 31, 2023	$28,910

As of December 31, 2023, the aggregate transaction price allocated to performance obligations that are unsatisfied is $11.5 million and $3.7 million under the Mundipharma Collaboration Agreement and Melinta License Agreement, respectively. These amounts were expected to be recognized over 2 years which represent the remaining research periods under each of the Mundipharma Collaboration Agreement and Melinta License Agreement.

As of December 31, 2023, the Company recorded $13.9 million and $0.4 million in accounts receivable associated with the Mundipharma Collaboration Agreement and Melinta License Agreement, respectively. $1.7 million and $0.4 million of the accounts receivable associated with the Mundipharma Collaboration Agreement and Melinta License Agreement, respectively, were included in discontinued operations. As of December 31, 2022, the Company recorded $0.2 million in accounts receivable associated with the Mundipharma Collaboration Agreement, of which $0.1 million was included in discontinued operations.

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Notes to Consolidated Financial Statements — Continued

The following table presents collaboration revenue, included within discontinued operations, disaggregated by collaborator and timing of revenue recognition (in thousands):

	Year Ended December 31, 2023
	Mundipharma	Melinta
Revenue from Collaboration, License and Purchase Agreements:
Point in Time:
License of Intellectual Property - upon milestones achieved	$3,252	$17,257
Clinical Drug Supply	26	—
Product Revenue	2,867	1,468
Royalty Revenue	—	168
Over Time:
Research and Development Services	12,303	2,441
Clinical Supply Services	840	—

Total Revenue from Collaboration, License and Purchase Agreements	$19,288	$21,334

	Year Ended December 31, 2022
	Mundipharma	Melinta
Revenue from Collaboration and License Agreements:
Point in Time:
License of Intellectual Property - upon transfer of license	$—	$25,885
License of Intellectual Property - upon milestones achieved	3,252	—
Clinical Drug Supply	484	—
Over Time:
Research and Development Services	9,595	811
Clinical Supply Services	925	—

Total Revenue from Collaboration and License Agreements	$14,256	$26,696

12. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

Restatement of Interim Financial Information (Unaudited)

Due to the misstatements described in Note 1 above, the Company has restated, and recast for the discontinued operations and reverse stock split, its unaudited condensed consolidated balance sheets, condensed consolidated statements of operations and comprehensive loss, condensed consolidated statements of convertible preferred stock and stockholders’ equity (deficit), and condensed consolidated statements of cash flows for the quarterly periods ended March 31, 2022, June 30, 2022, September 30, 2022, March 31, 2023, June 30, 2023 and September 30, 2023.

CIDARA THERAPEUTICS, INC.

Notes to Consolidated Financial Statements — Continued

	March 31, 2023			March 31, 2022
Corrected Condensed Consolidated Balance Sheets (unaudited)	As Previously Reported	Restatement Adjustment	As Restated	As Previously Reported	Restatement Adjustment	As Restated
ASSETS
Current assets:
Cash and cash equivalents	$47,976	$—	$47,976	$36,488	$—	$36,488
Restricted Cash	—	—	—	1,482	—	1,482
Accounts receivable	25,703	295	25,998	8,649	—	8,649
Prepaid expenses and other current assets	5,245	(143)	5,102	4,038	—	4,038
Current assets from discontinued operations	564	168	732	1,350	—	1,350

Total current assets	79,488	320	79,808	52,007	—	52,007
Property and equipment, net	270	—	270	239	—	239
Operating lease right-of-use asset	917	(81)	836	2,030	(184)	1,846
Other assets	102	—	102	155	—	155
Noncurrent assets from discontinued operations	959	—	959	864	—	864

Total assets	$81,736	$239	$81,975	$55,295	$(184)	$55,111

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	3,980	46	4,026	2,861	—	2,861
Accrued liabilities	9,078	30	9,108	9,234	720	9,954
Accrued indirect tax liabilities	—	11,795	11,795	—	7,942	7,942
Accrued compensation and benefits	5,843	—	5,843	3,079	—	3,079
Current contract liabilities	699	—	699	4,514	—	4,514
Current portion of operating lease liability	1,001	(81)	920	1,190	(100)	1,090
Current portion of term loan	—	—	—	1,481	—	1,481
Current liabilities from discontinued operations	15,062	29	15,091	9,746	—	9,746

Total current liabilities	35,663	11,819	47,482	32,105	8,562	40,667
Long-term contract liabilities	92	(9)	83	337	—	337
Long-term operating lease liability	—	—	—	1,004	(84)	920
Noncurrent liabilities from discontinued operations	19,144	159	19,303	16,892	—	16,892

Total liabilities	54,899	11,969	66,868	50,338	8,478	58,816

CIDARA THERAPEUTICS, INC.

Notes to Consolidated Financial Statements — Continued

	March 31, 2023			March 31, 2022
Corrected Condensed Consolidated Balance Sheets (unaudited)	As Previously Reported	Restatement Adjustment	As Restated	As Previously Reported	Restatement Adjustment	As Restated
Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock (1)
Series X Convertible Preferred stock (2)	—	—	—	—	—	—
Common stock (3)	1	—	1	1	—	1
Additional paid-in capital	430,593	—	430,593	400,404	(720)	399,684
Accumulated deficit	(403,757)	(11,730)	(415,487)	(395,448)	(7,942)	(403,390)

Total stockholders’ equity (deficit)	26,837	(11,730)	15,107	4,957	(8,662)	(3,705)

Total liabilities and stockholders’ equity (deficit)	$81,736	$239	$81,975	$55,295	$(184)	$55,111

(1)	Preferred stock, $0.0001 par value; 10,000,000 shares authorized at March 31, 2023 and March 31, 2022
(2)

Series X Convertible Preferred Stock, $0.0001 par value; 4,947,759 shares authorized at March 31, 2023 and March 31, 2022; 2,156,713 shares issued and 2,104,472 shares outstanding at March 31, 2023; 1,870,713 shares issued and 1,818,472 shares outstanding at March 31, 2022

(3)

Common stock, $0.0001 par value; 20,000,000 shares authorized at March 31, 2023 and March 31, 2022; 4,501,256 shares issued and outstanding at March 31, 2023 and 3,452,567 shares issued and outstanding at March 31, 2022

CIDARA THERAPEUTICS, INC.

Notes to Consolidated Financial Statements — Continued

	June 30, 2023			June 30, 2022
Corrected Condensed Consolidated Balance Sheets (unaudited)	As Previously Reported	Restatement Adjustment	As Restated	As Previously Reported	Restatement Adjustment	As Restated
ASSETS
Current assets:
Cash and cash equivalents	$50,430	$—	$50,430	$24,637	$—	$24,637
Restricted cash	—	—	—	370	—	370
Accounts receivable	5,310	—	5,310	4,113	—	4,113
Prepaid expenses and other current assets	3,230	—	3,230	5,909	—	5,909
Current assets from discontinued operations	3,270	434	3,704	1,517	—	1,517

Total current assets	62,240	434	62,674	36,546	—	36,546
Property and equipment, net	297	—	297	201	—	201
Operating lease right-of-use asset	4,388	(81)	4,307	1,765	(162)	1,603
Other assets	101	—	101	150	—	150
Noncurrent assets from discontinued operations	960	—	960	862	—	862

Total assets	$67,986	$353	$68,339	$39,524	$(162)	$39,362

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	1,899	—	1,899	3,091	—	3,091
Accrued liabilities	10,022	—	10,022	8,567	—	8,567
Accrued indirect tax liabilities	—	13,431	13,431	—	10,582	10,582
Accrued compensation and benefits	3,582	—	3,582	3,464	—	3,464
Current contract liabilities	369	—	369	4,444	—	4,444
Current portion of operating lease liability	942	(81)	861	1,233	(104)	1,129
Current portion of term loan	—	—	—	370	—	370
Current liabilities from discontinued operations	14,606	—	14,606	10,286	—	10,286

Total current liabilities	31,420	13,350	44,770	31,455	10,478	41,933
Long-term contract liabilities	—	—	—	195	—	195
Long-term operating lease liability	3,601	—	3,601	679	(58)	621
Noncurrent liabilities from discontinued operations	17,551	—	17,551	15,156	—	15,156

Total liabilities	52,572	13,350	65,922	47,485	10,420	57,905

CIDARA THERAPEUTICS, INC.

Notes to Consolidated Financial Statements — Continued

	June 30, 2023			June 30, 2022
Corrected Condensed Consolidated Balance Sheets (unaudited)	As Previously Reported	Restatement Adjustment	As Restated	As Previously Reported	Restatement Adjustment	As Restated
Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock (4)
Series X Convertible Preferred stock (5)	—	—	—	—	—	—
Common stock (6)	1	—	1	1	—	1
Additional paid-in capital	431,527	—	431,527	400,605	—	400,605
Accumulated deficit	(416,114)	(12,997)	(429,111)	(408,567)	(10,582)	(419,149)

Total stockholders’ equity (deficit)	15,414	(12,997)	2,417	(7,961)	(10,582)	(18,543)

Total liabilities and stockholders’ equity (deficit)	$67,986	$353	$68,339	$39,524	$(162)	$39,362

(4)	Preferred stock, $0.0001 par value; 10,000,000 shares authorized at June 30, 2023 and June 30, 2022
(5)

Series X Convertible Preferred Stock, $0.0001 par value; 4,947,759 shares authorized at June 30, 2023 and June 30, 2022; 2,156,713 shares issued and 2,104,472 shares outstanding at June 30, 2023; 1,870,713 shares issued and 1,818,472 shares outstanding at June 30, 2022

(6)

Common stock, $0.0001 par value; 20,000,000 shares authorized at June 30, 2023 and June 30, 2022; 4,512,595 shares issued and outstanding at June 30, 2023 and 3,462,024 shares issued and outstanding at June 30, 2022

CIDARA THERAPEUTICS, INC.

Notes to Consolidated Financial Statements — Continued

	September 30, 2023			September 30, 2022
Corrected Condensed Consolidated Balance Sheets (unaudited)	As Previously Reported	Restatement Adjustment	As Restated	As Previously Reported	Restatement Adjustment	As Restated
ASSETS
Current assets:
Cash and cash equivalents	$48,670	$—	$48,670	$53,078	$—	$53,078
Accounts receivable	2,670	—	2,670	4,917	—	4,917
Prepaid expenses and other current assets	2,794	—	2,794	3,932	—	3,932
Current assets from discontinued operations	3,570	757	4,327	1,972	—	1,972

Total current assets	57,704	757	58,461	63,899	—	63,899
Property and equipment, net	580	—	580	173	—	173
Operating lease right-of-use asset	4,131	(81)	4,050	1,491	(137)	1,354
Other assets	103	—	103	132	—	132
Noncurrent assets from discontinued operations	950	—	950	1,163	—	1,163

Total assets	$63,468	$676	$64,144	$66,858	$(137)	$66,721

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	3,661	—	3,661	4,244	—	4,244
Accrued liabilities	11,772	—	11,772	8,162	—	8,162
Accrued indirect tax liabilities	—	14,689	14,689	—	11,314	11,314
Accrued compensation and benefits	4,457	—	4,457	4,117	—	4,117
Current contract liabilities	750	—	750	3,254	—	3,254
Current portion of operating lease liability	1,051	(81)	970	1,277	(108)	1,169
Current liabilities from discontinued operations	13,929	—	13,929	11,995	—	11,995

Total current liabilities	35,620	14,608	50,228	33,049	11,206	44,255
Long-term contract liabilities	—	—	—	98	—	98
Long-term operating lease liability	3,306	—	3,306	344	(29)	315
Noncurrent liabilities from discontinued operations	16,504	—	16,504	24,300	—	24,300

Total liabilities	55,430	14,608	70,038	57,791	11,177	68,968

CIDARA THERAPEUTICS, INC.

Notes to Consolidated Financial Statements — Continued

	September 30, 2023			September 30, 2022
Corrected Condensed Consolidated Balance Sheets (unaudited)	As Previously Reported	Restatement Adjustment	As Restated	As Previously Reported	Restatement Adjustment	As Restated
Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock (7)
Series X Convertible Preferred stock (8)	—	—	—	—	—	—
Common stock (9)	1	—	1	1	—	1
Additional paid-in capital	432,323	—	432,323	402,655	—	402,655
Accumulated deficit	(424,286)	(13,932)	(438,218)	(393,589)	(11,314)	(404,903)

Total stockholders’ equity (deficit)	8,038	(13,932)	(5,894)	9,067	(11,314)	(2,247)

Total liabilities and stockholders’ equity (deficit)	$63,468	$676	$64,144	$66,858	$(137)	$66,721

(7)	Preferred stock, $0.0001 par value; 10,000,000 shares authorized at September 30, 2023 and September 30, 2022
(8)

Series X Convertible Preferred Stock, $0.0001 par value; 4,947,759 shares authorized at September 30, 2023 and September 30, 2022; 2,156,713 shares issued and 2,104,472 shares outstanding at September 30, 2023; 1,870,713 shares issued and 1,818,472 shares outstanding at September 30, 2022

(9)

Common stock, $0.0001 par value; 20,000,000 shares authorized at September 30, 2023 and September 30, 2022; 4,520,814 shares issued and outstanding at September 30, 2023 and 3,559,141 shares issued and outstanding at September 30, 2022

CIDARA THERAPEUTICS, INC.

Notes to Consolidated Financial Statements — Continued

	Three Months Ended March 31, 2023			Three Months Ended March 31, 2022
Corrected Condensed Consolidated Statement of Operations and Comprehensive Income (Loss) (unaudited)	As Previously Reported	Restatement Adjustment	As Restated	As Previously Reported	Restatement Adjustment	As Restated
Revenues:
Collaboration revenue	$5,915	$305	$6,220	$4,583	$160	$4,743

Total revenues	5,915	305	6,220	4,583	160	4,743
Operating expenses:
Research and development	9,415	295	9,710	5,545	—	5,545
General and administrative	3,653	—	3,653	4,675	—	4,675

Total operating expenses	13,068	295	13,363	10,220	—	10,220

Income (loss) from operations	(7,153)	10	(7,143)	(5,637)	160	(5,477)
Other income (expense), net:
Interest income (expense), net	232	—	232	(20)	—	(20)

Total other income (expense), net	232	—	232	(20)	—	(20)

Net income (loss) from continuing operations	(6,921)	10	(6,911)	(5,657)	160	(5,497)
Income (loss) from discontinued operations	10,130	(206)	9,924	(12,624)	(353)	(12,977)

Net income (loss) and comprehensive income (loss)	3,209	(196)	3,013	(18,281)	(193)	(18,474)
Allocation of earnings to participating securities	(677)	41	(636)	—	—	—

Net income (loss) attributable to common stockholders	$2,532	$(155)	$2,377	$(18,281)	$(193)	$(18,474)

Basic and diluted net earnings (loss) per common share from continuing operations (10)	$(1.39)		$(1.39)	$(1.66)		$(1.61)

Basic and diluted net earnings (loss) per common share from discontinued operations (10)	$2.03		$1.99	$(3.71)		$(3.81)

Basic and diluted net earnings (loss) per common share (10)	$0.64		$0.60	$(5.37)		$(5.42)

Shares used to compute basic and diluted net earnings (loss) per common share	3,932,050		3,932,050	3,406,994		3,406,994

(10)

As the Company had a discontinued operation, the company used income (loss) from continuing operations as its control number to determine whether potential common shares are dilutive or anti-dilutive for purposes of reporting basic and diluted net earnings (loss) per common share from discontinued operations. Because there is a loss from continuing operations, the potentially dilutive shares are antidilutive and diluted net earnings (loss) per share is the same as basic net earnings (loss) per share.

CIDARA THERAPEUTICS, INC.

Notes to Consolidated Financial Statements — Continued

	Three Months Ended June 30, 2023			Three Months Ended June 30, 2022
Corrected Condensed Consolidated Statement of Operations and Comprehensive Loss (unaudited)	As Previously Reported	Restatement Adjustment	As Restated	As Previously Reported	Restatement Adjustment	As Restated
Revenues:
Collaboration revenue	$5,395	$(305)	$5,090	$4,293	$—	$4,293

Total revenues	5,395	(305)	5,090	4,293	—	4,293
Operating expenses:
Research and development	8,952	(295)	8,657	6,276	—	6,276
General and administrative	3,181	—	3,181	3,645	—	3,645

Total operating expenses	12,133	(295)	11,838	9,921	—	9,921

Loss from operations	(6,738)	(10)	(6,748)	(5,628)	—	(5,628)
Other income (expense), net:
Interest income (expense), net	623	—	623	(6)	—	(6)

Total other income (expense), net	623	—	623	(6)	—	(6)

Net loss before income tax expense	(6,115)	(10)	(6,125)	(5,634)	—	(5,634)
Income tax expense	(40)	—	(40)	—	—	—

Net income (loss) from continuing operations	(6,155)	(10)	(6,165)	(5,634)	—	(5,634)
Income (loss) from discontinued operations	(6,202)	(1,257)	(7,459)	(7,485)	(2,640)	(10,125)

Net loss and comprehensive loss	$(12,357)	$(1,267)	$(13,624)	$(13,119)	$(2,640)	$(15,759)

Basic and diluted net earnings (loss) per common share from continuing operations (11)	$(1.37)		$(1.37)	$(1.63)		$(1.63)

Basic and diluted net earnings (loss) per common share from discontinued operations (11)	$(1.38)		$(1.65)	$(2.17)		$(2.93)

Basic and diluted net earnings (loss) per common share (11)	$(2.75)		$(3.02)	$(3.80)		$(4.56)

Shares used to compute basic and diluted net earnings (loss) per common share	4,505,813		4,505,813	3,456,786		3,456,786

(11)

As the Company had a discontinued operation, the company used income (loss) from continuing operations as its control number to determine whether potential common shares are dilutive or anti-dilutive for purposes of reporting basic and diluted net earnings (loss) per common share from discontinued operations. Because there is a loss from continuing operations, the potentially dilutive shares are antidilutive and diluted net earnings (loss) per share is the same as basic net earnings (loss) per share.

CIDARA THERAPEUTICS, INC.

Notes to Consolidated Financial Statements — Continued

	Six Months Ended June 30, 2023			Six Months Ended June 30, 2022
Corrected Condensed Consolidated Statement of Operations and Comprehensive Loss (unaudited)	As Previously Reported	Restatement Adjustment	As Restated	As Previously Reported	Restatement Adjustment	As Restated
Revenues:
Collaboration revenue	$11,310	$—	$11,310	$8,876	$160	$9,036

Total revenues	11,310	—	11,310	8,876	160	9,036
Operating expenses:
Research and development	18,367	—	18,367	11,821	—	11,821
General and administrative	6,834	—	6,834	8,320	—	8,320

Total operating expenses	25,201	—	25,201	20,141	—	20,141

Loss from operations	(13,891)	—	(13,891)	(11,265)	160	(11,105)
Other income (expense), net:
Interest income (expense), net	855	—	855	(26)	—	(26)

Total other income (expense), net	855	—	855	(26)	—	(26)

Loss before income tax expense	(13,036)	—	(13,036)	(11,291)	160	(11,131)
Income tax expense	(40)	—	(40)	—	—	—

Net income (loss) from continuing operations	$(13,076)	$—	$(13,076)	$(11,291)	$160	$(11,131)
Income (loss) from discontinued operations	3,928	(1,463)	2,465	(20,109)	(2,993)	(23,102)

Net loss and comprehensive loss	$(9,148)	$(1,463)	$(10,611)	$(31,400)	$(2,833)	$(34,233)

Basic and diluted net earnings (loss) per common share from continuing operations (12)	$(3.10)		$(3.10)	$(3.29)		$(3.24)

Basic and diluted net earnings (loss) per common share from discontinued operations (12)	$0.93		$0.59	$(5.86)		$(6.73)

Basic and diluted net earnings (loss) per common share (12)	$(2.17)		$(2.51)	$(9.15)		$(9.97)

Shares used to compute basic and diluted net earnings (loss) per common share	4,220,511		4,220,511	3,432,017		3,432,017

(12)

As the Company had a discontinued operation, the company used income (loss) from continuing operations as its control number to determine whether potential common shares are dilutive or anti-dilutive for purposes of reporting basic and diluted net earnings (loss) per common share from discontinued operations. Because there is a loss from continuing operations, the potentially dilutive shares are antidilutive and diluted net earnings (loss) per share is the same as basic net earnings (loss) per share.

CIDARA THERAPEUTICS, INC.

Notes to Consolidated Financial Statements — Continued

	Three Months Ended September 30, 2023			Three Months Ended September 30, 2022
Corrected Condensed Consolidated Statement of Operations and Comprehensive Income (Loss) (unaudited)	As Previously Reported	Restatement Adjustment	As Restated	As Previously Reported	Restatement Adjustment	As Restated
Revenues:
Collaboration revenue	$9,217	$—	$9,217	$6,512	$—	$6,512

Total revenues	9,217	—	9,217	6,512	—	6,512
Operating expenses:
Research and development	10,386	—	10,386	8,581	—	8,581
General and administrative	3,299	—	3,299	3,783	—	3,783

Total operating expenses	13,685	—	13,685	12,364	—	12,364

Income (loss) from operations	(4,468)	—	(4,468)	(5,852)	—	(5,852)
Other income, net:
Interest income, net	613	—	613	55	—	55

Total other income, net	613	—	613	55	—	55

Net income (loss) before income tax expense	(3,855)	—	(3,855)	(5,797)	—	(5,797)
Income tax expense	32	—	32	—	—	—

Net income (loss) from continuing operations	(3,823)	—	(3,823)	(5,797)	—	(5,797)
Income (loss) from discontinued operations	(4,349)	(935)	(5,284)	20,775	(732)	20,043

Net income (loss) and comprehensive income (loss)	(8,172)	(935)	(9,107)	14,978	(732)	14,246
Allocation of earnings to participating securities	—	—	—	(3,081)	150	(2,931)

Net income (loss) attributable to common stockholders	$(8,172)	$(935)	$(9,107)	$11,897	$(582)	$11,315

Basic and diluted net earnings (loss) per common share from continuing operations (13)	$(0.85)		$(0.85)	$(1.31)		$(1.31)

Basic and diluted net earnings (loss) per common share from discontinued operations (13)	$(0.96)		$(1.17)	$4.70		$4.53

Basic and diluted net earnings (loss) per common share (13)	$(1.81)		$(2.02)	$3.39		$3.22

Shares used to compute basic and diluted net earnings (loss) per common share	4,514,381		4,514,381	3,510,974		3,510,974

(13)

As the Company had a discontinued operation, the company used income (loss) from continuing operations as its control number to determine whether potential common shares are dilutive or anti-dilutive for purposes of reporting basic and diluted net earnings (loss) per common share from discontinued operations. Because there is a loss from continuing operations, the potentially dilutive shares are antidilutive and diluted net earnings (loss) per share is the same as basic net earnings (loss) per share.

CIDARA THERAPEUTICS, INC.

Notes to Consolidated Financial Statements — Continued

	Nine Months Ended September 30, 2023			Nine Months Ended September 30, 2022
Corrected Condensed Consolidated Statement of Operations and Comprehensive Loss (unaudited)	As Previously Reported	Restatement Adjustment	As Restated	As Previously Reported	Restatement Adjustment	As Restated
Revenues:
Collaboration revenue	$20,527	$—	$20,527	$15,388	$160	$15,548
Product revenue	—	—	—	—	—	—

Total revenues	20,527	—	20,527	15,388	160	15,548
Operating expenses:
Cost of product revenue	—	—	—	—	—	—
Research and development	28,753	—	28,753	20,402	—	20,402
General and administrative	10,133	—	10,133	12,103	—	12,103

Total operating expenses	38,886	—	38,886	32,505	—	32,505

Loss from operations	(18,359)	—	(18,359)	(17,117)	160	(16,957)
Other income, net:
Interest income, net	1,468	—	1,468	29	—	29

Total other income, net	1,468	—	1,468	29	—	29

Net loss before income tax expense	(16,891)	—	(16,891)	(17,088)	160	(16,928)
Income tax expense	(8)	—	(8)	—	—	—

Net income (loss) from continuing operations	(16,899)	—	(16,899)	(17,088)	160	(16,928)
Income (loss) from discontinued operations	(421)	(2,398)	(2,819)	666	(3,725)	(3,059)

Net income (loss) and comprehensive income (loss)	$(17,320)	$(2,398)	$(19,718)	$(16,422)	$(3,565)	$(19,987)

Basic and diluted net earnings (loss) per common share from continuing operations (14)	$(3.91)		$(3.91)	$(4.94)		$(4.89)

Basic and diluted net earnings (loss) per common share from discontinued operations (14)	$(0.10)		$(0.65)	$0.19		$(0.89)

Basic and diluted net earnings (loss) per common share (14)	$(4.01)		$(4.56)	$(4.75)		$(5.78)

Shares used to compute basic and diluted net earnings (loss) per common share	4,319,536		4,319,536	3,458,608		3,458,608

(14)

As the Company had a discontinued operation, the company used income (loss) from continuing operations as its control number to determine whether potential common shares are dilutive or anti-dilutive for purposes of reporting basic and diluted net earnings (loss) per common share from discontinued operations. Because there is a loss from continuing operations, the potentially dilutive shares are antidilutive and diluted net earnings (loss) per share is the same as basic net earnings (loss) per share.

CIDARA THERAPEUTICS, INC.

Notes to Consolidated Financial Statements — Continued

	Three Months Ended March 31, 2023			Three Months Ended March 31, 2022
Corrected Condensed Consolidated Statement of Cash Flows (unaudited)	As Previously Reported	Restatement Adjustment	As Restated	As Previously Reported	Restatement Adjustment	As Restated
Operating activities:
Net income (loss)	$3,209	$(196)	$3,013	$(18,281)	$(193)	$(18,474)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	640	—	640	1,338	—	1,338
Non-cash operating lease expense	288	(26)	262	258	(24)	234
Depreciation and amortization	32	—	32	39	—	39
Amortization of costs to obtain a contract with a customer	475	—	475	—	—	—
Non-cash interest expense	—	—	—	1	—	1
Changes in assets and liabilities:
Accounts receivable	(19,993)	(295)	(20,288)	(3,427)	—	(3,427)
Prepaid expenses, other current assets, and other assets	872	(24)	848	(1,120)	—	(1,120)
Accounts payable and accrued liabilities	3,116	76	3,192	657	—	657
Accrued indirect tax liabilities	—	261	261	—	353	353
Accrued compensation and benefits	921	—	921	(1,953)	—	(1,953)
Contract liabilities	(142)	178	36	(844)	(160)	(1,004)
Operating lease liabilities	(316)	26	(290)	(276)	24	(252)

Net cash used in operating activities	(10,898)	—	(10,898)	(23,608)	—	(23,608)

Investing activities:
Purchases of property and equipment	(94)	—	(94)	(84)	—	(84)

Net cash used in investing activities	(94)	—	(94)	(84)	—	(84)

Financing activities:
Proceeds from underwritten public offering, net of issuance costs	17,593	—	17,593	—	—	—
Proceeds from public offering of common stock, net of issuance costs	8,630	—	8,630	500	—	500
Proceeds from exercise of stock options	14	—	14	—	—	—
Principal repayments of Term Loan	—	—	—	(1,111)	—	(1,111)

Net cash provided by (used in) financing activities	26,237	—	26,237	(611)	—	(611)

Net increase (decrease) in cash and cash equivalents	15,245	—	15,245	(24,303)	—	(24,303)
Cash and cash equivalents at beginning of period	32,731	—	32,731	62,273	—	62,273

Cash and cash equivalents at end of period	$47,976	$—	$47,976	$37,970	$—	$37,970

Supplemental disclosure of cash flows:
Interest paid	$—	$—	$—	$25	$—	$25
Non-cash investing activity:
Purchases of property and equipment, included in accounts payable and accrued liabilities	$55	$—	$55	$16	$—	$16
Non-cash financing activities:
Issuance costs incurred but not yet paid, included in accounts payable and accrued liabilities	$337	$—	$337	$—	$720	$720

CIDARA THERAPEUTICS, INC.

Notes to Consolidated Financial Statements — Continued

	Six Months Ended June 30, 2023			Six Months Ended June 30, 2022
Corrected Condensed Consolidated Statement of Cash Flows (unaudited)	As Previously Reported	Restatement Adjustment	As Restated	As Previously Reported	Restatement Adjustment	As Restated
Operating activities:
Net loss	$(9,148)	$(1,463)	$(10,611)	$(31,400)	$(2,833)	$(34,233)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	1,435	—	1,435	2,016	—	2,016
Non-cash operating lease expense	664	(25)	639	523	(47)	476
Depreciation and amortization	57	—	57	77	—	77
Amortization of costs to obtain a contract with a customer	40	—	40	—	—	—
Non-cash interest expense	—	—	—	1	—	1
Changes in assets and liabilities:
Accounts receivable	350	—	350	524	—	524
Inventory	(1,954)	(434)	(2,388)	—	—	—
Prepaid expenses, other current assets, and other assets	2,120	—	2,120	(2,567)	—	(2,567)
Accounts payable and accrued liabilities	2,870	—	2,870	(483)	—	(483)
Accrued indirect tax liabilities	—	1,897	1,897	—	2,993	2,993
Accrued compensation and benefits	(1,277)	—	(1,277)	(1,324)	—	(1,324)
Contract liabilities	(2,613)	—	(2,613)	(2,252)	(160)	(2,412)
Operating lease liabilities	(620)	25	(595)	(559)	47	(512)

Net cash used in operating activities	(8,076)	—	(8,076)	(35,444)	—	(35,444)

Investing activities:
Purchases of property and equipment	(201)	—	(201)	(100)	—	(100)

Net cash used in investing activities	(201)	—	(201)	(100)	—	(100)

Financing activities:
Proceeds from underwritten public offering, net of issuance costs	17,256	—	17,256	—	—	—
Proceeds from public offering of common stock, net of issuance costs	8,706	—	8,706	500	—	500
Proceeds from exercise of stock options	14	—	14	—	—	—
Principal repayments of Term Loan	—	—	—	(2,222)	—	(2,222)

Net cash provided by (used in) financing activities	25,976	—	25,976	(1,722)	—	(1,722)

Net increase (decrease) in cash and cash equivalents	17,699	—	17,699	(37,266)	—	(37,266)
Cash and cash equivalents at beginning of period	32,731	—	32,731	62,273	—	62,273

Cash and cash equivalents at end of period	$50,430	$—	$50,430	$25,007	$—	$25,007

Supplemental disclosure of cash flows:
Interest paid	$—	$—	$—	$38	$—	$38
Income taxes paid	$588	$—	$588	$—	$—	$—
Non-cash investing activity:
Operating lease right-of-use asset obtained in exchange for lease liability	$3,847	$—	$3,847	$—	$—	$—
Non-cash financing activities:
Purchase of shares pursuant to Employee Stock Purchase Plan	$63	$—	$63	$69	$—	$69
Issuance costs incurred but not yet paid, included in accounts payable and accrued liabilities	$—	$—	$—	$720	$—	$720

CIDARA THERAPEUTICS, INC.

Notes to Consolidated Financial Statements — Continued

	Nine Months Ended September 30, 2023			Nine Months Ended September 30, 2022
Corrected Condensed Consolidated Statement of Cash Flows (unaudited)	As Previously Reported	Restatement Adjustment	As Restated	As Previously Reported	Restatement Adjustment	As Restated
Operating activities:
Net loss	$(17,320)	$(2,398)	$(19,718)	$(16,422)	$(3,565)	$(19,987)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	2,231	—	2,231	2,859	—	2,859
Non-cash operating lease expense	921	(26)	895	796	(72)	724
Depreciation and amortization	79	—	79	114	—	114
Amortization of costs to obtain a contract with a customer	53	—	53	1,772	—	1,772
Non-cash interest expense	—	—	—	1	—	1
Changes in assets and liabilities:
Accounts receivable	2,978	(323)	2,655	314	—	314
Inventory	(2,467)	(434)	(2,901)	—	—	—
Prepaid expenses, other current assets, and other assets	2,776	—	2,776	(1,662)	—	(1,662)
Accounts payable and accrued liabilities	6,204	—	6,204	(1,037)	—	(1,037)
Accrued indirect tax liabilities	—	3,155	3,155	—	3,725	3,725
Accrued compensation and benefits	(402)	—	(402)	(670)	—	(670)
Contract liabilities	(3,956)	—	(3,956)	7,314	(160)	7,154
Operating lease liabilities	(807)	26	(781)	(850)	72	(778)

Net cash used in operating activities	(9,710)	—	(9,710)	(7,471)	—	(7,471)

Investing activities:
Purchases of property and equipment	(327)	—	(327)	(109)	—	(109)

Net cash used in investing activities	(327)	—	(327)	(109)	—	(109)

Financing activities:
Proceeds from underwritten public offering, net of issuance costs	17,256	—	17,256	—	—	—
Proceeds from public offering of common stock, net of issuance costs	8,706	—	8,706	1,698	—	1,698
Proceeds from exercise of stock options	14	—	14	—	—	—
Issuance costs for underwritten public offering	—	—	—	(720)	—	(720)
Principal repayments of Term Loan	—	—	—	(2,593)	—	(2,593)

Net cash provided by (used in) financing activities	25,976	—	25,976	(1,615)	—	(1,615)

Net increase (decrease) in cash and cash equivalents	15,939	—	15,939	(9,195)	—	(9,195)
Cash and cash equivalents at beginning of period	32,731	—	32,731	62,273	—	62,273

Cash and cash equivalents at end of period	$48,670	$—	$48,670	$53,078	$—	$53,078

CIDARA THERAPEUTICS, INC.

Notes to Consolidated Financial Statements — Continued

	Nine Months Ended September 30, 2023			Nine Months Ended September 30, 2022
Corrected Condensed Consolidated Statement of Cash Flows (unaudited)	As Previously Reported	Restatement Adjustment	As Restated	As Previously Reported	Restatement Adjustment	As Restated
Supplemental disclosure of cash flows:
Interest paid	$—	$—	$—	$40	$—	$40
Income taxes paid	$651	$—	$651	$—	$—	$—
Non-cash investing activity:
Purchases of property and equipment, included in accounts payable and accrued liabilities	$178	$—	$178	$—	$—	$—
Operating lease right-of-use asset obtained in exchange for lease liability	$3,847	$—	$3,847	$—	$—	$—
Non-cash financing activities:
Purchase of shares pursuant to Employee Stock Purchase Plan	$63	$—	$63	$69	$—	$69
Proceeds from public offering of common stock, net of issuance costs, included in prepaid expenses, other current assets, and other assets	$—	$—	$—	$10	$—	$10

CIDARA THERAPEUTICS, INC.

Notes to Consolidated Financial Statements — Continued

	Corrected Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ Equity (Deficit)
	Series X Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit (As Restated)	Total Stockholders’ Equity (Deficit) (As Restated)
(In thousands, except share data)	Shares	Amount	Shares	Amount
Balance, December 31, 2022 (As Restated)	1,818,472	$—	3,623,591	$1	$404,061	$(418,500)	$(14,438)
Underwritten public offering, net of issuance costs	286,000	—	554,300	—	17,256	—	17,256
Public offering of common stock, net of issuance costs	—	—	307,936	—	8,622	—	8,622
Issuance of common stock for exercise of options	—	—	812	—	14	—	14
Issuance of common stock for restricted share units vested	—	—	14,617	—	—	—	—
Stock-based compensation	—	—	—	—	640	—	640
Net income (As Restated)	—	—	—	—	—	3,013	3,013

Balance, March 31, 2023 (As Restated)	2,104,472	—	4,501,256	1	430,593	(415,487)	15,107
Public offering of common stock, net of issuance costs	—	—	3,047	—	76	—	76
Issuance of common stock for restricted share units vested	—	—	232	—	—	—	—
Issuance of common stock under Employee Stock Purchase Plan	—	—	8,060	—	63	—	63
Stock-based compensation	—	—	—	—	795	—	795
Net loss (As Restated)	—	—	—	—	—	(13,624)	(13,624)

Balance, June 30, 2023 (As Restated)	2,104,472	—	4,512,595	1	431,527	(429,111)	2,417
Issuance of common stock for restricted share units vested	—	—	8,219	—	—	—	—
Stock-based compensation	—	—	—	—	796	—	796
Net loss (As Restated)	—	—	—	—	—	(9,107)	(9,107)

Balance, September 30, 2023 (As Restated)	2,104,472	$—	4,520,814	$1	$432,323	$(438,218)	$(5,894)

CIDARA THERAPEUTICS, INC.

Notes to Consolidated Financial Statements — Continued

	Corrected Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ Equity (Deficit)
	Series X Convertible Preferred Stock		Common Stock		Additional Paid-In Capital (As Restated)	Accumulated Deficit (As Restated)	Total Stockholders’ Equity (Deficit) (As Restated)
(In thousands, except share data)	Shares	Amount	Shares	Amount
Balance, December 31, 2021 (As Restated)	1,818,472	$—	3,393,320	$1	$398,019	$(384,916)	$13,104
Public offering of common stock, net of issuance costs	—	—	32,208	—	500	—	500
Issuance of common stock for restricted share units vested	—	—	27,039	—	—	—	—
Stock-based compensation	—	—	—	—	1,165	—	1,165
Net loss (As Restated)	—	—	—	—	—	(18,474)	(18,474)

Balance, March 31, 2022 (As Restated)	1,818,472	—	3,452,567	1	399,684	(403,390)	(3,705)
Issuance of common stock for restricted share units vested	—	—	252	—	—	—	—
Issuance of common stock under Employee Stock Purchase Plan	—	—	9,205	—	69	—	69
Stock-based compensation	—	—	—	—	852	—	852
Issuance costs for underwritten public offering (As Restated)	—	—	—	—	—	—	—
Net loss (As Restated)	—	—	—	—	—	(15,759)	(15,759)

Balance, June 30, 2022 (As Restated)	1,818,472	—	3,462,024	1	400,605	(419,149)	(18,543)
Public offering of common stock, net of issuance costs	—	—	83,197	—	1,208	—	1,208
Issuance of common stock for restricted share units vested	—	—	13,920	—	—	—	—
Stock-based compensation	—	—	—	—	842	—	842
Net income (As Restated)	—	—	—	—	—	14,246	14,246

Balance, September 30, 2022 (As Restated)	1,818,472	$—	3,559,141	$1	$402,655	$(404,903)	$(2,247)

CIDARA THERAPEUTICS, INC.

Notes to Consolidated Financial Statements — Continued

13. SUBSEQUENT EVENTS

Janssen License Agreement

On April 23, 2024, the Company and Janssen entered into a license and technology transfer agreement, or the Janssen License Agreement, related to DFCs based on the Company’s Cloudbreak platform for the prevention and treatment of influenza, or the Influenza Program, including CD388, the Company’s most advanced DFC program, which has completed a Phase 2a clinical trial. Upon the effectiveness of the Janssen License Agreement, the Janssen Collaboration Agreement, including the license granted by the Company to Janssen and the Company’s non-compete covenant thereunder, terminated, and the Company assumed responsibility for further clinical development, manufacture, registration and commercialization of DFCs within the Influenza Program, or Compounds, including CD388, and products containing Compounds, or Products, including Products containing CD388, or CD388 Product.

As a condition to the effectiveness of the Janssen License Agreement, the Company paid Janssen an upfront payment of $85.0 million in April 2024. The Company will also be obligated to pay Janssen up to $150.0 million in development and regulatory milestone payments with respect to CD388 Product and up to $455.0 million in commercialization milestone payments with respect to CD388 Product. The Company has no obligation to pay any royalties to Janssen on the sale of any Product and no obligation to pay any milestone payment or other amount to Janssen with respect to the development, registration, manufacture or commercialization of any Compound other than CD388 or any Product other than CD388 Product.

Series A Securities Purchase Agreement

On April 23, 2024, the Company entered into a securities purchase agreement, or the Series A Securities Purchase Agreement, with certain institutional and other accredited investors, or the Series A Purchasers, pursuant to which the Company issued and sold, in a private placement, or the Series A Private Placement, 240,000 shares of Series A Convertible Voting Preferred Stock, par value $0.0001 per share, or the Series A Preferred Stock, at a purchase price of $1,000 per share. The closing of the Series A Private Placement took place on April 24, 2024, or the Series A Closing Date, and the Company received total gross proceeds of $240.0 million.

Pursuant to the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Voting Preferred Stock, which was filed with the Secretary of State of the State of Delaware on the Series A Closing Date, or the Certificate of Designation, each share of Series A Preferred Stock is, subject to the Stockholder Approval (as defined below) and certain beneficial ownership conversion limitations, automatically convertible into shares of common stock, par value $0.0001 per share, of the Company.

Subject to the terms and limitations contained in the Certificate of Designation, the Series A Preferred Stock issued in the Series A Private Placement was not convertible until the Company’s stockholders approved the issuance of all common stock issuable upon conversion of the Series A Preferred Stock, or the Conversion Shares, and an amendment to the Company’s certificate of incorporation to increase the authorized number of shares of common stock to enable the issuance or reservation for issuance, as applicable, of all of the Conversion Shares, or the Stockholder Approval. On the first Trading Day (as defined in the Certificate of Designation) following the announcement of the Stockholder Approval, each share of Series A Preferred Stock automatically converted into common stock, at the conversion price of $14.20 per share, rounded down to the nearest whole share, subject to the terms and limitations contained in the Certificate of Designation, including that shares of Series A Preferred Stock shall not be convertible if the conversion would result in a holder beneficially owning more than 9.99% of the Company’s outstanding shares of common stock as of the applicable conversion date.

CIDARA THERAPEUTICS, INC.

Notes to Consolidated Financial Statements — Continued

Stockholder Approval

On July 18, 2024, the Company held its 2024 Annual Meeting of Stockholders where the Company’s stockholders approved various proposals including (i) adoption of a new 2024 Equity Incentive Plan, or the 2024 EIP, (ii) an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended, to increase the authorized number of shares of common stock from 20,000,000 shares to 50,000,000 shares, which amendment was filed by the Company with the Secretary of State of the State of Delaware on July 18, 2024 and was effective as of such date, and (iii) for purposes of Nasdaq Listing Rule 5635(b), the issuance of up to 16,800,000 shares of common stock upon conversion of 240,000 shares of Series A Convertible Preferred Stock issued in the Series A Private Placement completed in April 2024.

Issuance of Common Stock

On July 19, 2024, the Company issued 2,469,250 shares of common stock upon automatic conversion of 35,275 shares of Series A Convertible Preferred Stock, subject to the terms and limitations contained in the Certificate of Designation of Preferences, Rights and Limitations of the Series A Convertible Voting Preferred Stock, including that shares of Series A Convertible Preferred Stock shall not be convertible if the conversion would result in a holder beneficially owning more than 9.99% of the Company’s outstanding shares of common stock as of the applicable conversion date.

Reduction in Force

On September 9, 2024, management of the Company, as authorized by the board of directors of the Company, approved a reduction in the Company’s workforce (the “Reduction”) of 20 employees, which represented approximately 30% of the Company’s workforce. The Reduction reflects the Company’s focus on the clinical development of CD388, its influenza product candidate. The Reduction was substantially completed by November 1, 2024.

Securities Purchase Agreement (Common Stock and Pre-Funded Warrants)

On November 20, 2024, the Company entered into a securities purchase agreement, or the Purchase Agreement, with certain institutional accredited investors named therein, or the Purchasers, pursuant to which the Company agreed to issue and sell to the Purchasers in a private placement, or the Private Placement, (i) an aggregate of 3,892,274 shares of the Company’s common stock, par value $0.0001 per share, at a purchase price of $14.912 per share, which is based on the average Nasdaq Official Closing Price of the common stock for the five trading days immediately preceding the signing of the Purchase Agreement, and (ii) in lieu of shares of common stock to certain Purchasers, pre-funded warrants to purchase up to an aggregate of 3,149,035 shares of common stock at a purchase price of $14.9119 per pre-funded Warrant (representing the $14.912 per share purchase price less the exercise price of $0.0001 per warrant share). The pre-funded warrants are exercisable at any time after their original issuance and will not expire.

The Private Placement closed on November 26, 2024, or the Closing Date. The Company received aggregate gross proceeds from the Private Placement of approximately $105.0 million, before deducting estimated offering expenses payable by the Company.

The pre-funded warrants issued in the Private Placement provide that the holder of the pre-funded warrants will not have the right to exercise any portion of its pre-funded warrants if such holder, together with its affiliates, would beneficially own in excess of 9.99% of the Company’s outstanding shares of common stock immediately after giving effect to such exercise, or the Beneficial Ownership Limitation; provided, however, that the holder may increase or decrease the Beneficial Ownership Limitation by giving 61 days’ notice to the Company, but not to any percentage in excess of 19.99%.

CIDARA THERAPEUTICS, INC.

Condensed Consolidated Balance Sheets (unaudited)

(In thousands, except share and per share data)	September 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$127,386	$35,778
Accounts receivable	1,699	14,075
Prepaid expenses and other current assets	27,686	1,712
Current assets from discontinued operations	—	9,290

Total current assets	156,771	60,855
Property and equipment, net	561	557
Finance lease right-of-use asset, net	722	782
Operating lease right-of-use asset	3,035	3,788
Other assets	1,242	114
Noncurrent assets from discontinued operations	—	934

Total assets	$162,331	$67,030

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$2,967	$3,772
Accrued liabilities	8,569	14,177
Accrued indirect tax liabilities	26,289	18,040
Accrued compensation and benefits	4,933	5,034
Current contract liabilities	—	430
Current portion of finance lease liability	259	218
Current portion of operating lease liability	1,322	1,082
Current liabilities from discontinued operations	—	24,665

Total current liabilities	44,339	67,418
Long-term finance lease liability	378	575
Long-term operating lease liability	1,984	3,002
Noncurrent liabilities from discontinued operations	—	4,245

Total liabilities	46,701	75,240
Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock, $0.0001 par value; 10,000,000 shares authorized at September 30, 2024 and December 31, 2023:
Series A Convertible Voting Preferred Stock, $0.0001 par value; 204,725 shares authorized at September 30, 2024; 240,000 shares issued and 204,725 shares outstanding at September 30, 2024; no shares authorized, issued and outstanding at December 31, 2023	—	—
Series X Convertible Preferred Stock, $0.0001 par value; 4,947,759 shares authorized at September 30, 2024 and December 31, 2023; 2,156,713 shares issued and 2,104,472 shares outstanding at September 30, 2024 and December 31, 2023	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized at September 30, 2024 and 20,000,000 shares authorized at December 31, 2023; 7,046,633 shares issued and outstanding at September 30, 2024 and 4,530,113 shares issued and outstanding at December 31, 2023	1	1
Additional paid-in capital	674,580	433,220
Accumulated deficit	(558,951)	(441,431)

Total stockholders’ equity (deficit)	115,630	(8,210)

Total liabilities and stockholders’ equity (deficit)	$162,331	$67,030

See accompanying notes.

CIDARA THERAPEUTICS, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

	Nine Months Ended September 30,
(In thousands, except share and per share data)	2024	2023
Revenues:
Collaboration revenue	$1,275	$20,527

Total revenues	1,275	20,527

Operating expenses:
Acquired in-process research and development	84,883	—
Research and development	25,005	28,753
Selling, general and administrative	13,307	10,133

Total operating expenses	123,195	38,886

Loss from operations	(121,920)	(18,359)
Other income, net:
Interest income, net	3,998	1,468

Total other income, net	3,998	1,468

Net loss from continuing operations before income tax expense	(117,922)	(16,891)
Income tax benefit (expense)	—	(8)

Net loss from continuing operations	(117,922)	(16,899)
Income (loss) from discontinued operations (including loss on disposal of discontinued operations of $1,799 during the nine months ended September 30, 2024), net of income taxes	402	(2,819)

Net loss and comprehensive loss	$(117,520)	$(19,718)

Basic and diluted net loss per common share from continuing operations	$(22.61)	$(3.91)
Basic and diluted net earnings (loss) per common share from discontinued operations	0.08	(0.65)

Basic and diluted net loss per common share	$(22.53)	$(4.56)

Shares used to compute basic and diluted net earnings (loss) per common share	5,215,365	4,319,536

See accompanying notes.

CIDARA THERAPEUTICS, INC.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Nine Months Ended September 30,
(In thousands)	2024	2023
Operating activities:
Net loss	$(117,520)	$(19,718)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on disposal of discontinued operations	1,799	—
Stock-based compensation	2,249	2,231
Non-cash operating lease expense	753	895
Depreciation and amortization	114	79
Amortization of costs to obtain a contract with a customer	184	53
Amortization of finance lease right-of-use asset	60	—
Non-cash interest expense	44	—
Changes in assets and liabilities:
Accounts receivable	14,270	2,655
Inventory	6,097	(2,901)
Prepaid expenses, other current assets, and other assets	(26,832)	2,776
Accounts payable and accrued liabilities	(6,422)	6,204
Accrued indirect tax liabilities	8,249	3,155
Accrued compensation and benefits	(46)	(402)
Contract liabilities	(29,340)	(3,956)
Operating lease liabilities	(778)	(781)

Net cash used in operating activities	(147,119)	(9,710)

Investing activities:
Purchases of property and equipment	(129)	(327)

Net cash used in investing activities	(129)	(327)

Financing activities:
Proceeds from private placement, net of issuance costs	239,095	—
Proceeds from underwritten public offering, net of issuance costs	—	17,256
Proceeds from public offering of common stock, net of issuance costs	—	8,706
Proceeds from exercise of stock options	—	14
Payment of finance lease liabilities	(200)	—
Payment for shares withheld to fund payroll taxes	(39)	—

Net cash provided by financing activities	238,856	25,976

Net increase in cash and cash equivalents	91,608	15,939
Cash and cash equivalents at beginning of period	35,778	32,731

Cash and cash equivalents at end of period	$127,386	$48,670

Supplemental disclosure of cash flows:
Income taxes paid	$95	$651
Non-cash investing activities:
Purchases of property and equipment, included in accounts payable and accrued liabilities	$—	$178
Right-of-use asset obtained in exchange for lease liability	$—	$3,847
Non-cash financing activities:
Purchase of shares pursuant to Employee Stock Purchase Plan	$55	$63

See accompanying notes.

CIDARA THERAPEUTICS, INC.

Condensed Consolidated Statements of Changes in Convertible Preferred Stock and Stockholders’ Equity (Deficit)

(unaudited)

	Nine Months Ended September 30, 2024
	Series A Convertible Voting Preferred Stock		Series X Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
(In thousands, except share data)	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2023	—	$—	2,104,472	$—	4,530,113	$1	$433,220	$(441,431)	$(8,210)
Private placement, net of issuance costs	240,000	—	—	—	—	—	239,095	—	239,095
Issuance of common stock upon conversion of Series A Convertible Voting Preferred Stock	(35,275)	—	—	—	2,469,250	—	—	—	—
Issuance of common stock upon vesting of restricted stock units	—	—	—	—	40,220	—	—	—	—
Issuance of common stock under Employee Stock Purchase Plan	—	—	—	—	7,050	—	55	—	55
Value of shares withheld to fund payroll taxes	—	—	—	—	—	—	(39)	—	(39)
Stock-based compensation	—	—	—	—	—	—	2,249	—	2,249
Net loss	—	—	—	—	—	—	—	(117,520)	(117,520)

Balance, September 30, 2024	204,725	$—	2,104,472	$—	7,046,633	$1	$674,580	$(558,951)	$115,630

	Nine Months Ended September 30, 2023
	Series X Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
(In thousands, except share data)	Shares	Amount	Shares	Amount
Balance, December 31, 2022	1,818,472	$—	3,623,591	$1	$404,061	$(418,500)	$(14,438)
Underwritten public offering, net of issuance costs	286,000	—	554,300	—	17,256	—	17,256
Public offering of common stock, net of issuance costs	—	—	310,983	—	8,698	—	8,698
Issuance of common stock for exercise of options	—	—	812	—	14	—	14
Issuance of common stock upon vesting of restricted stock units	—	—	23,068	—	—	—	—
Issuance of common stock under Employee Stock Purchase Plan	—	—	8,060	—	63	—	63
Stock-based compensation	—	—	—	—	2,231	—	2,231
Net income	—	—	—	—	—	(19,718)	(19,718)

Balance, September 30, 2023	2,104,472	$—	4,520,814	$1	$432,323	$(438,218)	$(5,894)

See accompanying notes.

CIDARA THERAPEUTICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

1. THE COMPANY AND BASIS OF PRESENTATION

Description of Business

Cidara Therapeutics, Inc., or the Company, was originally incorporated in Delaware in December 2012 as K2 Therapeutics, Inc., and its name was changed to Cidara Therapeutics, Inc. in July 2014. The Company is a biotechnology company using its proprietary Cloudbreak® platform to develop drug-Fc conjugate, or DFC, immunotherapies designed to save lives and improve the standard of care for patients facing serious diseases. The Company’s proprietary Cloudbreak platform enables development of novel DFCs that inhibit specific disease targets while simultaneously engaging the immune system.

The Company’s most advanced DFC program is CD388, a highly potent antiviral designed to deliver universal prevention and treatment of seasonal and pandemic influenza, which has completed Phase 1 and Phase 2a clinical trials under a partnership with J&J Innovative Medicine, previously Janssen Pharmaceuticals, Inc., one of the Janssen Pharmaceutical Companies of Johnson & Johnson, or Janssen. On April 23, 2024, the Company and Janssen entered into a license and technology transfer agreement, or the Janssen License Agreement, under which the Company reacquired all rights for CD388 from Janssen to develop and commercialize CD388.

The Company’s first commercially approved product in the United States, or U.S., was REZZAYO® (rezafungin for injection) which is indicated for the treatment of candidemia and invasive candidiasis in adults with limited or no alternative treatment options. On April 24, 2024, the Company and Napp Pharmaceutical Group Limited, or Napp, an affiliate of Mundipharma Medical Company, or Mundipharma, entered into an Asset Purchase Agreement, or the Napp Purchase Agreement, pursuant to which the Company sold to Napp all of the Company’s rezafungin assets and related contracts. The Company completed all conditions of the sale on April 24, 2024. The Company determined that the sale of rezafungin represented a strategic shift that will have a major effect on the Company’s operations and financial results. Accordingly, the sale of rezafungin is classified as discontinued operations. See Note 9 for additional information.

The Company formed wholly-owned subsidiaries, Cidara Therapeutics UK Limited in England, and Cidara Therapeutics (Ireland) Limited in Ireland, in March 2016 and October 2018, respectively, for the purpose of developing its product candidates in Europe.

Basis of Presentation

The Company has a limited operating history and the sales and income potential of the Company’s business and market are unproven. The Company has experienced net losses and negative cash flows from operating activities since its inception. At September 30, 2024, the Company had an accumulated deficit of $559.0 million. The Company expects to continue to incur net losses into the foreseeable future. Successful transition to attaining profitable operations is dependent upon achieving a level of revenues adequate to support the Company’s cost structure.

At September 30, 2024, the Company had cash and cash equivalents of $127.4 million, which the Company expects, together with the $105.0 million gross proceeds from the Private Placement, will provide sufficient liquidity for a period of at least one year following the date that these condensed consolidated financial statements are issued as part of this Registration Statement on Form S-1.

The Company’s ability to execute its current business plan depends on its ability to obtain additional funding through equity offerings, debt financings, other third-party funding, or potential licensing or

CIDARA THERAPEUTICS, INC.

Notes to Condensed Consolidated Financial Statements — Continued

(unaudited)

collaboration arrangements. The Company may not be able to raise additional funding on terms acceptable to the Company, or at all, and any failure to raise funds as and when needed will compromise the Company’s ability to execute on its business plan.

The Company plans to continue to fund its losses from operations through cash and cash equivalents on hand, as well as through future equity offerings, debt financings, other third-party funding, or potential licensing or collaboration arrangements. There can be no assurance that additional funds will be available when needed from any source or, if available, will be available on terms that are acceptable to the Company. Even if the Company raises additional capital, the Company may also be required to modify, delay or abandon some of its plans which could have a material adverse effect on the Company’s business, operating results and financial condition and the Company’s ability to achieve its intended business objectives. Any of these actions could materially harm the Company’s business, results of operations and future prospects.

Unaudited Interim Financial Data

The accompanying condensed consolidated financial statements are unaudited and have been prepared by the Company in accordance with U.S. generally accepted accounting principles, or GAAP, as found in the Accounting Standards Codification, or ASC, of the Financial Accounting Standards Board, or FASB. Certain information and footnote disclosures normally included in the Company’s annual financial statements have been condensed or omitted. These interim condensed consolidated financial statements, in the opinion of management, reflect all normal recurring adjustments necessary for a fair presentation of the Company’s financial position and results of operations for the interim periods ended September 30, 2024 and 2023.

Reverse Stock Split

On April 23, 2024, the Company effected the approved 1-for-20 reverse stock split of its shares of common stock, or the Reverse Stock Split. All references in this Registration Statement on Form S-1 to number of common shares, price per share and weighted average number of shares outstanding have been adjusted to reflect the Reverse Stock Split on a retroactive basis. As a result of the Reverse Stock Split, an immaterial amount was reclassified from common stock to additional paid-in capital.

Basis of Consolidation

The condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of expenses during the reporting period. The Company evaluates its estimates and assumptions on an ongoing basis. The most significant estimates in the Company’s condensed consolidated financial statements relate to estimated collaboration expenses related to the Company’s collaboration and license agreements, certain accruals, including those related to nonclinical and clinical activities, and the stand-alone selling price of performance obligations associated with the Company’s collaboration and license agreements. Although the estimates are based on the Company’s knowledge of current events, comparable companies, and actions it may undertake in the future, actual results may ultimately materially differ from these estimates and assumptions.

CIDARA THERAPEUTICS, INC.

Notes to Condensed Consolidated Financial Statements — Continued

(unaudited)

Segment Information

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, the Chief Executive Officer, in making decisions regarding resource allocation and assessing performance. The Company views its operations and manages its business as one operating segment.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Acquisitions

The Company evaluates acquisitions of assets and other similar transactions to assess whether the transaction should be accounted for as a business combination or asset acquisition by first applying a screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. If the screen test is met, the transaction is accounted for as an asset acquisition. If the screen test is not met, further analysis is required to determine whether the Company has acquired inputs and processes that have the ability to create outputs which would meet the definition of a business. Significant judgment is required in the application of the screen test to determine whether an acquisition is a business combination or an acquisition of assets.

Discontinued Operations

The Company presents discontinued operations when there is a disposal of a component or a group of components that represents a strategic shift that will have a major effect on operations and financial results. The results from discontinued operations of the rezafungin assets prior and subsequent to its sale are presented as net income (loss) from discontinued operations in the unaudited condensed consolidated statements of operations and comprehensive loss for all periods presented, including any gain or loss recognized on closing. The assets and liabilities for the rezafungin operations related activities prior and subsequent to its sale have been classified as discontinued operations and segregated for all periods presented in the unaudited condensed consolidated balance sheets. See Note 9 for additional information.

Cash and Cash Equivalents

The Company considers all short-term investments purchased with a maturity of three months or less when acquired to be cash equivalents.

Accounts Receivable

Accounts receivable is stated at the original invoice amount and consists of amounts due from customers related to milestones achieved, certain research and development, or R&D, and clinical supply costs subject to reimbursement under the collaboration and license agreements, royalties earned, product sales and the associated indirect taxes collectible from customers. The Company records accounts receivable net of any allowances for doubtful accounts for potential credit losses. An allowance for doubtful accounts is determined based on the financial condition and creditworthiness of customers and the Company considers economic factors and events or trends expected to affect future collections experience. Any allowance would reduce the net receivables to the amount that is expected to be collected. The payment history of the Company’s customers will be considered in future assessments of collectability as these patterns are established over a longer period of time. The Company did not record any credit losses as of September 30, 2024 or December 31, 2023.

CIDARA THERAPEUTICS, INC.

Notes to Condensed Consolidated Financial Statements — Continued

(unaudited)

Inventory

The Company began capitalizing inventory for REZZAYO, which received approval by the U.S. Food and Drug Administration, or FDA, in March 2023. REZZAYO (rezafungin for injection) is approved for the treatment of candidemia and invasive candidiasis in adults with limited or no alternative treatment options. Prior to regulatory approval, all direct and indirect manufacturing costs were charged to R&D expense in the period incurred. Inventory is comprised of raw materials and work-in-process, and includes costs related to materials, third-party contract manufacturing, freight-in and overhead. Inventory is stated at the lower of cost or net realizable value with cost based on the first-in-first-out method. The Company performs an assessment of recoverability of capitalized inventory during each reporting period based on an analysis of forecasted demand compared to quantities on hand and any firm purchase orders, as well as product shelf life, and writes down any excess, obsolete or unsaleable inventory to its estimated realizable value in the period which the required reserve is first identified. Such write downs, should they occur, are charged to cost of product revenue in the condensed consolidated statements of operations and comprehensive loss. As a result of the sale of rezafungin, all inventory has been reclassified to discontinued operations. See Note 9 for additional information.

Property and Equipment

The Company records property and equipment at cost, which consists of laboratory equipment, computer equipment and software, office equipment, furniture and fixtures and leasehold improvements. Property and equipment is depreciated using the straight-line method over the estimated useful lives (generally three to seven years). Leasehold improvements are amortized over the lesser of their useful life or the remaining lease term, including any renewal periods that are deemed to be reasonably assured. Repair and maintenance costs are expensed as incurred.

Finance Lease

In accordance with Accounting Standards Codification, or ASC, 842, Leases, or ASC 842, the Company determines if a contract contains a lease at inception and recognizes finance lease right-of-use assets and finance lease liabilities based on the present value of the future minimum lease payments at the commencement date. The implicit rate within the Company’s finance lease was determinable and therefore used in determining the present value of future payments at the commencement date. Lease agreements that have lease and non-lease components are accounted for as a single lease component.

The Company recognizes amortization of the right-of-use assets and interest on the lease liabilities for its finance lease. Finance lease right-of-use assets are amortized on a straight-line basis from the commencement date to the earlier of the end of the useful life of the right-of-use asset or the end of the lease term. However, if the lease transfers ownership of the underlying asset to the lessee or the lessee is reasonably certain to exercise an option to purchase the underlying asset, the right-of-use assets are amortized to the end of the useful life of the underlying asset.

Operating Lease

In accordance with ASC 842 the Company determines if a contract contains a lease at inception and recognizes operating lease right-of-use assets and operating lease liabilities based on the present value of the future minimum lease payments at the commencement date. As the Company’s operating leases do not provide an implicit rate, management develops incremental borrowing rates based on the information available at the commencement date in determining the present value of future payments. Lease agreements that have lease and non-lease components are accounted for as a single lease component. Lease expense is recognized on a straight-line basis over the lease term.

CIDARA THERAPEUTICS, INC.

Notes to Condensed Consolidated Financial Statements — Continued

(unaudited)

Income Taxes

The Company reports deferred income taxes in accordance with ASC 740, Income Taxes, or ASC 740. ASC 740 requires a company to recognize deferred tax assets and liabilities for expected future income tax consequences of events that have been recognized in the Company’s condensed consolidated financial statements. Under this method, deferred tax assets and liabilities are determined based on temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities using enacted tax rates in the years in which the temporary differences are expected to reverse. Valuation allowances are provided if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company accounts for uncertain tax positions pursuant to ASC 740, which prescribes a recognition threshold and measurement process for financial statement recognition of uncertain tax positions taken or expected to be taken in a tax return. If the tax position meets this threshold, the benefit to be recognized is measured as the tax benefit having the highest likelihood of being realized upon ultimate settlement with the taxing authority. The Company recognizes interest accrued related to unrecognized tax benefits and penalties in the provision for income taxes.

Indirect Taxes

The Company’s purchases of clinical drug supplies and raw materials, inventory transfers, and sales of commercial drug product are subject to indirect taxation in various jurisdictions outside of the U.S. Indirect tax payable is included in accrued indirect tax liabilities, the related expense is included in R&D expenses within discontinued operations, and the related interest and penalties are included in selling, general and administrative, or SG&A, expenses within discontinued operations. Subsequent to the sale of rezafungin, the Company retained the liability as part of its continuing operations and continued interest expense is included in SG&A in continuing operations. The accrual is for the indirect tax incurred in various tax jurisdictions outside of the U.S. as a consequence of the Company’s supply chain activities or in connection with commercial sales of REZZAYO. To the extent that any accrued indirect taxes are determined to not be due and payable, then any associated liabilities and operating expenses will be reversed at that time. Indirect tax amounts on commercial sales (product revenue) and asset disposals that can be billed to and recovered from our customers are included in accounts receivables. Indirect tax amounts related to inventory purchases and manufacturing are included in inventory within discontinued operations.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers, or ASC 606, which applies to all contracts with customers, except for elements of certain contracts that are within the scope of other standards, such as leases, insurance, collaboration arrangements and financial instruments. Under ASC 606, an entity recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration that the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the entity performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations, and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied. In a contract with multiple performance obligations, the Company must develop estimates and assumptions that require judgment to determine the

CIDARA THERAPEUTICS, INC.

Notes to Condensed Consolidated Financial Statements — Continued

(unaudited)

underlying stand-alone selling price for each performance obligation, which determines how the transaction price is allocated among the performance obligations. The estimation of the stand-alone selling price(s) may include estimates regarding forecasted revenues or costs, development timelines, discount rates, and probabilities of technical and regulatory success. The Company evaluates each performance obligation to determine if it can be satisfied at a point in time or over time. Any change made to estimated progress towards completion of a performance obligation and, therefore, revenue recognized will be recorded as a change in estimate. In addition, variable consideration must be evaluated to determine if it is constrained and, therefore, excluded from the transaction price.

Collaboration Revenue

If a license to the Company’s intellectual property is determined to be distinct from the other performance obligations identified in a contract, the Company recognizes revenues from the transaction price allocated to the license when the license is transferred to the licensee and the licensee is able to use and benefit from the license. For licenses that are bundled with other promises, the Company utilizes judgment to assess the nature of the combined performance obligation to determine whether the combined performance obligation is satisfied over time or at a point in time and, if over time, the appropriate method of measuring progress for purposes of recognizing revenue from the allocated transaction price. The Company evaluates the measure of progress at each reporting period and, if necessary, adjusts the measure of performance and related revenue or expense recognition as a change in estimate.

At the inception of each arrangement that includes milestone payments, the Company evaluates whether the milestones are considered probable of being reached. If it is probable that a significant revenue reversal would not occur, the associated milestone value is included in the transaction price. Milestone payments that are not within the Company’s or a collaboration partner’s control, such as regulatory approvals, are generally not considered probable of being achieved until those approvals are received. At the end of each reporting period, the Company re-evaluates the probability of achievement of milestones that are within its or a collaboration partner’s control, such as operational development milestones and any related constraint, and, if necessary, adjusts its estimate of the overall transaction price. Any such adjustments are recorded on a cumulative catch-up basis, which will affect collaboration revenues and earnings in the period of adjustment. Revisions to the Company’s estimate of the transaction price may also result in negative collaboration revenues and earnings in the period of adjustment.

For arrangements that include sales-based royalties, including commercial milestone payments based on the level of sales, and a license is deemed to be the predominant item to which the royalties relate, the Company recognizes revenue at the later of (i) when the related sales occur, or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied, or partially satisfied.

See Note 6 and Note 9 for additional information.

Product Revenue

In December 2022 and January 2023, the Company entered into separate Commercial Supply Agreements with Mundipharma and Melinta Therapeutics, LLC, or Melinta, respectively, for the batch supply of REZZAYO naked vials for commercial use. Under the Commercial Supply Agreements, Mundipharma and Melinta were required to submit purchase orders to the Company for batches of REZZAYO naked vials. The Company concluded that the delivery of each batch of REZZAYO naked vials and the related quality assessment certification represented a distinct performance obligation. The Commercial Supply Agreements were terminated upon the effectiveness of the assignment to Napp on April 24, 2024 (see Note 9 for additional information).

CIDARA THERAPEUTICS, INC.

Notes to Condensed Consolidated Financial Statements — Continued

(unaudited)

The transaction price recognized as revenue for each performance obligation under the Commercial Supply Agreements consisted of variable consideration which was determined based on the estimated per vial costs, plus the contractually stated margin rate. The amounts recognized as revenue were adjusted, as needed, each reporting period based on actual costs incurred for each batch. Variable consideration was included in the transaction price only to the extent that it was considered probable that a significant reversal in the amount of cumulative revenue recognized would not occur when the uncertainty associated with the variable consideration was subsequently resolved. The Company has made an accounting policy election to exclude from the transaction price any indirect taxes collected from customers. As a result, any such collections were recorded as indirect tax liabilities. The transaction price was fully allocated to the single performance obligation.

The Company concluded that the performance obligation was satisfied and product revenue was recognized when the customer obtained control of the product, which occurred at a point in time, typically upon the later of (i) completion of a positive quality assessment, or (ii) shipment of the Company’s product to the customer.

Shipping and handling activities that were performed after a customer obtained control of the product were treated as activities to fulfill the promise to a customer and any amounts billed to a customer represented revenues for the product provided. Costs related to such shipping and handling were classified as cost of product revenue.

Cost of Product Revenue

Cost of product revenue consists primarily of costs related to materials, third-party contract manufacturing, freight-in and overhead. Prior to regulatory approval, all direct and indirect manufacturing costs were charged to R&D expense in the period incurred.

Acquired In-process Research and Development Expenses

Acquired in-process research and development, or IPR&D, expenses include consideration for the purchase of IPR&D through asset acquisitions and license agreements as well as payments made in connection with asset acquisitions and license agreements upon the achievement of development milestones.

The Company evaluates license agreements for IPR&D projects to determine if it meets the definition of a business and thus should be accounted for as a business combination. If the license agreement for IPR&D does not meet the definition of a business and the assets have no alternative future use, the Company expenses payments made under such license agreements as acquired IPR&D expense in its condensed consolidated statements of operations and comprehensive loss. In those cases, payments for milestones achieved and payments for a product license prior to regulatory approval of the product are expensed in the period incurred. Payments made in connection with regulatory and sales-based milestones will be capitalized and amortized to cost of revenue.

Research and Development Expenses

R&D expenses consist of wages, benefits and stock-based compensation charges for R&D employees, scientific consultant fees, facilities and overhead expenses, laboratory supplies, manufacturing expenses in preclinical development and certain manufacturing expenses before FDA approval, nonclinical and clinical trial costs, and indirect taxes on clinical supplies and development materials. The Company accrues nonclinical and clinical trial expenses based on work performed, which relies on estimates of total costs incurred based on patient enrollment, completion of studies, and other events.

CIDARA THERAPEUTICS, INC.

Notes to Condensed Consolidated Financial Statements — Continued

(unaudited)

Selling, General and Administrative Expenses

SG&A expenses relate to selling, finance, human resources, legal and other administrative activities. SG&A expenses consist primarily of salaries and related benefits, including stock-based compensation, related to our executive, finance, legal, business development, commercial planning and support functions. Other SG&A expenses include facility and overhead costs not otherwise included in cost of product revenue or R&D expenses, consultant expenses, travel expenses, professional fees for auditing, tax, legal, and other services, the branded prescription drug fee, and any accrued interest and penalties on accrued indirect tax liabilities.

Preclinical and Clinical Trial Accruals

The Company makes estimates of its accrued expenses as of each balance sheet date in the financial statements based on the facts and circumstances known at that time. Accrued expenses for preclinical studies and clinical trials are based on estimates of costs incurred and fees that may be associated with services provided by contract research organizations, or CROs, clinical trial investigational sites and other clinical trial-related activities. Payments under certain contracts with such parties depend on factors such as successful enrollment of patients, site initiation and the completion of clinical trial milestones. In accruing for these services, the Company estimates the time period over which services will be performed and the level of effort to be expended in each period. If possible, the Company obtains information regarding unbilled services directly from these service providers. However, the Company may be required to estimate these services based on other available information. If the Company underestimates or overestimates the activities or fees associated with a study or service at a given point in time, adjustments to R&D expenses may be necessary in future periods. Historically, estimated accrued liabilities have approximated actual expense incurred. Subsequent changes in estimates may result in a material change in accruals.

Stock-Based Compensation

The Company accounts for stock-based compensation expense related to stock options, restricted stock units, or RSUs, performance-based RSUs, or PRSUs, and 2015 Employee Stock Purchase Plan, or ESPP, rights by estimating the fair value on the date of grant. The Company estimates the fair value of stock options granted to employees and non-employees using the Black-Scholes option pricing model. The fair value of RSUs and PRSUs granted to employees is estimated based on the closing price of the Company’s common stock on the date of grant.

The assumptions included in the Black-Scholes option pricing model include (a) the risk-free interest rate, (b) the expected volatility of the Company’s stock, (c) the expected term of the award, and (d) the expected dividend yield. The Company computed the expected volatility data using the daily close prices for the Company’s common stock during the equivalent period of the calculated expected term of the Company’s stock-based awards. The Company estimated the expected life of employee stock options using the “simplified” method, whereby the expected life equals the average of the vesting term and the original contractual term of the option. The risk-free interest rates for periods within the expected life of the option are based on the yields of zero-coupon U.S. treasury securities. The expected dividend yield of zero reflects that the Company has not paid cash dividends since inception and does not intend to pay cash dividends in the foreseeable future.

For awards subject to time-based vesting conditions, including those with a graded vesting schedule, stock-based compensation expense is recognized using the straight-line method. For performance-based awards to employees, (i) the fair value of the award is determined on the grant date, (ii) the Company assesses the probability of the individual performance milestones under the award being achieved and (iii) the fair value of the shares subject to the milestone is expensed over the implicit service period commencing once management believes the performance criteria is probable of being met.

CIDARA THERAPEUTICS, INC.

Notes to Condensed Consolidated Financial Statements — Continued

(unaudited)

The Company recognizes forfeitures related to stock-based compensation as they occur and any compensation cost previously recognized for awards for which the requisite service has not been completed is reversed in the period that the award is forfeited.

Net Earnings (Loss) Per Share

The Company follows the guidance in ASC 260, Earnings Per Share, or ASC 260, which establishes standards regarding the computation of earnings per share, or EPS, by companies that have issued securities other than common stock that contractually entitle the holder to participate in dividends and earnings of a company. The guidance requires earnings to be hypothetically allocated between the common, preferred, and other participating stockholders based on their respective rights to receive non-forfeitable dividends, whether or not declared. Participating securities include Series A Convertible Voting Preferred Stock and Series X Convertible Preferred Stock, see Note 4 for additional information. Basic net EPS is then calculated by dividing the net income attributable to common stockholders (after the reduction for any preferred stock and assuming current income for the period had been distributed) by the weighted-average number of common shares outstanding for the period. The Company calculates diluted net EPS by using the more dilutive of the (1) treasury stock method, reverse treasury stock method or if-converted method, as applicable, or (2) the two-class method. Dilutive common stock equivalents are comprised of warrants, Series A Convertible Voting Preferred Stock, Series X Convertible Preferred Stock, RSUs, PRSUs and options outstanding under the Company’s stock option plans and ESPP, on an as converted basis.

Basic net loss per share is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period, without consideration for potentially dilutive securities. Diluted net loss per share is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of common shares and dilutive stock equivalents outstanding for the period determined using the treasury stock method or if-converted method. Under the two-class method, the net loss attributable to common stockholders is not allocated to the Series A Convertible Voting Preferred Stock or the Series X Convertible Preferred Stock as the preferred stockholders do not have a contractual obligation to share in the Company’s losses. In loss periods, basic and diluted net loss per share are identical because the otherwise dilutive potential common shares become anti-dilutive and are therefore excluded.

In accordance with ASC 260, if a company had a discontinued operation, the company uses income (loss) from continuing operations as its control number to determine whether potential common shares are dilutive or anti-dilutive for purposes of reporting basic and diluted net earnings (loss) per common share from discontinued operations.

The following table sets forth the outstanding potentially dilutive securities that have been excluded in the calculation of basic and diluted net loss per share because doing so would be anti-dilutive (in common stock equivalent shares):

	Nine Months Ended September 30,
	2024	2023
Common stock warrants	866	866
Series A Convertible Voting Preferred Stock	14,330,750	—
Series X Convertible Preferred Stock	1,052,236	1,052,236
Common stock options, RSUs and PRSUs issued and outstanding	2,454,822	646,233

Total	17,838,674	1,699,335

CIDARA THERAPEUTICS, INC.

Notes to Condensed Consolidated Financial Statements — Continued

(unaudited)

Fair Value of Financial Instruments

The Company follows ASC 820-10, Fair Value Measurements and Disclosures, or ASC 820-10, with respect to fair value reporting for financial assets and liabilities. The guidance defines fair value, provides guidance for measuring fair value and requires certain disclosures. The guidance does not apply to measurements related to share-based payments. The guidance discusses valuation techniques such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels.

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, accrued compensation and benefits, and lease liabilities. The carrying amount of these financial instruments are generally considered to be representative of their respective fair values because of their short-term nature.

Recently Issued and Recently Adopted Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies that are adopted by the Company as of the specified effective date.

In November 2023, the FASB issued Accounting Standards Update, or ASU, 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which is intended to improve reportable segment disclosure requirements, primarily through additional disclosures about significant segment expenses. The standard is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The amendments should be applied retrospectively to all prior periods presented in the financial statements. The Company is currently evaluating this guidance to determine its impact on the Company’s consolidated financial statements or related disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires public entities to disclose disaggregated information about their effective tax rate reconciliation as well as expanded information on income taxes paid by jurisdiction. The disclosure requirements will be applied on a prospective basis, with the option to apply them retrospectively. The standard is effective for annual periods beginning after December 15, 2024, with early adoption permitted. The Company plans to adopt this guidance for the fiscal year ending December 31, 2025 and believes, based on its preliminary assessment, that this new guidance will not have a material impact on the Company’s consolidated financial statements or related disclosures.

The Company believes, based on its preliminary assessment, that any other recently issued, but not yet adopted, accounting pronouncements will not have a material impact on the Company’s condensed consolidated financial statements or related disclosures, or do not apply to the Company.

3. FAIR VALUE MEASUREMENTS

The Company follows ASC 820-10, which among other things, defines fair value, establishes a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement determined based on assumptions that market participants would use in pricing an asset or liability.

CIDARA THERAPEUTICS, INC.

Notes to Condensed Consolidated Financial Statements — Continued

(unaudited)

As a basis for considering such assumptions, a three-tier fair value hierarchy has been established, which prioritizes the inputs used in measuring fair value as follows:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2: Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3: Unobservable inputs for which there is little or no market data, which require the reporting entity to develop its own assumptions, which reflect those that a market participant would use.

The Company classifies investments in money market accounts within Level 1 as the prices are available from quoted prices in active markets.

None of the Company’s non-financial assets or liabilities are recorded at fair value on a non-recurring basis. No transfers between levels have occurred during the periods presented.

The following tables summarize the Company’s financial instruments measured at fair value on a recurring basis (in thousands):

	TOTAL	LEVEL 1	LEVEL 2	LEVEL 3
September 30, 2024
Assets:
Cash and money market accounts	$127,386	$127,386	$—	$—

Total assets at fair value	$127,386	$127,386	$—	$—

December 31, 2023
Assets:
Cash and money market accounts	$35,778	$35,778	$—	$—

Total assets at fair value	$35,778	$35,778	$—	$—

4. STOCKHOLDERS’ EQUITY

Reverse Stock Split

On April 23, 2024, the Company effected the Reverse Stock Split of its shares of common stock and decreased its authorized number of shares of common stock from 200,000,000 shares to 20,000,000 shares.

All references in this Registration Statement on Form S-1 to number of common shares, price per share and weighted average number of shares outstanding have been adjusted to reflect the Reverse Stock Split on a retroactive basis.

Controlled Equity Sales Agreement

In September 2019, the Company began to sell shares of common stock under a controlled equity sales agreement, or the Sales Agreement, entered into on November 8, 2018 with Cantor Fitzgerald & Co, or Cantor. During the nine months ended September 30, 2024, the Company sold zero shares of its common stock under the Sales Agreement. During the nine months ended September 30, 2023, the Company sold 310,983 shares of its common stock under the Sales Agreement for net proceeds of approximately $8.7 million after deducting placement agent fees. The Company has not sold shares of its common stock under the Sales Agreement since

CIDARA THERAPEUTICS, INC.

Notes to Condensed Consolidated Financial Statements — Continued

(unaudited)

July 2023. The Company will not be able to sell shares of its common stock under the Sales Agreement until April 16, 2025, due to the loss of its Form S-3 eligibility for primary and secondary offerings. As of September 30, 2024, the remaining capacity under the Sales Agreement is $37.1 million.

2023 Underwritten Public Offering

On March 7, 2023, the Company completed concurrent but separate underwritten public offerings with Cantor, the underwriter, to issue and sell 554,300 shares of its common stock, including the exercise in full by Cantor of their option to purchase an additional 72,300 shares of common stock, and 286,000 shares of the Company’s Series X Convertible Preferred Stock. Cantor agreed to purchase the shares of common stock at a price of $25.34 per share and the shares of Series X Convertible Preferred Stock at a price of $12.67 per share. The total gross proceeds from the offerings, including the full exercise by Cantor of its option to purchase additional shares of common stock, were approximately $19.5 million, before deducting underwriting discounts and commissions and offering expenses. The Company received total net proceeds of approximately $17.3 million, after deducting underwriting discounts, commissions, and other expenses payable by the Company.

2024 Series A Private Placement

On April 23, 2024, the Company entered into a securities purchase agreement, or the Series A Securities Purchase Agreement, with certain institutional and other accredited investors, or the Series A Purchasers, pursuant to which the Company issued and sold, in a private placement, or the Series A Private Placement, 240,000 shares of Series A Convertible Voting Preferred Stock, par value $0.0001 per share, or the Series A Convertible Preferred Stock, at a purchase price of $1,000 per share. The closing of the Series A Private Placement took place on April 24, 2024, and the Company received total gross proceeds of $240.0 million. The Company received total net proceeds of approximately $239.1 million, after deducting issuance costs payable by the Company.

Preferred Stock

Under the Company’s Amended and Restated Certificate of Incorporation, as amended, the Company’s board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding. The Company had 10,000,000 shares of preferred stock authorized at September 30, 2024.

Series A Convertible Preferred Stock

In April 2024, the Company designated 240,000 shares of preferred stock as Series A Convertible Preferred Stock with a par value of $0.0001 per share.

On July 18, 2024, the Company’s stockholders approved, for purposes of Nasdaq Listing Rule 5635(b), the issuance of up to 16,800,000 shares of common stock upon conversion of 240,000 shares of Series A Convertible Preferred Stock issued in the Private Placement completed in April 2024.

CIDARA THERAPEUTICS, INC.

Notes to Condensed Consolidated Financial Statements — Continued

(unaudited)

On July 19, 2024, the Company issued 2,469,250 shares of common stock upon automatic conversion of 35,275 shares of Series A Convertible Preferred Stock, subject to the terms and limitations contained in the Certificate of Designation of Preferences, Rights and Limitations of the Series A Convertible Voting Preferred Stock, including that shares of Series A Convertible Preferred Stock shall not be convertible if the conversion would result in a holder beneficially owning more than 9.99% of the Company’s outstanding shares of common stock as of the applicable conversion date. After conversion, the converted shares of Series A Convertible Preferred Stock resumed the status of authorized but unissued shares of preferred stock and are no longer designated as Series A Convertible Preferred Stock. As of September 30, 2024, shares of preferred stock designated as Series A Convertible Preferred Stock totaled 204,725.

The specific terms of the Series A Convertible Preferred Stock are as follows:

Conversion: Each share of Series A Convertible Preferred Stock is convertible at the option of the holder into 70 shares of common stock. Holders are not permitted to convert Series A Convertible Preferred Stock into common stock if, after conversion, the holder, its affiliates, and any other person whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) or Section 16 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, would beneficially own more than 9.99% of the number of shares of common stock outstanding immediately after the conversion, or the Beneficial Ownership Limitation.

Dividends: Holders of Series A Convertible Preferred Stock are not entitled to receive any dividends except to the extent that dividends are paid on the Company’s common stock. If dividends are paid on shares of common stock, holders of Series A Convertible Preferred Stock are entitled to participate in such dividends on an as-if-converted basis.

Liquidation: Upon the liquidation, dissolution, or winding up of the Company, each holder of Series A Convertible Preferred Stock will participate pari passu with any distribution of proceeds to holders of Series X Convertible Preferred Stock and common stock.

Voting: Holders of the Series A Convertible Preferred Stock are entitled to vote together with the holders of common stock on an as-if-converted basis on all matters submitted to a vote of stockholders.

The Company evaluated the Series A Convertible Preferred Stock for liability or equity classification under ASC 480, Distinguishing Liabilities from Equity, and determined that equity treatment is appropriate as it does not meet the criteria for liability accounting. Additionally, the Series A Convertible Preferred Stock is not redeemable for cash or other assets (i) on a fixed or determinable date, (ii) at the option of the holder, and (iii) upon the occurrence of an event that is not solely within control of the Company. As such, the Series A Convertible Preferred Stock is recorded as permanent equity.

Series X Convertible Preferred Stock

In May 2018, the Company designated 5,000,000 shares of preferred stock as Series X Convertible Preferred Stock with a par value of $0.0001 per share.

On August 12, 2020, at the request of certain holders, 52,241 shares of the Company’s Series X Convertible Preferred Stock were converted to an aggregate of 26,120 shares of the Company’s common stock. After conversion, the converted shares of Series X Convertible Preferred Stock resumed the status of authorized but unissued shares of preferred stock and are no longer designated as Series X Convertible Preferred Stock. As of September 30, 2024 and December 31, 2023, shares of preferred stock designated as Series X Convertible Preferred Stock totaled 4,947,759.

CIDARA THERAPEUTICS, INC.

Notes to Condensed Consolidated Financial Statements — Continued

(unaudited)

The specific terms of the Series X Convertible Preferred Stock are as follows:

Conversion: Each share of Series X Convertible Preferred Stock is convertible at the option of the holder into 0.5 shares of common stock. Holders are not permitted to convert Series X Convertible Preferred Stock into common stock if, after conversion, the holder, its affiliates, and any other person whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) or Section 16 of the Exchange Act, would beneficially own more than 9.99% of the number of shares of common stock outstanding immediately after the conversion.

Dividends: Holders of Series X Convertible Preferred Stock are not entitled to receive any dividends except to the extent that dividends are paid on the Company’s common stock. If dividends are paid on shares of common stock, holders of Series X Convertible Preferred Stock are entitled to participate in such dividends on an as-converted basis.

Liquidation: Upon the liquidation, dissolution, or winding up of the Company, each holder of Series X Convertible Preferred Stock will participate pari passu with any distribution of proceeds to holders of common stock.

Voting: Shares of Series X Convertible Preferred Stock will generally have no voting rights, except as required by law and except that the consent of the holders of a majority of the outstanding Series X Convertible Preferred Stock will be required to amend the terms of the Series X Convertible Preferred Stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series X Convertible Preferred Stock, or to increase or decrease (other than by conversion) the number of authorized shares of Series X Convertible Preferred Stock.

The Company evaluated the Series X Convertible Preferred Stock for liability or equity classification under ASC 480, Distinguishing Liabilities from Equity, and determined that equity treatment was appropriate because the Series X Convertible Preferred Stock did not meet the definition of liability instruments defined thereunder as convertible instruments. Additionally, the Series X Convertible Preferred Stock is not redeemable for cash or other assets (i) on a fixed or determinable date, (ii) at the option of the holder, and (iii) upon the occurrence of an event that is not solely within control of the Company. As such, the Series X Convertible Preferred Stock is recorded as permanent equity.

Common Stock

On July 18, 2024, the Company’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended, to increase the authorized number of shares of common stock from 20,000,000 shares to 50,000,000 shares, which amendment was filed by the Company with the Secretary of State of the State of Delaware on July 18, 2024 and was effective as of such date.

The Company had 50,000,000 shares of common stock authorized as of September 30, 2024. Holders of outstanding shares of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the holders of common stock. Subject to the rights of the holders of any class of the Company’s capital stock having any preference or priority over common stock, the holders of common stock are entitled to receive dividends that are declared by the Company’s board of directors out of legally available funds. In the event of a liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in the net assets remaining after payment of liabilities, subject to prior rights of preferred stock, if any, then outstanding. The common stock has no preemptive rights, conversion rights, redemption rights or sinking fund provisions, and there are no dividends in arrears or default. All shares of common stock have equal distribution, liquidation and voting rights, and have no preferences or exchange rights.

CIDARA THERAPEUTICS, INC.

Notes to Condensed Consolidated Financial Statements — Continued

(unaudited)

Common Stock Warrants

As of September 30, 2024 and December 31, 2023, warrants to purchase 866 shares of the Company’s common stock were outstanding with a weighted average exercise price of $230.95 per share.

The warrants had no intrinsic value at September 30, 2024 and December 31, 2023. The intrinsic value of a common stock warrant is the difference between the market price of the common stock at the measurement date and the exercise price of the warrant.

Common Stock Reserved for Future Issuance

Common stock reserved for future issuance is as follows (in common stock equivalent shares):

	September 30, 2024	December 31, 2023
Common stock warrants	866	866
Series A Convertible Preferred Stock	14,330,750	—
Series X Convertible Preferred Stock	1,052,236	1,052,236
Common stock options, RSUs and PRSUs issued and outstanding	2,454,822	638,037
Authorized for future stock awards	1,052,406	170,783
Awards available under the ESPP	67,089	49,623

Total	18,958,169	1,911,545

5. EQUITY INCENTIVE PLANS

2024 Equity Incentive Plan, 2020 Inducement Incentive Plan and 2015 Equity Incentive Plan

In May 2024, the Company’s board of directors approved and adopted the Company’s 2024 Equity Incentive Plan, or 2024 EIP. In July 2024, the Company’s stockholders approved the adoption of the 2024 EIP. The 2024 EIP is the successor to and continuation of the Company’s 2015 Equity Incentive Plan, or 2015 EIP, previously approved and adopted in March 2015 by the Company’s board of directors and stockholders. The 2024 EIP became effective on July 18, 2024. Upon the effectiveness of the 2024 EIP, no additional awards were or will be granted under the 2015 EIP, although all outstanding stock awards granted under the 2015 EIP continue to be governed by the terms of the 2015 EIP. Under the 2024 EIP, the Company may grant stock options, stock appreciation rights, restricted stock, RSUs, and other awards to individuals who are employees, officers, directors or consultants of the Company.

In December 2020, the Company’s board of directors approved and adopted the 2020 Inducement Incentive Plan, or 2020 IIP. Under the 2020 IIP, the Company may grant stock options, stock appreciation rights, restricted stock, RSUs, and other awards to individuals who were not previously employees or directors of the Company, or who are returning to employment following a bona fide period of non-employment with the Company, as an inducement material to such persons entering into employment with the Company.

Terms of stock award agreements, including vesting requirements, are determined by the board of directors, subject to the provisions of the 2024 EIP, 2020 IIP and 2015 EIP. Stock options granted by the Company generally vest over a three- or four-year period. Certain stock options are subject to acceleration of vesting in the event of certain change of control transactions. The stock options may be granted for a term of up to 10 years from the date of grant. The exercise price for stock options granted under the 2024 EIP, 2020 IIP and 2015 EIP must be at a price no less than 100% of the fair value of the shares on the date of grant, provided that for an

CIDARA THERAPEUTICS, INC.

Notes to Condensed Consolidated Financial Statements — Continued

(unaudited)

incentive stock option granted to an employee who at the time of grant owns stock representing more than 10% of the voting power of all classes of stock of the Company, the exercise price shall be no less than 110% of the value on the date of grant.

2015 Employee Stock Purchase Plan

In March 2015, the Company’s board of directors and stockholders approved and adopted the ESPP. The number of shares of stock available for issuance under the ESPP will be automatically increased each January 1 through and including January 1, 2025, by the lesser of (i) 1% of the outstanding number of shares of the Company’s common stock on the immediately preceding December 31, (ii) 24,516 shares, or (iii) such lesser number as determined by the Company’s board of directors.

The ESPP allows substantially all employees to purchase the Company’s common stock through a payroll deduction at a price equal to 85% of the lower of the fair market value of the stock as of the beginning or the end of each purchase period. An employee’s payroll deductions under the ESPP are limited to 15% of the employee’s eligible compensation.

During the nine months ended September 30, 2024 and 2023, 7,050 shares and 8,060 shares, respectively, were issued pursuant to the ESPP. As of September 30, 2024, total unrecognized compensation expense related to the ESPP was $0.1 million and is expected to be recognized over approximately 0.6 years.

Restricted Stock Units

The following table summarizes RSU and PRSU activity during the nine months ended September 30, 2024:

	Number of RSUs and PRSUs	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2023	104,886	$22.83
RSUs and PRSUs granted	153,012	12.30
RSUs and PRSUs vested	(43,053)	24.24
RSUs and PRSUs canceled	(17,705)	24.68

Outstanding at September 30, 2024	197,140	$14.18

The weighted-average grant date fair value of RSUs and PRSUs granted by the Company during the nine months ended September 30, 2023 was $20.10 per share. The total fair value of RSUs and PRSUs vested during the nine months ended September 30, 2024 and 2023 was approximately $1.0 million and $0.7 million, respectively.

At September 30, 2024, estimated unrecognized compensation expense related to RSUs and PRSUs granted was approximately $2.3 million. This unrecognized compensation cost is expected to be recognized over a weighted-average period of approximately 2.6 years.

CIDARA THERAPEUTICS, INC.

Notes to Condensed Consolidated Financial Statements — Continued

(unaudited)

Stock Options

The following table summarizes stock option activity during the nine months ended September 30, 2024:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life in Years	Total Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2023	533,151	$44.61	6.72	$57
Options granted	1,796,401	11.14
Options exercised	—	—
Options canceled	(71,870)	31.68

Outstanding at September 30, 2024	2,257,682	$18.39	9.10	$1

Vested and expected to vest at September 30, 2024	2,257,682	$18.39	9.10	$1

Exercisable at September 30, 2024	420,941	$48.19	5.74	$1

The intrinsic value of a stock option is the difference between the market price of the common stock at the measurement date and the exercise price of the option.

The weighted-average grant date fair value of stock options granted by the Company during the nine months ended September 30, 2024 and 2023 was $8.05 and $14.45 per share, respectively.

As of September 30, 2024, total unrecognized share-based compensation expense related to unvested stock options was approximately $15.2 million. This unrecognized compensation cost is expected to be recognized over a weighted-average period of approximately 2.9 years.

Stock-based compensation expense recognized for RSUs, PRSUs, stock options, and the ESPP has been reported in the condensed consolidated statements of operations and comprehensive loss as follows (in thousands):

	Nine Months Ended September 30,
	2024	2023
Stock compensation expense:
Research and development	$868	$629
Selling, general and administrative	1,150	1,038

Stock compensation expense recorded in continuing operations	2,018	1,667
Stock compensation expense recorded in discontinued operations	231	564

Total stock compensation expense	$2,249	$2,231

CIDARA THERAPEUTICS, INC.

Notes to Condensed Consolidated Financial Statements — Continued

(unaudited)

6. SIGNIFICANT AGREEMENTS AND CONTRACTS

Janssen License Agreement

On April 23, 2024, the Company and Janssen entered into a license and technology transfer agreement, or the Janssen License Agreement, which effectively terminated the Janssen Collaboration Agreement (as defined below), including the license granted by the Company to Janssen.

Under the Janssen License Agreement, the Company also assumed responsibility for further clinical development, manufacture, registration and commercialization of DFCs based on the Company’s Cloudbreak platform for the prevention and treatment of influenza, including CD388 and products or compounds containing CD388. Janssen granted the Company an exclusive, worldwide, fee-bearing royalty-free license for certain Janssen-controller technology to develop, manufacture, and commercialize compounds and products, including CD388. Janssen agreed to (i) transfer and disclose to the Company certain Janssen-controlled know-how related to CD388, including manufacturing know-how, data and documentation, (ii) transfer all existing quantities of CD388 clinical materials, and (iii) transfer the cell banks used by or on behalf of Janssen for the production of CD388.

The Company paid Janssen an upfront payment of $85.0 million on April 24, 2024. The Company is also obligated to pay Janssen up to $150.0 million in development and regulatory milestone payments with respect to CD388 and up to $455.0 million in commercialization milestone payments with respect to CD388. The Company has no obligation to pay any royalties to Janssen for future sales of any commercialized CD388 product.

As the Company had an existing revenue contract with Janssen, or the Janssen Collaboration Agreement, the Company considered the contract modification and consideration payable to a customer guidance in ASC 606. The Company determined this bundled arrangement would be accounted for as a termination of the existing revenue contract and the creation of a new arrangement. No amounts paid or payable to Janssen were recorded against revenue as the consideration payable to Janssen does not exceed the fair value of the distinct assets acquired in the Janssen License Agreement.

In accordance with authoritative guidance, the Company was determined to be the accounting acquirer and substantially all of the fair value of the gross assets acquired is concentrated in the IPR&D of CD388. The reacquired license to develop, manufacture, and commercialize activities of CD388 is part of the acquired IPR&D. The transaction was accounted for as an asset acquisition. The acquired IPR&D did not have an alternative future use as of the acquisition date. Therefore the initial purchase price of $85.4 million, inclusive of $0.4 million in direct transaction costs, was expensed as of the acquisition date as acquired IPR&D in the condensed consolidated statements of operations and comprehensive loss for the nine months ended September 30, 2024.

Prior to the acquisition, the Company had $0.5 million in contract liabilities related to deferred revenue balances and unearned cancelled performance obligations associated with the Janssen Collaboration Agreement. The settlement of the preexisting contract liabilities was recorded as an offset to the Janssen License Agreement’s initial purchase price resulting in $84.9 million expensed as acquired IPR&D in condensed consolidated statements of operations and comprehensive loss.

The Company’s contingent future obligation to pay Janssen up to $150.0 million in development and regulatory milestone payments with respect to CD388 and up to $455.0 million in commercialization milestone payments with respect to CD388 will be recognized if and when the contingency is resolved and the consideration is paid or becomes payable.

CIDARA THERAPEUTICS, INC.

Notes to Condensed Consolidated Financial Statements — Continued

(unaudited)

Janssen Collaboration Agreement

On March 31, 2021, the Company and Janssen entered into an exclusive, worldwide license and collaboration agreement, or Janssen Collaboration Agreement, to develop and commercialize one or more DFCs based on the Company’s Cloudbreak platform, for the prevention and treatment of influenza, including CD388 and CD377, or the Products. The effectiveness of the Janssen Collaboration Agreement, including the effectiveness of the terms and conditions described below, was subject to the expiration or earlier termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or HSR. HSR clearance was obtained on May 12, 2021 and the Janssen Collaboration Agreement became effective on the same date.

Collaboration. The Company and Janssen collaborated in the research, preclinical development and early clinical development of CD388 or another mutually-agreed influenza DFC development candidate, or, in each case, the Development Candidate, under a mutually-agreed R&D plan, or the Research Plan, with the objective of advancing such Development Candidate through the completion of mutually-agreed Phase 1 clinical trials and the first Phase 2 clinical trial, or Phase 2 Study. The Company was responsible for performing, or having performed, all investigational new drug application, or IND, -enabling studies and clinical trials under the Research Plan, and the Company was the IND holder for the Research Plan clinical trials. Both parties were responsible for conducting certain specified chemistry, manufacturing and controls, or CMC, development activities under the Research Plan. Janssen was solely responsible, and reimbursed the Company, for internal full-time equivalent and out-of-pocket costs incurred by the Company in performing Research Plan activities in accordance with a mutually-agreed budget.

In September 2023, Janssen delivered its Election to Proceed Notice for CD388, whereby Janssen assumed the future development, manufacturing and commercialization activities of CD388 under the Janssen Collaboration Agreement. The Company continued to work in collaboration with Janssen to complete the Phase 1 and Phase 2a clinical trials and was reimbursed for all ongoing development activities by Janssen as per the Janssen Collaboration Agreement. Following Janssen’s Election to Proceed Notice, Janssen was obligated at its sole expense to diligently continue development and commercialization.

Licenses. Upon the effectiveness of the Janssen Collaboration Agreement, the Company granted Janssen an exclusive, worldwide, royalty-bearing license to develop, register and commercialize Products, subject to the Company’s retained right to conduct Research Plan activities as described above.

Non-Compete Covenant. The Company covenanted that, except for the performance of Research Plan activities, from the effectiveness of the Janssen Collaboration Agreement until the fifth anniversary of the completion of all Research Plan activities and the Company’s delivery to Janssen of all Research Plan deliverables, the Company and its affiliates will not directly or indirectly (including through any third-party contractor or through or in collaboration with any third-party licensee) develop, file any IND or application for marketing approval for, or commercialize any DFC that binds influenza or influenza viral proteins at therapeutic levels, except that the Company has the right to conduct limited internal research of such DFCs for the purposes of generating data to support patent filings and improving and further developing the Company’s DFC technology more broadly. The Company’s non-compete covenant described above does not apply to any DFC that demonstrates high specificity for a virus other than the influenza virus and does not possess significant activity against the influenza virus.

Financial Terms. Upon the effectiveness of the Janssen Collaboration Agreement, Janssen paid the Company an upfront payment of $27.0 million. As of the execution of the Janssen Collaboration Agreement, the Company was eligible for reimbursement by Janssen of up to $58.2 million in R&D costs incurred in conducting

CIDARA THERAPEUTICS, INC.

Notes to Condensed Consolidated Financial Statements — Continued

(unaudited)

Research Plan activities. The Company was also eligible to receive up to $695.0 million in development, regulatory and commercial milestone payments, as well as royalties on tiers of annual net sales at rates from the mid-single digits to the high-single digits.

Termination. The Janssen Collaboration Agreement was terminated upon the effectiveness of the Janssen License Agreement on April 24, 2024, and all potential future milestone payments and royalties were forfeited by the Company.

Revenue Recognition

Prior to the Janssen Collaboration Agreement termination on April 24, 2024, the Company determined the transaction price is equal to the up-front fee of $27.0 million, plus the R&D funding of $47.8 million, plus milestones achieved of $10.0 million. The transaction price included the total estimated costs related to R&D and clinical supply services. No revenue was reversed due to the change in transaction price as revenue is recognized based on actual amounts billed. The transaction price was allocated to the performance obligations on the basis of the relative stand-alone selling price estimated for each performance obligation. In estimating the stand-alone selling price for each performance obligation, the Company utilized discounted cash flows and developed assumptions that required judgment and included forecasted revenues, expected development timelines, discount rates, probabilities of technical and regulatory success, costs to continue the R&D efforts and costs for manufacturing clinical supplies.

A description of the distinct performance obligations identified under the Janssen Collaboration Agreement, as well as the amount of revenue allocated to each distinct performance obligation, was as follows:

Licenses of Intellectual Property. The license to the Company’s intellectual property, bundled with the associated know-how, represented a distinct performance obligation. The license and associated know-how was transferred to Janssen in May 2021, therefore the Company recognized the revenue related to this performance obligation in the amount of $26.8 million in May 2021 as collaboration revenue in its condensed consolidated statements of operations and comprehensive loss.

Research and Development Services. The R&D services performed represents a distinct performance obligation. The Company recognized revenue based on actual amounts incurred as the underlying services were provided and billed at fair value.

Clinical Supply Services. The Company’s initial obligation to supply drug supply for ongoing development represents a distinct performance obligation. The Company recognized revenue based on actual amounts incurred as the underlying services were provided and billed at fair value.

Milestone Payments. In March 2022 and September 2023, the Company achieved milestones of $3.0 million and $7.0 million, respectively, under the Janssen Collaboration Agreement that the Company deemed to be tied to all the performance obligations identified in the original agreement. Revenue associated with these milestones has been allocated proportionately to the original transaction price which was allocated to the performance obligations on the basis of the relative stand-alone selling price estimated for each performance obligation. In conjunction with the performance obligations already delivered, revenue was recognized based on the progress of these performance obligations, the unrecognized portion was recorded as contract liabilities in prior reporting period ends and was expected to be recognized as revenue over the remaining progress of these performance obligations. The Company received payment for these milestones in May 2022 and September 2023, respectively.

CIDARA THERAPEUTICS, INC.

Notes to Condensed Consolidated Financial Statements — Continued

(unaudited)

Royalties. As the license was deemed to be the predominant item to which sales-based royalties related, the Company recognized royalty revenue when the related sales occurred. No royalty revenue was recognized during the nine months ended September 30, 2024 and 2023.

Contract Liabilities

The following table presents a summary of the activity in the Company’s contract liabilities pertaining to the Janssen Collaboration Agreement during the nine months ended September 30, 2024 (in thousands):

Opening balance, December 31, 2023	$430
Revenue from performance obligations satisfied during reporting period	(370)
Gain on settlement of unsatisfied performance obligations	(60)

Closing balance, September 30, 2024	$—

As of September 30, 2024, the aggregate transaction price allocated to performance obligations that are unsatisfied is zero under the Janssen Collaboration Agreement.

As of September 30, 2024, the Company recorded no accounts receivable associated with the Janssen Collaboration Agreement. As of December 31, 2023, the Company recorded $1.9 million in accounts receivable associated with the Janssen Collaboration Agreement.

The following table presents collaboration revenue under the Janssen Collaboration Agreement (in thousands):

	Nine Months Ended September 30,
	2024	2023
Revenue from Janssen Collaboration Agreement:
Point in Time:
License of Intellectual Property - upon milestone achieved	$—	$2,347
Over Time:
Research and Development Services	$1,273	$16,324
Clinical Supply Services	2	1,856

Total Revenue from Janssen Collaboration Agreement	$1,275	$20,527

7. COMMITMENTS AND CONTINGENCIES

Finance Lease Obligations

The Company has a finance lease for lab equipment which was entered into in November 2023. The finance lease has a term of 36 months, monthly lease payments of $25,009, and an option to purchase the lab equipment for $1 at the end of the finance lease term. As of September 30, 2024, the Company was reasonably certain that it would exercise the option to purchase the lab equipment at the end of the finance lease term. The useful life of the lab equipment is estimated to be 10 years. The rate implicit to the finance lease used in measuring the Company’s finance lease liability was 8.0%.

CIDARA THERAPEUTICS, INC.

Notes to Condensed Consolidated Financial Statements — Continued

(unaudited)

The following table presents information about the amount and timing of cash flows arising from the Company’s finance lease as of September 30, 2024 (in thousands):

2024	$75
2025	300
2026	300
2027	25

Total undiscounted finance lease payments	700
Less: Imputed interest	(63)

Present value of finance lease payments	$637

The balance sheet classification of the Company’s finance lease is as follows (in thousands):

Balance Sheet Classification:
Finance lease right-of-use asset	$788
Accumulated amortization	(66)

Net finance lease right-of-use asset	$722

Current portion of finance lease liability	$259
Long-term finance lease liability	378

Total finance lease liabilities	$637

As of September 30, 2024, the weighted average remaining finance lease term was 2.3 years.

Cash paid for amounts included in the measurement of finance lease liabilities was $0.2 million for the nine months ended September 30, 2024.

Finance lease costs were $0.1 million for the nine months ended September 30, 2024.

Operating Lease Obligations

The Company has an operating lease for laboratory and office space in San Diego, California which was entered into in June 2014. Amendments for additional space were entered into in February 2015, March 2015 and August 2015. On April 20, 2023, the Company entered into a seventh amendment to its operating lease with Nancy Ridge Technology Center, L.P. which extended the term of the operating lease by an additional 36 months and increased the base rent to $133,371 per month effective January 1, 2024, subject to 4% increases every January. The operating lease expires on December 31, 2026 with options for two individual two-year extensions, as described in the original lease agreement, which have not been exercised, and remain in effect and available to the Company. As of September 30, 2024, the Company was not reasonably certain that it would exercise the extension options, and therefore did not include these options in the determination of the total operating lease term for accounting purposes. The incremental borrowing rate used in measuring the Company’s operating lease liability was 12.0%.

CIDARA THERAPEUTICS, INC.

Notes to Condensed Consolidated Financial Statements — Continued

(unaudited)

The following table presents information about the amount and timing of cash flows arising from the Company’s operating lease as of September 30, 2024 (in thousands):

2024	$400
2025	1,664
2026	1,731

Total undiscounted operating lease payments	3,795
Less: Imputed interest	(489)

Present value of operating lease payments	$3,306

The balance sheet classification of the Company’s operating lease is as follows (in thousands):

Balance Sheet Classification:
Operating lease right-of-use asset	$3,035
Current portion of operating lease liability	$1,322
Long-term operating lease liability	1,984

Total operating lease liabilities	$3,306

As of September 30, 2024, the weighted average remaining operating lease term was 2.3 years.

Cash paid for amounts included in the measurement of operating lease liabilities was $1.2 million and $1.0 million for the nine months ended September 30, 2024 and 2023, respectively.

Operating lease costs were $1.3 million and $1.2 million for the nine months ended September 30, 2024 and 2023, respectively. These costs are primarily related to the Company’s operating lease, but also include immaterial amounts for variable leases and short-term leases with terms greater than 30 days.

Contractual Obligations

The Company enters into contracts in the normal course of business with vendors for R&D activities, manufacturing, and professional services. These contracts generally provide for termination either on notice or after a notice period.

Reduction in Force

On September 9, 2024, management of the Company, as authorized by the board of directors of the Company, approved a reduction in the Company’s workforce (the “Reduction”) of 20 employees, which represented approximately 30% of the Company’s workforce. The Reduction reflects the Company’s focus on the clinical development of CD388, its influenza product candidate. The Reduction was substantially completed by November 1, 2024.

As a result of the Reduction, the Company incurred charges of approximately $1.2 million for severance payments and employee benefits included in R&D expenses in the condensed consolidated statements of operations and comprehensive loss for the nine months ended September 30, 2024. The Company does not expect to incur additional charges related to the Reduction. As of September 30, 2024, these charges were unpaid and included in accrued compensation and benefits in the condensed consolidated balance sheets. The Company expects these charges to be paid during the fourth quarter of 2024.

CIDARA THERAPEUTICS, INC.

Notes to Condensed Consolidated Financial Statements — Continued

(unaudited)

8. INCOME TAXES

The Company estimates an annual effective income tax rate based on projected results for the year and applied the rate to net income or (loss) before taxes to calculate income tax expense or (benefit). When applicable, the income tax provision also includes adjustments for discrete tax items. Any refinements made due to subsequent information that affects the estimated annual effective income tax rate are reflected as adjustments in the current period. For the nine months ended September 30, 2024 the Company recognized no income tax expense from continuing operations, and income tax benefit (expense) from continuing operations recognized for the nine months ended September 30, 2023 was immaterial.

9. DISCONTINUED OPERATIONS

On April 24, 2024, the Company and Napp, entered into the Napp Purchase Agreement, pursuant to which the Company sold to Napp, effective as of April 24, 2024, the following:

•	all of the Company’s rezafungin assets, including all of the Company’s right to receive future milestones and royalties under the Melinta License Agreement and the Mundipharma Collaboration Agreement,

•	all rezafungin intellectual property rights, including patents and know-how, all product data, regulatory approvals and documentation,

•	rezafungin and comparator inventory,

•

specified prepaid assets and specified contracts, in exchange for Napp’s assumption of certain liabilities of the rezafungin business, including the ongoing costs of the ReSPECT Phase 3 clinical trial and the ReSTORE Phase 3 clinical trial in China and the Company’s obligations from and after closing under the Melinta License Agreement,

•	the Commercial Supply Agreement dated January 23, 2023 between the Company and Melinta, and

•	the Commercial Supply Agreement, dated December 12, 2022 between the Company and Mundipharma, or the Mundipharma Commercial Supply Agreement.

No Company employees were transferred to Napp.

The Company, Napp and Mundipharma also entered into an Assignment and Novation Agreement to transfer the Mundipharma Collaboration Agreement and Mundipharma Commercial Supply Agreement from the Company to Napp, or the Novation Agreement. In the Novation Agreement, Mundipharma agreed to forgive the Company’s obligation to refund a $11.1 million development milestone advance due as of December 31, 2024, net of royalties, to Mundipharma under the Mundipharma Collaboration Agreement, provided that (a) the Company performs its obligation to provide carryover services under a Transition Services Agreement with Napp, or the TSA, for a period of 45 days following the closing, (b) the Company delivers all of the purchased assets, including product know-how and product-data, in accordance with the Napp Purchase Agreement and a know-how transfer plan delivered in connection with the Napp Purchase Agreement and (c) the Company performs its obligation to provide other services in accordance with the TSA for 75 days following the closing. If such conditions are not met, the Company will be obligated to refund the development milestone advance, net of royalties, within 10 business days of the date on which it is determined that the conditions for forgiveness were not satisfied. On July 18, 2024, the Company received a notice of satisfaction from Mundipharma that it had completed the required performance obligations under the TSA and, accordingly, the $11.1 million development milestone advance previously made to the Company, and reimbursable to Mundipharma, was forgiven by Mundipharma.

CIDARA THERAPEUTICS, INC.

Notes to Condensed Consolidated Financial Statements — Continued

(unaudited)

In connection with the Napp Purchase Agreement and as a condition to entering into the Napp Purchase Agreement, the Company entered into an amendment, dated April 23, 2024, to the Melinta License Agreement that, among other changes, modified the future regulatory milestones payable upon receipt of marketing approval of the current rezafungin acetate product. The Melinta License Agreement, as amended, was assigned and novated to Napp at the closing of the asset sale.

The action to divest rezafungin was taken because of the Company’s strategy to streamline its portfolio and focus on the Cloudbreak platform and other financial considerations.

The Company has determined that the sale of rezafungin represents a strategic shift that had a major effect on its result of operations. Rezafungin met the criteria to be reported as discontinued operations in the period ended September 30, 2024. The Company has separately reported the financial results of rezafungin as discontinued operations in the condensed consolidated statements of operations and comprehensive loss for all periods presented.

Assets and liabilities classified as discontinued operations in the condensed consolidated balance sheets as of September 30, 2024 and December 31, 2023 consist of the following:

(In thousands)	September 30, 2024	December 31, 2023
Carrying amount of major assets included as part of discontinued operations:
Current assets:
Accounts receivable	$—	$2,171
Inventory	—	6,097
Prepaid expenses and other current assets	—	1,022

Current assets from discontinued operations	—	9,290
Noncurrent assets:
Other assets	—	934

Noncurrent assets from discontinued operations	—	934

Total assets from discontinued operations	$—	$10,224

Carrying amount of major liabilities included as part of discontinued operations:
Current liabilities:
Current contract liabilities	—	24,665

Current liabilities from discontinued operations	—	24,665
Noncurrent liabilities:
Long-term contract liabilities	—	4,245

Noncurrent liabilities from discontinued operations	—	4,245

Total liabilities from discontinued operations	$—	$28,910

CIDARA THERAPEUTICS, INC.

Notes to Condensed Consolidated Financial Statements — Continued

(unaudited)

Inventory consisted of the following (in thousands):

	September 30, 2024	December 31, 2023
Raw materials	$—	$2,691
Work-in-process	—	3,406

Total inventory	$—	$6,097

The Company’s capitalized inventory consisted of costs incurred subsequent to FDA approval of REZZAYO in March 2023. Prior to regulatory approval, all direct and indirect manufacturing costs were charged to R&D expense in the period incurred. There were no inventory write downs during the nine months ended September 30, 2024.

The results of operations from discontinued operations during the nine months ended September 30, 2024 and 2023 have been reflected as income (loss) from discontinued operations, net of income taxes in the condensed consolidated statements of operations and comprehensive loss and consist of the following:

	Nine Months Ended September 30,
(In thousands)	2024	2023
Major line items constituting pretax income (loss) of discontinued operations
Revenues:

Total revenues	$29,263	$25,795

Operating expenses:
Cost of product revenue	9,030	387
Research and development	10,572	25,061
Selling, general and administrative	7,460	2,795

Total operating expenses	27,062	28,243

Income (loss) from operations	2,201	(2,448)
Other expense, net:
Loss on disposal of discontinued operations	(1,799)	—

Total other expense, net	(1,799)	—
Income (loss) from discontinued operations before income tax expense	402	(2,448)
Income tax expense	—	(371)

Income (loss) from discontinued operations, net of income taxes	$402	$(2,819)

The cash flows related to discontinued operations have not been segregated and are included in the condensed consolidated statements of cash flows. The total net cash used in operating activities from discontinued operations was $18.1 million and $9.3 million for the nine months ended September 30, 2024 and 2023, respectively. There were no investing or financing activities from discontinued operations for the nine months ended September 30, 2024 and 2023.

CIDARA THERAPEUTICS, INC.

Notes to Condensed Consolidated Financial Statements — Continued

(unaudited)

Napp Purchase Agreement

In connection with the execution of the Napp Purchase Agreement, the Company modified its existing collaboration and license arrangements and Commercial Supply Agreements with Mundipharma and Melinta. As a result of the modified revenue contracts and the termination of these revenue arrangements, the Company concluded the Napp Purchase Agreement and the other aforementioned arrangements represented a bundled arrangement with a single commercial objective that required assessment under the guidance for revenue recognition. As a result, the Company identified the distinct performance obligations within the arrangements (including whether the distinct performance obligations were within the scope of ASC 606), determined the transaction price and the standalone selling prices of the distinct performance obligations, and allocated the transaction price using the relative standalone selling price method to the distinct performance obligations.

Revenue Recognition

On April 24, 2024, as of the execution date of the Napp Purchase Agreement (and all other bundled arrangements), the Company determined the transaction price is equal to $21.2 million for the sale of all rezafungin assets, including the Company’s right to receive future milestones and royalties from Mundipharma and Melinta, all rezafungin intellectual property rights, including patents and know-how, rezafungin and comparator inventory, specified prepaid assets, the Commercial Supply Agreements with Melinta and Mundipharma, and certain transition services. The transaction price includes the forgiveness of $25.3 million in contract liabilities (inclusive of the $11.1 million development milestone advance) and $0.6 million for the transition services agreement. The Company paid $2.1 million to Napp and forgave $2.6 million in accounts receivable, both of which are included as a reduction to the transaction price.

The $21.2 million transaction price was allocated to the distinct performance obligations on the basis of their respective relative standalone selling prices.

All Rezafungin assets. The Company transferred all rezafungin assets, including all rezafungin intellectual property rights, including patents and know-how, rezafungin and comparator inventory in April 2024 at a point in time. Therefore, the Company recognized the revenue related to this bundled performance obligations in the amount of $20.8 million as revenue in the results from operations from discontinued operations.

Specified Prepaid Assets and Contracts. The Company transferred specified prepaid and contracts in April 2024 at a point in time. The nature of the assets transferred were determined to be outside the scope of ASC 606 and therefore, the $0.3 million was recorded as part of the loss on disposal of discontinued operations.

Transition Services. The Company performed its services under the TSA over the initial 76-day period subsequent to the effective date of the Napp Purchase Agreement. In connection with the carryover services provided after the sale of rezafungin, the Company recognized $0.1 million as revenue in the results of operations from discontinued operations during the nine months ended September 30, 2024. The Company’s costs to provide the TSA services predominantly relate to employee labor costs which are reported within R&D and SG&A expenses within the results of operations from discontinued operations during the nine months ended September 30, 2024. The remaining unsatisfied performance obligation as of September 30, 2024 was zero.

Mundipharma Collaboration Agreement

On September 3, 2019, the Company entered into the Mundipharma Collaboration Agreement with Mundipharma, a related party, for a strategic collaboration to develop and commercialize rezafungin in an intravenous formulation, or the Mundipharma Licensed Product, for the treatment and prevention of invasive fungal infections.

CIDARA THERAPEUTICS, INC.

Notes to Condensed Consolidated Financial Statements — Continued

(unaudited)

Collaboration. Under the Mundipharma Collaboration Agreement, the Company was responsible for leading the conduct of an agreed global development plan, or the Global Development Plan, that included the Phase 3 pivotal clinical trial of the Mundipharma Licensed Product for the treatment of candidemia and/or invasive candidiasis, or the ReSTORE Trial, and the Phase 3 pivotal clinical trial of the Mundipharma Licensed Product for the prophylaxis of invasive fungal infections in adult allogeneic blood and marrow transplant recipients, or the ReSPECT Trial, as well as specified GLP-compliant non-clinical studies and CMC development activities for the Mundipharma Licensed Product. Mundipharma was responsible for performing all development activities, other than Global Development Plan activities, that were necessary to obtain and maintain regulatory approvals for the Mundipharma Licensed Product outside of the U.S. and Japan, or the Mundipharma Territory, at Mundipharma’s sole cost.

Licenses. Pursuant to the Mundipharma Collaboration Agreement, the Company granted Mundipharma an exclusive, royalty-bearing license to develop, register and commercialize the Mundipharma Licensed Product in the Mundipharma Territory, subject to the Company’s retained right in Japan before the Mundipharma Collaboration Agreement was terminated.

The Company also granted Mundipharma an option to obtain exclusive licenses to develop, register and commercialize rezafungin in a formulation for subcutaneous administration, or Subcutaneous Product, and in formulations for other modes of administration, or Other Products, in the Mundipharma Territory, subject to similar retained rights of the Company to conduct mutually agreed global development activities for such products. In addition, the Company granted Mundipharma a co-exclusive, worldwide license to manufacture the Mundipharma Licensed Product and rezafungin.

Until the seventh anniversary of the first commercial sale of the Mundipharma Licensed Product in the Mundipharma Territory, each party granted the other party an exclusive, time-limited right of first negotiation to obtain a license to any anti-fungal product (other than Mundipharma Licensed Product, Subcutaneous Product and Other Products) that such party proposes to out-license in the other party’s territory.

Financial Terms. As of the execution of the Mundipharma Collaboration Agreement, the parties agreed to share equally (50/50) the costs of Global Development Plan activities, or Global Development Costs, subject to a cap on Mundipharma’s Global Development Cost share of $31.2 million. The total potential transaction value was $568.4 million, including an equity investment, an up-front payment, global development funding, and certain development, regulatory, and commercial milestones. The Company was also eligible to receive double-digit royalties in the teens on tiers of annual net sales.

Termination. The Mundipharma Collaboration Agreement was terminated upon the effectiveness of the assignment to Napp on April 24, 2024.

Revenue Recognition

Prior to the Mundipharma Collaboration Agreement termination on April 24, 2024, the Company determined the transaction price was equal to the up-front fee of $30.0 million, plus the R&D funding of $31.2 million, plus milestones achieved of $27.9 million. The common stock issued pursuant to the Mundipharma Stock Purchase Agreement was determined to be issued at fair market value after applying a lack of marketability discount as Mundipharma received restricted shares. Therefore, no additional premium or discount was allocated to the transaction price of the Mundipharma Collaboration Agreement for the share issuance.

CIDARA THERAPEUTICS, INC.

Notes to Condensed Consolidated Financial Statements — Continued

(unaudited)

The transaction price was allocated to the performance obligations on the basis of the relative stand-alone selling price estimated for each performance obligation. In estimating the stand-alone selling price for each performance obligation, the Company utilized discounted cash flows and developed assumptions that required judgment and included forecasted revenues, expected development timelines, discount rates, probabilities of technical and regulatory success and costs for manufacturing clinical supplies.

A description of the distinct performance obligations identified under the Mundipharma Collaboration Agreement, as well as the amount of revenue allocated to each distinct performance obligation, was as follows:

Licenses of Intellectual Property. The license to the Company’s intellectual property, bundled with the associated know-how, represented a distinct performance obligation. The license and associated know-how was transferred to Mundipharma during September 2019, therefore the Company recognized the revenue related to this performance obligation in the amount of $17.9 million in September 2019 as collaboration revenue in its condensed consolidated statements of operations and comprehensive loss.

Research and Development Services. The Company and Mundipharma shared equally in the costs of ongoing rezafungin clinical development in the Mundipharma Territory up to the specified cap, which represented a distinct performance obligation. The Company recorded these cost-sharing payments due from Mundipharma as collaboration revenue. The Company concluded that progress towards completion of the performance obligation related to the R&D services was best measured in an amount proportional to the R&D expenses incurred and the total estimated R&D expenses.

Clinical Supply Services. The Company’s initial obligation to supply rezafungin for ongoing clinical development in the Mundipharma Territory represented a distinct performance obligation. The Company concluded that progress towards completion of the performance obligations related to the clinical supply services was best measured in an amount proportional to the clinical supply services expenses incurred and the total estimated clinical supply services.

Milestone Payments. In November 2020, the Company achieved a $11.1 million milestone under the Mundipharma Collaboration Agreement, which was previously recorded as current contract liabilities as of December 31, 2023 because the rights to consideration were expected to be satisfied within one year. The Company received payment for this milestone in January 2021. Mundipharma was entitled to credit the full amount of this milestone payment toward future royalties payable to the Company, subject to a limit on the amount by which royalty payments to the Company may be reduced in any quarter. If Mundipharma had not fully credited the amount of such milestone payment toward royalties payable to the Company before the earlier of (i) December 31, 2024 and (ii) termination of the Mundipharma Collaboration Agreement by Mundipharma, the Company would have been obligated to refund the uncredited portion of such milestone payment to Mundipharma on the earlier of such dates. The full amount was forgiven in July 2024 as part of the rezafungin asset sale and the Company included $11.1 million in the transaction price of the Napp Purchase Agreement. In December 2021, August 2022, December 2023 and January 2024, the Company achieved milestones of $2.8 million, $11.1 million, $11.1 million and $2.8 million, respectively, under the Mundipharma Collaboration Agreement that the Company deemed to be tied to all the performance obligations identified in the original agreement. Revenue associated with these milestones has been allocated proportionately to the original transaction price which was allocated to the performance obligations on the basis of the relative stand-alone selling price estimated for each performance obligation. In conjunction with the performance obligations already delivered, revenue was recognized based on the progress of these performance obligations, the unrecognized portion was recorded as contract liabilities at the reporting period end and was recognized as revenue over the remaining progress of these performance obligations. The Company received payment for these milestones in January 2022, September 2022, February 2024 and April 2024, respectively.

CIDARA THERAPEUTICS, INC.

Notes to Condensed Consolidated Financial Statements — Continued

(unaudited)

Royalties. As the license was deemed to be the predominant item to which sales-based royalties related, the Company recognized royalty revenue when the related sales occurred. Royalty revenue recognized during the nine months ended September 30, 2024 was immaterial. No royalty revenue was recognized during the nine months ended September 30, 2023.

Melinta License Agreement

On July 26, 2022, the Company entered into the Melinta License Agreement with Melinta under which the Company granted Melinta an exclusive license to develop and commercialize products that contained or incorporated rezafungin, or the Melinta Licensed Product, in the U.S., or the Melinta Territory.

Licenses. Pursuant to the Melinta License Agreement, the Company granted Melinta an exclusive, royalty-bearing license (including the right to sublicense through multiple tiers), to develop, register and commercialize the Melinta Licensed Product for all uses in humans and non-human animals in the Melinta Territory, subject to the Company’s retained right, as described below.

Non-Compete Covenant. Until the fifth anniversary of the first commercial sale of the first Melinta Licensed Product in the Melinta Territory, neither the Company nor Melinta, nor any of their respective majority-owned subsidiaries could, directly or indirectly, itself or in collaboration with any third party, developed, manufactured for development or commercialization, or commercialized any product in the echinocandin class of drugs in the Melinta Territory without the other party’s prior written consent, subject to certain provisions in connection with a change of control of a party.

Commercialization. Melinta was solely responsible for the commercialization of rezafungin in the Melinta Territory, at its sole expense.

Continued Development and Regulatory Activities. The Company was responsible, at its sole expense, for conducting an agreed upon development plan, or the Melinta Development Plan, that included, among other activities, (a) completion of the ReSPECT Phase 3 pivotal clinical trial for the prophylaxis of invasive fungal infections in adult allogeneic blood and marrow transplant recipients, or the Prophylaxis Indication, (b) preparation and submission to the FDA of a supplemental new drug application, or sNDA, for the Melinta Licensed Product in the Prophylaxis Indication, (c) site close-out activity worldwide (outside of China) for the ReSTORE Phase 3 pivotal clinical trial for the treatment of candidemia and invasive candidiasis, or the Treatment Indication, (d) certain nonclinical studies and other nonclinical activities, (e) certain CMC activities for the Melinta Licensed Product, and (f) all other development activities that were required by the FDA to obtain marketing approval of the Melinta Licensed Product in the Treatment Indication and the Prophylaxis Indication in the Melinta Territory.

The Company remained the holder of the rezafungin IND and new drug application, or NDA, before the Melinta License Agreement was assigned. Both regulatory applications were to transfer to Melinta on a transfer date determined based on the status of the ReSPECT trial and the associated sNDA for the Prophylaxis Indication, after which Melinta would have been responsible for performing all activities that may have been necessary to maintain NDA approvals for the Melinta Licensed Product in the Treatment Indication and the Prophylaxis Indication in the Melinta Territory, at Melinta’s sole expense, subject to Melinta’s right to deduct from royalties payable to the Company the internal expenses (not to exceed a specified dollar amount per calendar year) and certain out-of-pocket expenses incurred by Melinta.

CIDARA THERAPEUTICS, INC.

Notes to Condensed Consolidated Financial Statements — Continued

(unaudited)

Supply and Transfer of CMC activities. Until Melinta assumed responsibility for the manufacture and supply of the Melinta Licensed Product for development and commercialization in the Melinta Territory, which it may do by direct purchase from the Company’s contract manufacturing organizations for the Melinta Licensed Product or by having a manufacturing technology transfer to Melinta or its designee performed at Melinta’s sole expense, which, in either case, will be no later than December 31, 2026, the Company was responsible for the manufacture and supply of the Melinta Licensed Product for development and commercialization by Melinta in the Melinta Territory, and during such period, supplied Melinta Licensed Product to Melinta pursuant to the terms of a supply agreement negotiated by the parties.

Financial Terms. Upon execution of the Melinta License Agreement, the total potential transaction value was $460.0 million, including a $30.0 million upfront payment and up to $430.0 million in regulatory and commercial milestone payments. In addition, the Company was eligible to receive tiered royalties on U.S. sales in the low double digits to mid-teens.

Termination. The Melinta License Agreement was terminated upon the effectiveness of the assignment to Napp on April 24, 2024.

Revenue Recognition

Prior to the Melinta License Agreement termination on April 24, 2024, the Company determined the transaction price was equal to the up-front fee of $30.0 million, plus a milestone achieved of $20.0 million. The transaction price was allocated to the performance obligations on the basis of the relative stand-alone selling price estimated for each performance obligation. In estimating the stand-alone selling price for each performance obligation, the Company utilized discounted cash flows and developed assumptions that required judgment and included forecasted revenues, expected development timelines, discount rates, probabilities of technical and regulatory success, costs to continue the R&D efforts and costs for manufacturing clinical supplies.

A description of the distinct performance obligations identified under the Melinta License Agreement, as well as the amount of revenue allocated to each distinct performance obligation, was as follows:

Licenses of Intellectual Property. The license to the Company’s intellectual property, bundled with the associated know-how, represented a distinct performance obligation. The license and associated know-how was transferred to Melinta in August 2022, therefore the Company recognized the revenue related to this performance obligation in the amount of $25.9 million in August 2022 as collaboration revenue in its condensed consolidated statements of operations and comprehensive loss.

Research and Development Services. The Company was required to provide R&D services, at its sole expense, as described under the Melinta Development Plan, which represented a distinct performance obligation. The Company concluded that progress towards completion of the performance obligation related to the R&D services was best measured in an amount proportional to the R&D expenses incurred and the total estimated R&D expenses.

Clinical Supply Services. The Company’s obligation to supply rezafungin for ongoing clinical development in the Melinta Territory represented a distinct performance obligation. The Company concluded that progress towards completion of the performance obligations related to the clinical supply services was best measured in an amount proportional to the clinical supply services expenses incurred and the total estimated clinical supply services. Revenue related to the clinical supply services performance obligation recognized during the nine months ended September 30, 2024 was immaterial.

CIDARA THERAPEUTICS, INC.

Notes to Condensed Consolidated Financial Statements — Continued

(unaudited)

Milestone Payments. In March 2023, the Company achieved a $20.0 million milestone under the Melinta License Agreement that the Company deemed to be tied to all the performance obligations identified in the original agreement. Revenue associated with the milestone has been allocated proportionately to the original transaction price which was allocated to the performance obligations on the basis of the relative stand-alone selling price estimated for each performance obligation. In conjunction with the performance obligations already delivered, revenue was recognized based on the progress of these performance obligations, the unrecognized portion was recorded as contract liabilities at the reporting period end and was recognized as revenue over the remaining progress of these performance obligations. The Company received payment for this milestone in April 2023.

Royalties. As the license was deemed to be the predominant item to which sales-based royalties related, the Company recognized royalty revenue when the related sales occurred. The Company recognized $0.1 million in royalty revenue during the nine months ended September 30, 2024 following the commercial launch of REZZAYO by Melinta in the U.S. on July 31, 2023. No royalty revenue was recognized during the nine months ended September 30, 2023.

Costs to Obtain a Contract with a Customer

The Company incurred costs to a third party to obtain the Melinta License Agreement and capitalized $2.0 million upon execution of the Melinta License Agreement, and capitalized an additional $0.5 million upon achievement of a milestone, in accordance with ASC 340, Other Assets and Deferred Costs. The Company incurred these costs in connection with all the performance obligations identified in the Melinta License Agreement and allocated the capitalized contract costs to performance obligations on a relative basis (i.e., in proportion to the transaction price allocated to each performance obligation) to determine the period of amortization. The expense recognized during the nine months ended September 30, 2024 and 2023 was $0.2 million and $0.5 million, respectively, and is included within the results of operations from discontinued operations. As of September 30, 2024 there was no balance remaining of the asset recognized from costs to obtain the Melinta License Agreement.

Contract Liabilities

The following table presents a summary of the activity in the Company’s contract liabilities pertaining to the Mundipharma Collaboration Agreement and Melinta License Agreement during the nine months ended September 30, 2024 (in thousands):

Opening balance, December 31, 2023	$28,910
Revenue from performance obligations satisfied during reporting period	(28,910)

Closing balance, September 30, 2024	$—

Current portion of contract liabilities	$—
Long-term portion of contract liabilities	—

Total contract liabilities, September 30, 2024	$—

As of September 30, 2024, the aggregate transaction price allocated to performance obligations that are unsatisfied is zero under both the Mundipharma Collaboration Agreement and the Melinta License Agreement.

CIDARA THERAPEUTICS, INC.

Notes to Condensed Consolidated Financial Statements — Continued

(unaudited)

As of September 30, 2024, the Company recorded no accounts receivable associated with the Mundipharma Collaboration Agreement and Melinta License Agreement. As of September 30, 2024, the Company recorded accounts receivable associated with the Napp Purchase Agreement of $1.7 million. As of December 31, 2023, the Company recorded $13.9 million and $0.4 million in accounts receivable associated with the Mundipharma Collaboration Agreement and Melinta License Agreement, respectively.

The following table presents collaboration revenue, included within discontinued operations, disaggregated by collaborator and timing of revenue recognition (in thousands):

	Nine Months Ended September 30, 2024
	Mundipharma	Melinta
Revenue from Collaboration, License and Purchase Agreements:
Point in Time:
Rezafungin Assets, including Sale of IP and Inventory	$20,833	$—
License of Intellectual Property - upon milestone achieved	813	—
Product Revenue	2,826	—
Royalty Revenue	37	125
Over Time:
Research and Development Services	3,895	457
Clinical Supply Services	175	—
Transition Services	102	—

Total Revenue from Collaboration, License and Purchase Agreements	$28,681	$582

	Nine Months Ended September 30, 2023
	Mundipharma	Melinta
Revenue from Collaboration, License and Purchase Agreements:
Point in Time:
License of Intellectual Property - upon milestone achieved	$—	$17,257
Clinical Drug Supply	26	—
Product Revenue	—	1,468
Royalty Revenue	—	70
Over Time:
Research and Development Services	4,870	1,859
Clinical Supply Services	245	—

Total Revenue from Collaboration, License and Purchase Agreements	$5,141	$20,654

CIDARA THERAPEUTICS, INC.

Notes to Condensed Consolidated Financial Statements — Continued

(unaudited)

13. SUBSEQUENT EVENTS (UNAUDITED)

Securities Purchase Agreement (Common Stock and Pre-Funded Warrants)

On November 20, 2024, the Company entered into a securities purchase agreement, or the Purchase Agreement, with certain institutional accredited investors named therein, or the Purchasers, pursuant to which the Company agreed to issue and sell to the Purchasers in a private placement, or the Private Placement, (i) an aggregate of 3,892,274 shares of the Company’s common stock, par value $0.0001 per share, at a purchase price of $14.912 per share, which is based on the average Nasdaq Official Closing Price of the common stock for the five trading days immediately preceding the signing of the Purchase Agreement, and (ii) in lieu of shares of common stock to certain Purchasers, pre-funded warrants to purchase up to an aggregate of 3,149,035 shares of common stock at a purchase price of $14.9119 per pre-funded Warrant (representing the $14.912 per share purchase price less the exercise price of $0.0001 per warrant share). The pre-funded warrants are exercisable at any time after their original issuance and will not expire.

The Private Placement closed on November 26, 2024, or the Closing Date. The Company received aggregate gross proceeds from the Private Placement of approximately $105.0 million, before deducting estimated offering expenses payable by the Company.

The pre-funded warrants issued in the Private Placement provide that the holder of the pre-funded warrants will not have the right to exercise any portion of its pre-funded warrants if such holder, together with its affiliates, would beneficially own in excess of 9.99% of the Company’s outstanding shares of common stock immediately after giving effect to such exercise, or the Beneficial Ownership Limitation; provided, however, that the holder may increase or decrease the Beneficial Ownership Limitation by giving 61 days’ notice to the Company, but not to any percentage in excess of 19.99%.

Cidara Therapeutics, Inc.

7,041,309 Shares of Common Stock

PROSPECTUS

December 31, 2024